Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-169555

PROSPECTUS

SUNSHINE FINANCIAL, INC.
(Proposed Holding Company for Sunshine Savings Bank)
Up to 1,207,500 Shares of Common Stock

Sunshine Financial, Inc., a newly formed Maryland corporation, is offering up to 1,207,500 shares of common stock for sale to the public at $10.00 per share in connection with the conversion and reorganization of Sunshine Savings Bank from the mutual holding company form of organization.  When the conversion and reorganization is completed, all of the outstanding common stock of Sunshine Savings Bank will be owned by the newly formed Sunshine Financial, Inc., and all of the outstanding common stock of Sunshine Financial, Inc. will be owned by public shareholders.

The shares are being offered for sale on a best efforts basis.  The shares are first being offered in a subscription offering to current and former depositors of Sunshine Savings Bank as of the eligibility dates, with aggregate account balances of at least $50.00, and tax-qualified employee benefit plans of Sunshine Savings Bank as described in this prospectus.  Shares not purchased in the subscription offering will simultaneously be offered to the general public in a community offering, with a preference given to the communities served by Sunshine Savings Bank.  We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering managed by Keefe, Bruyette & Woods, Inc.

We must sell a minimum of 892,500 shares in order to complete the offering.  Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale.  Subscribers will not pay any commissions to purchase shares of common stock in the offering.

The minimum order is 25 shares.  The subscription offering will expire at 12:00 noon, Eastern Time, on March 16, 2011.  We expect that the community offering will terminate at the same time, although it may be extended without notice to you until April 30, 2011, unless the Office of Thrift Supervision approves a later date.  No single extension may exceed 90 days and the offering must be completed by March 25, 2013.  Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond April 30, 2011, or the number of shares of common stock to be sold is increased to more than 1,388,625 shares or decreased to less than 892,500 shares.  Funds received prior to the completion of the offering will be held in a segregated account at Sunshine Savings Bank and will earn interest at Sunshine Savings Bank’s regular savings rate, which is currently 0.35% but is subject to change at any time.  If the subscription and community offerings are terminated, purchasers will have their funds returned promptly, with interest.  If the offering is extended beyond April 30, 2011, we will resolicit purchasers, and you will have the opportunity to maintain, change or cancel your order.  If you do not provide us with a timely written indication of your intent, your order will be canceled and your funds will be returned to you, with interest.  If there is a change in the offering range, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

There is currently no public market for the shares of our common stock.  While we expect our common stock to be quoted on the OTC Bulletin Board, it is unlikely that an active and liquid trading market for our common stock will develop.  Keefe, Bruyette & Woods has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

Completion of the conversion and offering is subject to several conditions, including the approval of the plan of conversion and reorganization by a vote of at least a majority of votes eligible to be cast by members of Sunshine Savings MHC (depositors of Sunshine Savings Bank).  See “Summary – Conditions to Completion of the Conversion.”

This investment involves a high degree of risk, including the possible loss of principal.
See “Risk Factors” beginning on page 17.

TERMS OF THE OFFERING

	Minimum	Maximum	Adjusted Maximum
Number of Shares	892,500	1,207,500	1,388,625
Gross offering proceeds	$8,925,000	$12,075,000	$13,886,250
Estimated offering expenses (excluding selling agent commission and expenses)	$630,000	$630,000	$630,000
Estimated selling agent commissions and expenses(1)	$240,000	$243,000	$266,000
Estimated net proceeds	$8,055,000	$11,202,000	$12,990,000
Estimated net proceeds per share	$9.03	$9.28	$9.35

(1)
 Includes (i) selling commissions payable by us to Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings equal to the greater of $150,000 or 1.25% and 1.75% of the aggregate amount of common stock sold in the subscription and community offerings, respectively, (less shares purchased by our directors, officers and employees and their immediate families and by our tax-qualified compensation plans), assuming that 70% of the shares are sold in the subscription offering and 30% of the shares are sold in the community offering and (ii) other expenses of the stock offering payable to Keefe, Bruyette & Woods, Inc. estimated to be $90,000.  If shares are sold in a syndicated community offering, we have agreed to pay Keefe, Bruyette & Woods, Inc. and any other broker-dealers participating in the syndicated community offering selling commission in an amount up to 6.25% of the aggregate amount of common stock sold in the syndicated community offering, which would result in higher selling commissions and lower net proceeds and net proceeds per share.  If all shares were sold in the syndicated community offering, the maximum commission payable to participating members would be $557,813, $754,688 and $867,891 at the minimum, maximum and adjusted maximum of the offering range.  For additional information regarding selling agent fees and commissions, see “The Conversion and Stock Offering – Plan of Distribution and Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or  determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the Stock Information Center at (877) 860-2070.

Keefe, Bruyette & Woods

The date of this prospectus is February 11, 2011

2

Sunshine
SAVINGS BANK

Office Locations:

2. ***Mahan Drive Branch***
3266 Mahan Drive
Tallahassee, FL 32308

3. ***Killearn Branch***
3534-A Thomasville Road
Tallahassee, FL 32309

4. ***Publix Lake Ella Plaza Branch***
1700 North Monroe Street, Suite 10
Tallahassee, FL 32303

Tallahassee
Leon County
3
4
2
Tallahassee
1
FLORIDA

i

ii

SUMMARY

This summary highlights material information in this prospectus.  It may not contain all the information that is important to you.  For additional information, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” and the consolidated financial statements and the notes to the consolidated financial statements beginning at page F-1 before making a decision to invest in our common stock.

The Companies

Sunshine Financial, Inc.  Sunshine Financial, Inc., a newly formed Maryland corporation which we refer to in this document as Sunshine Financial, will own all of the outstanding shares of common stock of Sunshine Savings Bank upon completion of the conversion and the offering.  Other than matters of an organizational nature, Sunshine Financial has not engaged in any business to date.  Sunshine Financial’s executive office will be located at 1400 East Park Avenue, Tallahassee, Florida 32301 and its telephone number will be (850) 219-7200.

Sunshine Savings Bank.  Sunshine Savings Bank is a federally chartered savings bank headquartered in Tallahassee, Florida.  Sunshine Savings Bank was originally chartered in 1952, as Sunshine State Credit Union, to serve employees of the State of Florida.  It converted on July 1, 2007 from a state-chartered credit union known as Sunshine State Credit Union to a federal mutual savings bank known as Sunshine Savings Bank, and in January 2009 reorganized into the mutual holding company structure.  See “- Our Current Organizational Structure” below.  As of September 30, 2010, we had four full service branch offices serving the Tallahassee, Florida metropolitan area and total assets of $152.9 million, net loans of $122.7 million, deposits of $136.5 million and equity of $14.9 million.  Unless the context indicates otherwise, references to Sunshine Savings Bank prior to July 1, 2007 refers to Sunshine State Credit Union.

Our principal business consists of attracting retail deposits from the general public and investing those funds, along with borrowed funds in loans secured by first and second mortgages on one- to four-family residences, lot loans and consumer loans, including home equity, automobile, and credit card loans.  At September 30, 2010, our loan portfolio was comprised of 79.9% one- to four-family loans (including home equity and residential construction loans), 7.5% lot loans, 2.8% automobile loans, 7.2% credit card and other unsecured loans, and 2.7% other consumer loans.

We offer a variety of deposit accounts and emphasize customer service.  Deposits are our primary source of funds for our lending and investing activities.  We are subject to comprehensive regulation and examination by the Office of Thrift Supervision (“OTS”) and our deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

Our executive office is located at 1400 East Park Avenue, Tallahassee, Florida 32301 and our telephone number at this address is (850) 219-7200.

In this prospectus, the terms “we, “our,” and “us” refer to Sunshine Financial and Sunshine Savings Bank unless the context indicates another meaning.

Our Current Organizational Structure

In January 2009, Sunshine Savings Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming Sunshine Savings MHC, a mutual holding company that has no shareholders and is controlled by its members. Sunshine Savings MHC owns 100% of the outstanding shares of common stock of Sunshine Financial, Inc., a federal corporation which is referred to in this document as the “Sunshine Financial-Federal.” Sunshine Financial-Federal owns 100% of the outstanding shares of common stock of Sunshine Savings Bank.  Sunshine Financial-Federal has not issued shares of stock to the public.

Pursuant to the terms of Sunshine Savings MHC’s plan of conversion and reorganization, Sunshine Savings MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the transaction, Sunshine Savings MHC and Sunshine Financial-Federal will cease to exist, and Sunshine Savings Bank will be a wholly owned subsidiary of Sunshine Financial, a newly formed Maryland corporation.

The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Our Business Operating Strategy and Goals

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area.  After the conversion and stock offering our strategy and goals will be:

●	Maintaining and improving our asset quality;

●	Leveraging our capital to improve our overall efficiency and profitability;

●	Improving our earnings through product selection, pricing and lower cost of funds;

●	Growing our franchise within the Tallahassee metropolitan area;

●	Emphasizing lower cost core deposits to manage the funding costs of our loan growth;

●	Growing our loan portfolio by emphasizing the origination of one- to four-family residential mortgage, home equity and consumer loans; and

●	Controlling our operating expenses while continuing to provide excellent customer service.

These strategies are intended to guide our investment of the net proceeds of the offering.  We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy. A full description of our products and services begins on page 69 of this prospectus under the heading “Business of Sunshine Savings Bank.”

Reasons for the Conversion and the Stock Offering

Our primary reasons for converting and raising additional capital through the offering are to:

●	support future internal growth through increased lending and deposit gathering in the communities we serve or may serve in the future;

●	improve our capital position during a period of significant economic uncertainty;

●	provide us with greater operating flexibility and allow us to better compete with other financial institutions;

●	provide us with additional financial resources to pursue future expansion and acquisition opportunities, although we have no current understandings or agreements with respect to any such acquisitions;

●	help us retain and attract qualified management through stock-based compensation plans;

●	eliminate the uncertainties associated with the mutual holding company structure under the recently enacted financial reform legislation; and

●	structure our business in a form that will enable us to access the capital markets.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of September 30, 2010, Sunshine Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the OTS or FDIC to raise capital.

Terms of the Offering

We are offering between 892,500 and 1,207,500 shares of common stock to eligible depositors of Sunshine Savings Bank, to our employee stock ownership plan, to the extent shares remain available, to natural persons residing in Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia, and to the general public.  The number of shares of common stock to be sold may be increased to up to 1,388,625 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks.  Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 1,388,625 or decreases to less than 892,500.  We may extend the March 16, 2011 expiration date, without notice to you, until April 30, 2011.  If the offering is extended beyond April 30, 2011 or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering.  In either of these cases, purchasers will have the right to maintain, change or cancel their orders.  If, in the event of resolicitation, we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest calculated at Sunshine Saving Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled.  No extension may last longer than 90 days.  All extensions, in the aggregate, may not last beyond March 25, 2013.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock.  Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

We may also offer for sale to the general public in a syndicated community offering through a syndicate of selected dealers shares of our common stock not purchased in the subscription offering or the community offering.  We may begin the syndicated community offering at any time following the commencement of the subscription offering.  The syndicated community offering will be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

How We Determined the Offering Range and the $10.00 Price Per Share

The offering range is based on an independent appraisal of the estimated market value of Sunshine Financial, assuming the conversion and the offering are completed.  Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of December 3, 2010, this estimated pro forma market value ranged from $8.9 million to a maximum of $12.1 million, with a midpoint of $10.5 million.  Based on this valuation, and the $10.00 per share price, the number of shares of common stock being offered for sale by Sunshine Financial will range from 892,500 shares to 1,207,500 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  If the demand for shares or market conditions warrant, the appraisal can be increased by 15%.  At this adjusted maximum of the offering range, the estimated pro forma market value is $13.9 million and the number of shares of common stock offered for sale will be 1,388,625.

The independent appraisal is based primarily on Sunshine Savings Bank’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that Feldman Financial Advisors, Inc. considered comparable to Sunshine Financial.

The appraisal peer group consists of the following companies.  Total assets are as of September 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
BCSB Bancorp, Inc. (BCSB)	NASDAQ	Baltimore, MD	$620.6
Chicopee Bancorp, Inc. (CBNK)	NASDAQ	Chicopee, MA	569.3
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	Eau Claire, WI	576.4
CMS Bancorp, Inc. (CMSB)	NASDAQ	White Plains, NY	247.4
First Bancshares, Inc. (FBSI)	NASDAQ	Mountain Grove, MO	214.8
GS Financial Corp. (GSLA)	NASDAQ	Metairie, LA	267.0
Hampden Bancorp, Inc. (HBNK)	NASDAQ	Springfield, MA	573.6
Timberland Bancorp, Inc. .(TSBK)	NASDAQ	Hoquiam, WA	742.7
WSB Holdings, Inc. (WSB)	NASDAQ	Bowie, MD	385.7
WVS Financial Corp. (WVFC)	NASDAQ	Pittsburgh, PA	317.9

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price. Furthermore, the pricing ratios presented above were utilized by Feldman Financial Advisors, Inc. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The following table presents a summary of selected pricing ratios for the peer group companies and Sunshine Financial (on a pro forma basis).  The pricing ratios are based on core earnings and other information as of and for the twelve months ended September 30, 2010, stock price information as of December 3, 2010, as reflected in Feldman Financial Advisors, Inc.’s appraisal report, dated December 3, 2010, and the number of shares outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 13.5% on a price-to-book value basis, and a discount of 12.8% on a price-to-tangible book value basis.  We reported negative earnings for the twelve months ended September 30, 2010, as did four of the ten peer group companies.  Thus, comparisons to peer group ratios related to earnings are not meaningful.

	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
Sunshine Financial (on a pro forma basis, assuming completion of the conversion)
Minimum	N.M.	40.7%	41.2%
Midpoint	N.M.	45.1%	45.5%
Maximum	N.M.	48.9%	49.4%
Adjusted Maximum	N.M.	52.9%	53.3%

Valuation of peer group companies, as of December 3, 2010
Average	N.M.	58.4%	59.2%
Median	N.M.	56.6%	56.6%

(1)
Information is derived from the Feldman Financial Advisors, Inc. appraisal report and is based upon estimated core earnings for the twelve months ended September 30, 2010.  These ratios are different from the ratios in “Pro Forma Data.”

Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering.  In approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the various approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.

Feldman Financial Advisors, Inc. will reconfirm the independent appraisal prior to the completion of the conversion.  If the estimated appraised value changes to either below $8.9 million or above $13.9 million, then, after consulting with the OTS, we may: terminate the offering and promptly return all funds; set a new offering range, promptly return all funds and give all subscribers updated information and the opportunity to place a new order; or take such other actions as may be permitted by the OTS and the Securities and Exchange Commission.  See “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2009 and December 3, 2010.  As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of these mutual-to-stock conversion offerings.  None of these companies were included in the peer group of 10 publicly traded companies utilized by Feldman Financial Advisors, Inc. in performing its valuation analysis.

				Percentage Price Increase (Decrease) From Initial Trading Date
Company Name and Ticker Symbol	Date of Offering	Exchange	Gross Offering Proceeds	After 1 Day	After 1 Week	After 1 Month	Through December 3, 2010
			(In Millions)
SP Bancorp, Inc. (SPBC)	11/01/10	NASDAQ	$17.3	(6.0)	(6.2)	(9.9)	(8.5)
Madison Bancorp, Inc. (MDSN)	10/07/10	OTCBB	6.1	NA	NA	NA	5.0
Standard Financial Corp. (STND)	10/07/10	NASDAQ	34.8	19.0	18.5	29.5	36.3
Century Next Financial Corporation (CTUY)	10/01/10	OTCBB	10.6	NA	15.0	10.0	12.0
United-American Savings Bank (UASB)	08/06/10	OTCBB	3.0	0.0	(5.0)	5.0	1.0
Peoples Federal Bancshares, Inc. (PEOP)	07/07/10	NASDAQ	66.1	4.0	7.5	4.2	22.7
Fairmount Bancorp, Inc. (FMTB)	06/03/10	OTCBB	4.4	NA	5.0	10.0	25.0
Harvard Illinois Bancorp, Inc. (HARI)	04/09/10	OTCBB	7.8	0.0	0.0	(1.0)	(49.3)
OBA Financial Services, Inc. (OBAF)	01/22/10	NASDAQ	46.3	3.9	1.5	3.0	25.9
OmniAmerican Bancorp, Inc.(OABC)	01/21/10	NASDAQ	119.0	18.5	14.0	9.9	25.6
Versailles Financial Corporation (VERF)	01/11/10	OTCBB	4.3	0.0	0.0	0.0	0.0
Athens Bancshares Corporation (AFCB)	01/07/10	NASDAQ	26.8	16.0	15.0	10.6	15.1
Territorial Bancorp, Inc. (TBNK)	07/13/09	NASDAQ	122.3	49.9	47.2	48.0	89.4
St. Joseph Bancorp, Inc. (SJBA)	02/02/09	Pink	3.8	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc. (HIBE)	01/28/09	OTCBB	11.1	0.0	5.0	5.0	45.0

Average			32.2	8.8	8.4	8.9	16.3
Median			11.1	2.0	5.0	5.0	15.1

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering.  Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Sunshine Financial, the pricing ratios for their stock offerings may be different from the pricing ratios for Sunshine Financial and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

How We Will Use the Proceeds Raised From the Sale of Common Stock

Assuming we sell 1,050,000 shares of common stock in the stock offering, and we have net proceeds of $9.6 million, we intend to distribute the net proceeds as follows:

●	$4.8 million (50.0% of the net proceeds) will be invested in Sunshine Savings Bank;

●	$840,000 (8.7% of the net proceeds) will be loaned by Sunshine Financial to the employee stock ownership plan to fund its purchase of our shares of common stock; and

●	$4.0 million (41.3% of the net proceeds) will be retained by Sunshine Financial

We may use the funds that we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  Sunshine Savings Bank may use the proceeds it receives to support increased lending and other products and services.  In particular, Sunshine Savings Bank intends to increase its loan originations of one- to four family, owner-occupied mortgage loans as the economy strengthens. The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see “How We Intend to Use the Proceeds” for more information on the proposed use of the proceeds from the offering.

We Intend to Pay a Cash Dividend in the Future

We currently plan to pay cash dividends in the future.  The amount and timing of any dividends, however, have not been determined yet.  Future dividends are not guaranteed and will depend on our ability to pay them.  Although future dividends are not guaranteed, based on our pro forma shareholders’ equity and cash to be retained at Sunshine Financial, we believe Sunshine Financial will be capable of paying a dividend after the completion of this offering.  We will not pay or take any steps to pay a tax-free dividend that qualifies as a return on capital for at least one year following the offering.  See “Our Policy Regarding Dividends.”

Proposed Stock Purchases by Officers and Directors

We have received non-binding indications of interest from our directors and senior officers, together with their associates, that they intend to subscribe for 35,100 shares of common stock in the offering, or 3.9% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  See “Proposed Purchases by Management” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management from the Offering

Employee Stock Ownership Plan.  We intend to establish an employee stock ownership plan which will acquire 8% of the total number of shares of common stock that we sell in the offering.  The employee stock ownership plan will borrow the funds to purchase these shares from Sunshine Financial which will fund the loan from net proceeds of the offering.  This loan will accrue interest at the prime rate as published in the Wall Street Journal in effect at the time the loan is funded.  We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.  If we receive orders from eligible account holders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering.  This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Shareholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable OTS regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of our shares of common stock. We have not yet determined whether we will present these plans for shareholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares sold in the offering for restricted stock awards and stock options, respectively. The table shows the dilution to shareholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.

	Number of Shares to be Granted or Purchased				Value of Grants(1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued(2)	Dilution Resulting From Issuance of Shares for Stock Benefit Plans(3)	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)

Employee stock ownership plan	71,400	111,090	8.00%	N/A	$714	$1,111
Restricted stock awards	35,700	55,545	4.00%	3.85%	357	555
Stock options	89,250	138,863	10.00%	9.09%	343	533
Total	196,350	305,498	22.00%	12.28%	$1,414	$2,199

(1)
The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.80 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes option pricing model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee ownership because these shares are assumed to be purchased in the offering.

The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of the restricted stock awards will be based on the price of Sunshine Financial’s common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.

Share Price	35,700 Shares Awarded at Minimum of Range	42,000 Shares Awarded at Midpoint of Range	48,300 Shares Awarded at Maximum of Range	55,545 Shares Awarded at Adjusted Maximum of Range
		(In thousands, except per share amounts)
$8.00	$286	$336	$386	$444
10.00	357	420	483	555
12.00	428	504	580	667
14.00	500	588	676	778

The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share.  The grant-date fair value of the options granted under the equity incentive plan will be based in part on the price of Sunshine Financial’s common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model (utilizing the assumptions noted above).

Market/ Exercise Price	Grant-Date Fair Value Per Option	89,250 Options at Minimum of Range	105,000 Options at Midpoint of Range	120,750 Options at Maximum of Range	138,863 Options at Adjusted Maximum of Range
	(In thousands, except per share amounts)
$8.00	$3.04	$271	$319	$367	$422
10.00	3.80	339	399	459	528
12.00	4.56	407	479	551	633
14.00	5.32	475	559	642	739

We have an employment agreement with our chief executive officer and intend to enter into change in control agreements with our chief executive officer, as well as with two additional executive officers, upon completion of the conversion. For a further discussion of benefits to management, see “Management.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased in the offering is 25.

The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 45,000 shares.  If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed 45,000 shares ($450,000) of common stock:

●	your spouse or relatives of you or your spouse living in your house;

●	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

●	other persons who may be your associates or persons acting in concert with you.

Subject to OTS approval, we may increase or decrease the purchase and ownership limitations at any time.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Sunshine Financial common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 892,500 shares of common stock in the subscription offering, community offering and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

●	increase the purchase and ownership limitations; and/or

●
seek regulatory approval to extend the offering beyond April 30, 2011, provided that any such extension will require us to resolicit subscriptions received in the subscription offering and community offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the offering.  If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 1,388,625 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $8.9 million or above $13.9 million, then, after consulting with the OTS, we may:

●	terminate the stock offering and promptly return all funds;

●	set a new offering range; or

●	take such other actions as may be permitted by the OTS and the Securities and Exchange Commission.

If we set a new offering range, we will notify you and subscribers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a subscriber regarding any resolicitation, the subscriber’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Sunshine Savings MHC that is being called to vote upon the conversion, and at any time after member approval with the approval of the OTS.  If we terminate the offering, we will promptly return your funds with interest at our regular savings rate and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The OTS has conditionally approved the plan of conversion and reorganization; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

We cannot complete the conversion unless:

●
The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Sunshine Savings MHC (depositors of Sunshine Savings Bank) as of January 31, 2011;  A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for March 25, 2011;

●	We sell at least the minimum number of shares of common stock offered; and

●
We receive the final approval of the OTS to complete the conversion and offering; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

Market for Sunshine Financial Common Stock

We anticipate that the common stock of Sunshine Financial will be quoted on the OTC Bulletin Board.  Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so. Additional market makers may not be obtained and market makers do not ensure that an active and liquid trading market for the shares of common stock will develop, or if developed, be maintained.  After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.  Due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Tax Consequences of the Conversion and Stock Offering

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Sunshine Savings MHC, Sunshine Financial-Federal, Sunshine Savings Bank, Sunshine Financial or persons eligible to subscribe in the subscription offering.  The position stated above with respect to no tax consequences arising from the issuance or receipt of subscription rights is based upon a reasoned opinion by counsel that subscription rights do not have any ascertainable value at the time of receipt and is supported by the opinion of Feldman Financial Advisors, Inc. to the effect that the subscription rights have no value at the time of receipt or exercise.  See “The Conversion and Offering – Material Tax Consequences.”

Persons Who May Order Shares of Common Stock in the Offering

Subscription rights to purchase shares of common stock in the subscription offering have been granted in the following descending order of priority:

(1)	First, to depositors with accounts at Sunshine Savings Bank with aggregate balances of at least $50.00 at the close of business on June 30, 2009.

(2)
Second, to our employee stock ownership plan which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at Sunshine Savings Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2010.

(4)	Fourth, to depositors of Sunshine Savings Bank at the close of business on January 31, 2011.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia.  The community offering will begin concurrently with the subscription offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering in accordance with the plan of conversion and reorganization.  A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers.  We may begin the syndicated community offering at any time following the commencement of the subscription offering.  The syndicated community offering will be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  See “The Conversion and Offering - Syndicated Community Offering.”

How You May Purchase Shares of Common Stock

In the subscription and community offerings, you may pay for your shares only by:

(1)	personal check, bank check or money order made payable directly to “Sunshine Financial, Inc.”; or

(2)	authorizing us to withdraw funds from the Sunshine Savings Bank deposit accounts designated on the stock order form.

Sunshine Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a Sunshine Savings Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock.  Please do not submit cash.

You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to “Sunshine Financial, Inc.” or authorization to withdraw funds from one or more of your Sunshine Savings Bank deposit accounts, provided that we receive the stock order form before 12:00 noon, Eastern Time, on March 16, 2011, which is the end of the subscription and community offering period.  Checks and money orders received prior to the completion of the subscription and community offering will be immediately deposited in a segregated account with Sunshine Savings Bank upon receipt.  We will pay interest calculated at Sunshine Savings Bank’s regular savings rate from the date funds are processed until completion of the conversion, at which time a subscriber will be issued a check for interest earned.  On your stock order form, you may not authorize direct withdrawal from a Sunshine Savings Bank retirement account.  If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “- Using Retirement Account Funds to Purchase Shares” below.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty.  If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current regular savings rate subsequent to the withdrawal.  All funds authorized for withdrawal from deposit accounts at Sunshine Savings Bank must be available in the accounts at the time the stock order is received.  A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period.  Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

We are not required to accept copies or facsimiles of stock order forms.  By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by Sunshine Financial, Sunshine Savings Bank or the federal or any state governments.

Submitting Your Order in the Subscription and Community Offerings

You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, which is located at our main branch office at 1400 East Park Avenue, Tallahassee, Florida 32301.  Stock order forms also may be hand delivered to Sunshine Savings Bank’s full service banking offices.  Once submitted, your order is irrevocable unless the offering is terminated or extended beyond April 30, 2011, or the number of shares of common stock to be sold is increased to more than 1,388,625 shares or decreased to fewer than 892,500 shares.

Deadline for Orders of Common Stock in the Subscription or Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by us  no later than 12:00 noon, Eastern Time, on March 16, 2011.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Eastern Time, on March 16, 2011, whether or not we have been able to locate each person entitled to subscription rights.

To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days prior to the offering expiration date or hand-delivered any later than two days prior to the offering expiration date.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Sunshine Savings Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the March 16, 2011 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish an account with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a Sunshine Savings Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Rather, before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering.  It is possible that, until certificates for the common stock are delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

You May Not Sell or Transfer Your Subscription Rights

OTS regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Restrictions on the Acquisition of Sunshine Financial

Provisions of the articles of incorporation and bylaws of Sunshine Financial and federal banking regulations may make it more difficult for companies or persons to acquire control of Sunshine Financial. These provisions include:

●	an 80% voting requirement for certain business combinations not approved by disinterested directors and for changes to some provisions of the articles of incorporation and bylaws;
●	a limitation on the right to vote more than 10% of the outstanding shares of common stock;
●	the election of directors to staggered terms of three years;
●	provisions regarding the timing and content of shareholder proposals and nominations;
●	a requirement that the calling of a special meeting requires the written request of shareholders entitled to vote at least a majority of all votes entitled to vote at the meeting;
●	the absence of cumulative voting by shareholders in the election of directors; and
●	the removal of directors only for cause and by a vote of a majority of the outstanding shares of common stock.

In addition Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Sunshine Financial without the prior approval of the Office of Thrift Supervision.
For further information, see “Restrictions on Acquisition of Sunshine Financial.”

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at our main branch office at 1400 East Park Avenue, Tallahassee, Florida 32301.  The Stock Information Center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.  You can reach the Stock Information Center at (877) 860-2070 from 9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday, except bank holidays.

Important Risks in Owning Sunshine Financial’s Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section immediately following this summary.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.  An investment in our common stock is subject to risks inherent in our business.  Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this prospectus.  In addition to the risks and uncertainties described below, other risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and results of operations.  The value or market price of our common stock could decline due to any of these identified or other risks, and you could lose all or part of your investment.

Risks Related to Our Business

Our business is geographically concentrated in the Tallahassee, Florida metropolitan area and the current economic recession in our market area may continue to adversely impact our earnings and could increase the credit risk associated with our loan portfolio.

Substantially all of our loans are to individuals and businesses in the Tallahassee metropolitan area. A further deterioration in economic conditions in the Tallahassee metropolitan area could result in the following consequences, any of which could have a materially adverse impact on our business, financial condition, results of operations and prospects:

●	loan delinquencies, problem assets and foreclosures may increase;

●	demand for our products and services may decline;

●	collateral for loans made may decline further in value, in turn reducing customers’ borrowing power, reducing the value of assets and collateral associated with existing loans; and

●	the amount of our low-cost or noninterest bearing deposits may decrease.

Our business may be adversely affected by credit risk associated with residential property.

At September 30, 2010, $82.4 million, or 66.5% of our total loan portfolio, was secured by first mortgages on one-to-four family residential real property and home equity loans and lines of credit totaled $16.3 million or 13.2% of our total loans at that date. This type of lending is generally sensitive to regional and local economic conditions that may significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Tallahassee housing market has reduced the value of the real estate collateral securing the majority of our loans and increased the risk that we would incur losses if borrowers default on their loans. Continued declines in both the volume of real estate sales and the sales prices, coupled with the current recession and the associated increases in unemployment, may result in higher loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in our deposits. These potential negative events may cause us to incur losses, adversely affect our capital and liquidity and damage our financial condition and business operations. These declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.

Furthermore, during 2008 and 2009 and the nine months ended September 30, 2010, we originated in the aggregate $29.9 million in first mortgage one- to four-family real estate loans of which $25.7 million or 86.0% are included in our gross loan portfolio at September 30, 2010. As a result, a significant portion of our residential loan portfolio is relatively unseasoned and may not have had sufficient time to perform to properly indicate the magnitude of potential losses.  These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Declining property values have increased the loan-to-value ratios on a portion of our residential mortgage loan portfolio, which exposes us to greater risk of loss.

Many of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because either we originated the loan with a relatively high combined loan-to value ratio or because of the decline in home values in our market area.  Residential loans with combined high loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses.  In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale.  As a result, these loans may experience higher rates of delinquencies, defaults and losses. In addition, our home equity loans may have, when added to existing senior lien balances, a post-funding combined loan-to-value ratio of up to 100% of the value of the home securing the loan. At September 30, 2010, we had $16.3 million of home equity loans and lines of credit. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than would those with lower combined loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. We have attempted to mitigate this risk by recently requiring insurance that covers us for any loss on the amount of the loan in excess of 80% on our residential mortgage loans; however, in the event of a default by an insurer, we would assume the entire credit risk. At September 30, 2010, we had $5.4 million in one- to four-family residential loans with loan-to-value ratios at the time of origination in excess of 90% without private mortgage insurance.

Our loan portfolio possesses increased risk due to our level of lot loans and consumer loans which could increase our level of provision for loan losses.

Our outstanding lot and consumer loans (excluding home equity loans) accounted for 20.1% of our total loan portfolio as of September 30, 2010.  Generally, management considers these types of loans to involve a higher degree of risk compared to permanent first mortgage loans on one-to-four family, owner occupied residential properties.  These loans have higher risks than permanent loans secured by residential real estate for the following reasons:

●
Lot Loans.  At September 30, 2010, 7.5% of our total loan portfolio consisted of lot loans. Lot loans are made to individuals intending to construct their primary residence on the lot in the future. Lot loans pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.

●
Consumer Loans.  We make secured and unsecured consumer loans.  Our secured consumer loans are collateralized with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss.  In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.   At September 30, 2010, we had $15.6 million or 12.6% of total loans in consumer loans (excluding home equity loans).

Our loan portfolio possesses increased risk as the result of subprime loans.

As of September 30, 2010, we held in portfolio approximately $15.1 million in one- to four-family mortgage loans (of which $3.7 million were adjustable rate), $2.8 million in home equity loans (all of which are adjustable rate), $640,000 of automobile loans (of which $354,000 were adjustable rate) and $1.2 million in other types of consumer loans (of which $600,000 were adjustable rate) which are considered “subprime” by federal banking regulators.  The aggregate amount of loans considered subprime at September 30, 2010 was $19.7 million or 16.1% of our total loan portfolio. In exchange for the additional lender risk associated with these loans, these borrowers generally are required to pay a higher interest rate, and depending on the severity of the credit history, a lower loan-to-value ratio may be required than for a conforming loan borrower.  For example, our residential subprime mortgage loans have an average loan to value ratio of 70% based on the appraisal at the time of loan origination.

Most of our subprime portfolio is well seasoned and was originated prior to 2006 (the year in which we changed our lending focus and implemented more stringent underwriting standards).  At September 30, 2010, the aggregate principal balance of our subprime loans originated prior to 2006 was approximately $12.3 million.  At the time of loan origination, our subprime borrowers had an average Fair Isaac and Company, Incorporated, or FICO, credit score of 618.  A FICO score is a principal measure of credit quality and is one of the significant criteria we rely upon in our underwriting.  Generally, a FICO score of 660 or higher indicates the borrower has an acceptable credit reputation.  Since 2006, substantially all of our loan originations were to borrowers with credit scores in excess of 660.

At September 30, 2010, $1.9 million of our subprime loans was categorized as nonaccrual.  Net charge offs in our subprime loan portfolio totaled $1.8 million in 2009 and $315,000 for the nine months ended September 30, 2010.  Subprime loans are generally considered to have an increased risk of delinquency and foreclosure than do conforming loans, especially when adjustable rate loans adjust to a higher interest rate.  Our subprime loan portfolio will also be adversely affected in the event of a further downturn in regional or national economic conditions.  In addition, we may not recover funds in an amount equal to any remaining loan balance. Consequently, we could sustain loan losses and potentially incur a higher loan loss provision.

Decreases in noninterest income could adversely affect our profitability and if we cannot generate and increase our income our stock price may be adversely affected.

Although we recorded net income of $261,000 for the nine months ended September 30, 2010, we reported net losses of $1.5 million and $1.7 million for the years ended December 31, 2009 and 2008, respectively.  For each of these periods, noninterest expense exceeded net interest income and as a result, we were reliant on our noninterest income in order to generate net income. Sunshine Savings Bank has in recent years incurred above average noninterest expense levels due to our transition to a full-service retail bank from a credit union, the cancellation of our proposed sale of sale of stock in 2008, and severance expenses in 2009 related to our branch closing and reduction in personnel.  We expect, however, future additions to our noninterest expenses (as a percentage of average assets) will be less than in prior years.  While we have identified various strategic initiatives that we will pursue in our efforts to overcome these challenges and improve earnings, including growing our interest-earning assets by leveraging the proceeds of this offering, our strategic initiatives may not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For a description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business and Operating Strategy and Goals.”

In addition, recent regulatory changes to the rules for overdraft fees for debit transactions and interchange fees could reduce our fee income which would result in a reduction of our noninterest income.

Our operating expenses are high as a percentage of our income, making it more difficult to maintain profitability.

Like many smaller financial institutions, our noninterest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we generate.  The cost of generating our income is measured by our efficiency ratio, which represents noninterest expense (excluding foreclosed asset related and repossessed property expense and terminated offering costs) divided by the sum of our net interest income and our noninterest income (excluding net securities transactions).  The lower our efficiency ratio is, the more effective our ability to generate income from our operations.  For the nine  months ended September 30, 2010 and the years ended December 31, 2009 and 2008, our efficiency ratios were 81.86%, 107.29% and 114.27%, respectively.  Generally, this means that we spent approximately $0.82, $1.07 and $1.14 during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008 respectively, to generate $1.00 of income.  As a result of costs associated with being a public company, our efficiency ratio will be adversely affected.  We anticipate, however, that the net proceeds from the stock offering will increase our capital level, which will allow us to increase our interest-earning assets (such as loans and investments) and our interest income, which should benefit our efficiency ratio.

If the allowance for loan losses is not sufficient to cover actual losses, our results of operations may be negatively affected.

In the event that loan customers do not repay their loans according to their terms and the collateral security for the payments of these loans is insufficient to pay any remaining loan balance, we may experience significant loan losses. Such credit risk is inherent in the lending business, and failure to adequately assess such credit risk could have a material adverse affect on our financial condition and results of operations. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. In determining the amount of the allowance for loans losses, management reviews the loan portfolio and historical loss and delinquency experience, as well as overall economic conditions. If management’s assumptions are incorrect, the allowance for loan losses may be insufficient to cover probable incurred losses in the loan portfolio, resulting in additions to the allowance.  The allowance for loan losses is also periodically reviewed by the OTS, who may disagree with the allowance and require us to increase such amount.  Additions to the allowance for loans losses would be made through increased provisions for loan losses and could negatively affect our results of operations. At September 30, 2010, our allowance for loan losses was $1.6 million, or 1.3% of total loans and 39.2% of non-performing loans as compared to $1.4 million, or 1.1% of total loans and 55.6% of non-performing loans at December 31, 2009.

If our non-performing assets continue to increase, our earnings will suffer.

At September 30, 2010, our non-performing assets, which include non-accruing loans and foreclosed assets, totaled $4.6 million compared to $3.6 million at December 31, 2009.  Our non-performing assets adversely affect our net income in various ways. We do not record interest income on nonaccruing loans or foreclosed assets. We must establish an allowance for loan losses that reserves for losses inherent in the loan portfolio that are both probable and reasonably estimable through current period provisions for loan losses.  From time to time, we also write down the value of our foreclosed assets to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our foreclosed assets. Further, the resolution of non-performing assets requires the active involvement of management, which can distract them from our overall supervision of operations and other income-producing activities. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance for loan losses accordingly.

Changes in interest rates could adversely affect our results of operations and financial condition.

Our results of operations and financial condition are significantly affected by changes in interest rates.  Our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.  Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in net interest income.

Changes in interest rates may also affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs.  Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. Also, increases in interest rates may extend the life of fixed-rate assets, which would restrict our ability to reinvest in higher yielding alternatives, and may result in customers withdrawing certificates of deposit early so long as the early withdrawal penalty is less than the additional interest they could receive on an alternative investment.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. We compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer more services or greater customer convenience than we do. In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Our profitability depends upon our continued ability to successfully compete in our market area.  The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets.

Technological developments have allowed competitors including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

The United States economy remains weak and unemployment levels are high.  A prolonged recession, especially one affecting our geographic market area, will adversely affect our business and financial results.

The United States experienced a severe economic recession in 2008 and 2009, whose effects have continued into 2010.  Recent growth has been slow and unemployment remains at very high levels and is not expected to improve in the near future.  Loan portfolio quality has deteriorated at many financial institutions reflecting, in part, the weak United States economy and high unemployment rates.  In addition, the value of real estate collateral supporting many commercial loans and home mortgages has declined and may continue to decline, increasing the risk that we would incur losses if borrowers default on their loans.  Bank and bank holding company stock prices have declined substantially, and it is significantly more difficult for banks and bank holding companies to raise capital or borrow funds.

The Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that non-performing assets as a percentage of assets for Federal Deposit Insurance Corporation-insured financial institutions rose to 3.25% as of September 30, 2010, compared to 0.95% as of December 31, 2007.  For the quarter ended September 30, 2010, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that the annualized return on average assets was 0.56% for Federal Deposit Insurance Corporation-insured financial institutions compared to 0.81% for the year ended December 31, 2007.  The NASDAQ Bank Index declined 36.9% between December 31, 2007 and September 30, 2010. At September 30, 2010, our non-performing assets as a percentage of total assets were 2.98%, and our annualized return on average assets was 0.23% for the nine months ended September 30, 2010.

Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability.  Continued declines in both the volume of real estate sales and the sale price coupled with the current recession and the associated increase in unemployment may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in deposits.  These potential negative events may cause us to incur losses, adversely affect our capital, liquidity, financial condition and business operations.  These declines may have a greater affect on our earning and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.  Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, could adversely affect our stock performance.

We had a material weakness in our internal control over financial reporting during 2009 that could affect our ability to provide accurate financial statements.

In late 2008 we began the conversion of our core processing system to a system typically used by banks. The conversion resulted in delays in balancing certain general ledger accounts.  As a result, in connection with the audit of 2009 financial statements, our independent auditing firm issued a letter to Sunshine Savings Bank’s audit committee identifying the delay in the preparation, review and approval of general ledger reconciliations as a material weakness in our internal control over financial reporting. A material weakness is a significant deficiency in an internal control system that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or disclosed.

We have already addressed the material weakness by having completed all reconciliations and implementing procedures to timely provide these reconciliations in the future. Our corrective action for this material weakness did not result in any material change to our financial results in 2009 or to our September 30, 2010 financial results. There can be no assurance, however, that we will be able to maintain effective internal control over financial reporting in the future.  Any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence and subject us to regulatory penalties.

We are required to comply with the terms of a written supervisory agreement with the OTS and lack of compliance could result in monetary penalties and /or additional regulatory actions.

On September 10, 2010, Sunshine Savings Bank entered into a written supervisory agreement with the OTS related to its information technology primarily arising from the conversion of its core processing system and because Sunshine Savings Bank has been operating without an information technology manager. Under the terms of the written supervisory agreement, Sunshine Savings Bank is required to implement certain corrective and remedial measures related to its information technology within prescribed time frames, including retaining a qualified manager to administer  information technology operations and security; developing, implementing or revising Sunshine Savings Bank’s (i) information technology audit program; (ii) business continuity program (including a plan addressing the threat of a pandemic influenza outbreak); (iii) information security standards, procedures, and policies, and (iv) vendor and technology management, including the hiring and monitoring of third party consultants, and evaluating areas of risk and information technology requirements.

We are currently addressing or have already addressed the remedial measures required by the written supervisory agreement. The written supervisory agreement will remain in effect until modified, terminated, suspended or set aside by the OTS and the Federal Reserve Board, as its succesor.  The written supervisory agreement could result in increased regulatory scrutiny and increased supervisory costs.  Failure to comply with the terms of the written supervisory agreement within the applicable time frames provided could result in additional orders or penalties from the OTS, which could include restrictions on our business, removal of officers/and or directors or the assessment of civil money penalties. Generally, enforcement actions will be lifted only after a subsequent OTS examination substantiates complete correction of the underlying issues. The OTS may determine in its sole discretion that the issues raised by the written supervisory agreement have not been addressed satisfactorily, or that any current or past actions, violations or deficiencies could be the subject of further regulatory enforcement actions. Such enforcement actions could involve penalties or limitations on our business and negatively affect our ability to implement our business plan, pay dividends on our common stock and the value of our common stock as well as our financial condition and results of operations.

Any future increases in Federal Deposit Insurance Corporation insurance premiums and/or special assessments will adversely impact our earnings.

Due to the costs of resolving the increasing numbers of bank failures in 2008 and 2009, on May 22, 2009, the FDIC adopted a final rule levying a five basis point special insurance premium assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  We recorded an expense of $74,000 during the quarter ended June 30, 2009, to reflect the special assessment.  Any further special assessments that the FDIC levies will be recorded as an expense during the appropriate period.  In addition, the FDIC increased the general assessment rate and, therefore, our federal deposit general insurance premium expense will increase compared to prior periods.

The FDIC also issued a final rule pursuant to which all insured depository institutions were required to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional three basis points.  In addition, each institution’s base assessment rate for each period was calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.  We made a payment of $895,000 to the FDIC and recorded the payment as a prepaid expense, which will be amortized to expense over three years.

In the event that the special assessment and the prepayment do not provide sufficient funds for the FDIC to resolve future bank failures, the FDIC may require another special assessment or increase assessment rates for all FDIC insured institutions.  In addition, the recently-enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly increased deposit insurance coverage and directed the FDIC to increase the reserve level of the Deposit Insurance Fund and modify assessments based on assets minus tangible equity.  The FDIC has proposed new assessment regulations consistent with the Dodd-Frank Act, which are expected to apply to assessments for the second quarter of 2011.  If these proposed regulations become effective without any material change, we estimate that our annual assessment will be reduced to approximately $125,000 as compared to the $233,000 we paid in 2010.  An increase in assessments will adversely affect our results of operations.

We operate in a highly regulated environment, and we may be adversely affected by negative examination results and changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the OTS, our chartering authority, and by the FDIC, as insurer of our deposits.  As a savings and loan holding company, Sunshine Financial will be subject to regulation and supervision by the OTS and the Federal Reserve Board, as its successor.  This regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors not creditors, shareholders or other security holders.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets, the determination of the level of our allowance for loan losses and restrictions on the payment of dividends to Sunshine Savings Bank’s parent company, Sunshine Financial.  The Dodd-Frank Act, as discussed below, will change the bank regulatory framework, create an independent consumer protection bureau that will assume the consumer protection responsibilities of the various federal banking agencies, and establish more stringent capital standards for banks and bank holding companies and new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies.  In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay on their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

Any further changes in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums may increase our costs of regulatory compliance and of doing business and otherwise could have a material impact on our operations.  New laws and regulations may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge, and our ongoing operations, costs and profitability.  Legislative proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.

Recently enacted financial reform legislation will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

The recent Dodd-Frank Act, enacted on July 21, 2010, will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, on July 21, 2011 and require Sunshine Savings Bank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies like Sunshine Financial, in addition to bank holding companies which it currently regulates.  The regulations of the OTS will remain in effect after July 21, 2011, until modified by the Office of the Comptroller of the Currency or the Federal Reserve Board as applicable.  Under the Dodd-Frank Act, savings and loan holding companies will become subject to capital requirements established by the Federal Reserve Board five years after enactment of the Dodd-Frank Act.  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for all holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

Certain other provisions of the Dodd-Frank Act are expected to have a near term impact on Sunshine Savings Bank. For example, one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest-bearing transaction accounts have unlimited deposit insurance through December 31, 2013. Additionally, effective July 6, 2010, regulatory changes in overdraft and interchange fee restrictions may reduce our noninterest income.

The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments and authorizes the Securities and Exchange Commission to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Financial institutions such as Sunshine Savings Bank with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

It is difficult to predict at this time what effect the new legislation and implementing regulations will have on community banks, including the lending and credit practices of such banks.  Moreover, many of the provisions of the Dodd-Frank Act will not take effect for at least a year, and the legislation requires various federal agencies to promulgate numerous and extensive implementing regulations over the next several years.  Although the substance and scope of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those relating to the new Consumer Financial Protection Bureau may curtail our revenue opportunities and increase our operating and compliance costs, and could require us to hold higher levels of regulatory capital and/or liquidity or otherwise adversely affect our business or financial results in the future.  For additional information, see “How We Are Regulated – Recently Enacted Regulatory Reform.”

We rely heavily on the proper functioning of our technology.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We rely on third-party service providers for much of our communications, information, operating and financial control systems technology.  If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality, as found in our existing systems, without the need to expend substantial resources, if at all. Any of these circumstances could have an adverse effect on our business.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of our senior management team.  Our strategy and operations are directed by the senior management team. Upon completion of the conversion and offering, our President and Chief Executive Officer and our two other executive officers will enter into change in control agreements with Sunshine Financial. Any loss of the services of the President and Chief Executive Officer or other members of the management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management– Change in Control Agreements.”

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price.  In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price.  The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal.  The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Sunshine Financial and the outlook for the financial services industry in general.  Price fluctuations may be unrelated to the operating performance of particular companies.

There will likely be a limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Sunshine Financial has never issued stock and, therefore, there is no current trading market for the shares of common stock.  While we expect our common stock to be quoted on the OTC Bulletin Board, it is unlikely that an active and liquid trading market for our common stock will develop.  Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops.  This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice.  The limited trading market could also result in a wider spread between the bid and ask price for the stock, meaning the highest price being offered for shares for sale at any particular time may be further from the lowest price being offered by buyers for the stock at that moment than if the stock were more actively traded (the difference between the bid and ask price being the “spread” for the stock).  This could make it more difficult to sell a large number of shares at one time and could mean the sale of a large number of shares at one time could depress the market price.  See “Market for Sunshine Financial Common Stock.”

You may not revoke your decision to purchase common stock in the subscription or community offerings after you send us your subscription.

Funds submitted or automatic withdrawals authorized in the connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date.  Completion of the conversion and offering may be delayed for a number of reasons.  Orders submitted in the subscription offering are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated, the offering period is extended beyond April 30, 2011, or the number of shares to be sold in the offering is increased to more than 1,388,625 shares or decreased to less than 892,500 shares.

We have broad discretion to deploy the net offering proceeds and our failure to effectively deploy these proceeds may have an adverse impact on our financial performance and the value of our common stock.

We intend to contribute between $4.0 million and $5.6 million of the net proceeds of the offering (or $6.5 million at the adjusted maximum of the offering range) to Sunshine Savings Bank.  Sunshine Financial may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.  Sunshine Financial expects to use a portion of its net proceeds to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan.  Sunshine Savings Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes.  With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes.  We will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds.

Our return on equity will be low following the stock offering.  A lower return on equity may impact the trading price of our common stock negatively.

Net income divided by average shareholders’ equity, known as “return on average equity,” is a ratio many investors use to compare the performance of a financial institution to its peers.  Our annualized return on average equity ratio for the nine months ended September 30, 2010 was 2.28% compared to an average return on equity of (0.07)% based on trailing twelve-month earnings for all publicly traded, fully converted savings institutions as of September 30, 2010.  Based upon our net income for the nine months ended September 30, 2010, and our pro forma equity level, our annualized return on equity would be 0.94% and 0.49% at the minimum and adjusted maximum of the offering range, respectively.  We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering.  Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt.  Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.  See “Pro Forma Data” for an illustration of the financial impact of the offering.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company.  We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team.  Compliance with the Sarbanes-Oxley Act of 2002, particularly Section 404 of the Sarbanes-Oxley Act regarding required internal controls and procedures, and the related rules and regulations of the SEC will require us to assess our internal controls and procedures and evaluate our accounting systems.  In addition, we may need to hire additional internal audit, compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.

The implementation of the stock-based incentive plan may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering.  These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock.  Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance.  Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases.  If we do not repurchase shares of common stock to fund these plans, then shareholders would experience a reduction in their ownership interest, which would total 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% or 4%, respectively, of the shares issued in the stock offering.  In the event we adopt the plan or plans more than one year following the conversion, we may grant shares of common stock and stock options in excess of these amounts and potential dilution could be greater.

The implementation of the stock-based benefit plan will be subject to shareholder approval.  Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by shareholders.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Sunshine Financial.  We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees.  Assuming the employee stock ownership plan purchases 111,090 shares in the offering at the adjusted maximum of the offering range, we will recognize additional annual pre-tax compensation expense of $111,090 over a 10-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 10-year period.  If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock.  The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion.  We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.  Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.80 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $106,000 at the adjusted maximum of the offering range.  In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under a stock-based benefit plan would be $111,090 at the adjusted maximum.  However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under a stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.  If the shares of restricted stock to be granted are repurchased in the open market (rather than issued directly from authorized but unissued shares by Sunshine Financial) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plan would be between $357,000 at the minimum of the offering range and $555,000 at the adjusted maximum of the offering range.  To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above.  Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

Our ability to pay dividends is subject to certain limitations.

Currently, we intend to pay dividends, though the amount and timing has not been determined yet.  At the lower end of the valuation range, Sunshine Financial will have limited net proceeds available for the payment of dividends without receiving dividends from Sunshine Savings Bank.  Due to its recent net losses, Sunshine Savings Bank is currently precluded from paying cash dividends without OTS approval. The declaration and payment of future cash dividends will be subject to, among other things, the level of Sunshine Savings Bank’s regulatory capital relative to its capital requirements, Sunshine Financial’s and Sunshine Savings Bank’s financial condition, tax considerations, statutory and regulatory limitations, and general economic conditions.  Accordingly, any investor who anticipates the need for current cash dividends from this investment should not purchase any shares of common stock.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, OTS regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OTS. See “Restrictions on Acquisition of Sunshine Financial” for a discussion of applicable OTS regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, Sunshine Savings Bank’s federal stock charter and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of Sunshine Savings Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Sunshine Financial more difficult.  For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.  In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock.  This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us.  Sunshine Savings Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Sunshine Financial may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Sunshine Savings Bank.  This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter.  In addition, our articles of incorporation and bylaws restrict who may call special meetings of shareholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our shareholders to approve a merger or other business combination with a large shareholder, if the proposed transaction is not approved by a majority of our directors.  See “Restrictions on Acquisition of Sunshine Financial”

Our stock value may be negatively affected by federal regulations that restrict stock repurchases.

OTS regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist.  Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

The ownership interest of management and employees could enable insiders to prevent a merger that may provide shareholders a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the offering will result in management and the board controlling approximately 3.3% of our outstanding shares of common stock at the midpoint of the offering range.  In addition, our employee stock ownership plan is expected to own 8.0% of the outstanding shares of Sunshine Financial common stock after the offering and additional stock options and shares of common stock may be granted to our directors and employees if a stock-based incentive plan is adopted in the future.  This may result in management and employees controlling a significant percentage of shares of Sunshine Financial common stock.  If these individuals were to act together, they could have significant influence over the outcome of any shareholder vote.  This voting power may discourage a potential sale of Sunshine Financial that its shareholders may desire.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future.  These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

●	changes in general economic conditions, either nationally or in our market area;

●	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

●	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area;

●
results of examinations of us by the OTS or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

●	our compliance with the written supervisory agreement with the OTS or other regulatory enforcement actions;

●
legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Act, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

●	our ability to attract and retain deposits;

●	further increases in premiums for deposit insurance;

●	our ability to control operating costs and expenses;

●	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

●	difficulties in reducing risks associated with the loans on our balance sheet;

●	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

●	computer systems on which we depend could fail or experience a security breach;

●	our ability to retain key members of our senior management team;

●	costs and effects of litigation, including settlements and judgments;

●
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and out ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

●	increased competitive pressures among financial services companies;

●	changes in consumer spending, borrowing and savings habits;

●	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

●	our ability to pay dividends on our common stock;

●	adverse changes in the securities markets;

●	inability of key third-party providers to perform their obligations to us;

●
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods including relating to fair value accounting and loan loss reserve requirements; and

●	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus.  Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus might not occur and you should not put undue reliance on any forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The summary information presented below under “Selected Financial Condition Data” and “Selected Operations Data” for, and as of the end of, each of the years ended December 31, 2009, 2008 and 2007 is derived from our audited consolidated financial statements.  The unaudited consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009, included herein reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results to be achieved for the remainder of 2010.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

	At September 30,	At December 31,
	2010	2009	2008	2007
Selected Financial Condition Data:	(In thousands)

Total assets	$152,891	$156,589	$161,007	$156,925
Cash and cash equivalents	17,470	11,147	9,010	24,515
Loans receivable net	122,676	130,486	137,637	125,602
Securities held to maturity, at amortized cost:
U.S. government and federal agency	3,408	4,346	5,635	-
Federal Home Loan Bank stock	310	334	373	246
Deposits	136,476	140,498	142,573	137,568
Other borrowings	-	-	-	500
Equity	14,914	14,653	16,112	17,785

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)
Selected Operations Data:
Total interest income	$5,953	$6,388	$8,498	$8,973	$9,019
Total interest expense	1,365	2,603	3,242	4,004	3,227
Net interest income	4,588	3,785	5,256	4,969	5,792
Provision for loan losses	750	1,512	1,801	925	898
Net interest income after provision for loan losses	3,838	2,273	3,455	4,044	4,894
Fees and service charges on deposit accounts	1,769	1,537	2,006	2,395	2,151
Fees and service charges on loans	73	87	129	220	296
Total noninterest income	1,842	1,624	2,135	2,615	2,447
Terminated stock offering costs	-	-	-	675	-
Total noninterest expense	5,263	5,600	7,930	8,666	7,604
Income (loss) before income taxes (benefit)	417	(1,703)	(2,340)	(2,682)	(263)
Income taxes (benefit)(1)	156	(641)	(881)	(1,009)	(570)
Net income (loss)(1)	$261	$(1,062)	$(1,459)	$(1,673)	$307

(1)
Until its conversion to a federally chartered mutual savings bank on July 1, 2007, Sunshine Savings Bank was a credit union, generally exempt from federal income taxes.  As a result of the change in tax status on July 1, 2007, Sunshine Savings Bank recorded a deferred tax asset in the amount of $407,670, as well as a related tax benefit in the statement of earnings of $407,670. The following table provides a reconciliation to pro forma net income for 2007 had Sunshine Savings Bank been subject to federal and state income taxes:

Historical net income	$307
Less: pro forma income taxes	(100)
Less: tax benefit	570
Pro forma net income	$(163)

	At or For the Nine Months Ended September 30, (1)		At or For the Year Ended December 31,
	2010	2009	2009	2008	2007
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.23%	(0.87)%	(0.91)%	(1.02)%	0.21%
Return on equity (ratio of net income to average equity)	2.28	(8.78)	(9.10)	(9.32)	1.73
Interest-rate spread information:
Average during period	4.20	2.96	3.17	2.65	3.69
End of period	4.14	3.30	4.33	2.91	2.73
Net interest margin(2)	4.44	3.36	3.54	3.26	4.37
Noninterest income to operating revenue	23.64	20.27	20.08	22.57	21.34
Operating expense to average total assets	4.67	4.60	4.92	5.70	5.43
Average interest-earning assets to average interest-bearing liabilities	118.18	117.45	117.11	123.30	127.99
Efficiency ratio(3)	81.86	103.54	107.29	114.27	92.29

Asset quality ratios:
Nonperforming assets to total assets at end of period	2.98	2.42	2.27	2.72	1.05
Nonperforming loans to total loans	3.36	1.82	1.94	2.23	1.10
Allowance for loan losses to non-performing loans	39.20	59.78	55.61	50.59	101.64
Allowance for loan losses to loans receivable, net	1.32	1.09	1.08	1.13	1.12
Net charge-offs to average loans outstanding	0.57	1.62	1.45	0.61	0.82

Capital Ratios:
Equity to total assets at end of period	9.75	9.36	9.36	10.01	11.33
Average equity to average assets	10.16	9.93	9.94	10.95	12.68

Other data:
Number of full-service offices	4	4	4	5	5

(1)	Ratios for nine month periods have been annualized.
(2)        Net interest income divided by average interest-earning assets.
(3)
Total noninterest expense, excluding foreclosed asset and repossessed property related expenses and terminated stock offering costs, as a percentage of net interest income and total other operating income, excluding net securities transactions.

RECENT DEVELOPMENTS

The selected financial condition and operating data presented below as of December 31, 2010 and for the three months and twelve months ended December 31, 2010 and three months ended December 31, 2009 are unaudited.  In the opinion of management, this unaudited selected data contains all adjustments (none of which are other than normal recurring items) necessary for a fair presentation of the results for the periods presented.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

	At December 31, 2010	At December 31, 2009
Selected Financial Condition Data:	(In thousands)

Total assets	$149,924	$156,589
Cash and cash equivalents	19,324	11,147
Loans receivable net	118,060	130,486
Securities held to maturity, at amortized cost:
U.S. government and federal agency	3,027	4,346
Federal Home Loan Bank stock	298	334
Deposits	133,757	140,498
Other borrowings	-	-
Equity	15,039	14,653

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands)

Selected Operations Data:

Total interest income	$1,880	$2,111	$7,834	$8,498
Total interest expense	354	638	1,720	3,242
Net interest income	1,526	1,473	6,114	5,256
Provision for loan losses	225	289	975	1,801
Net interest income after provision for loan losses	1,301	1,184	5,139	3,455
Fees and service charges on deposit accounts	605	501	2,375	2,006
Fees and service charges on loans	28	42	101	129
Total noninterest income	633	543	2,476	2,135
Total noninterest expense	1,733	2,364	6,997	7,930
Income (loss) before income taxes (benefit)	201	(637)	618	(2,340)
Income taxes (benefit)	76	(240)	232	(881)
Net income (loss)	$125	$(397)	$386	$(1,459)

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data:

Performance ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.34%	(1.01)%	0.26%	(0.91)%
Return on equity (ratio of net income to average equity)	3.30	(10.18)	2.53	(9.10)
Interest-rate spread information:
Average during period	4.22	3.29	4.21	3.17
End of period	4.14	3.30	4.45	4.33
Net interest margin(1)	4.44	4.09	4.44	3.54
Noninterest income to operating revenue	25.20	20.48	24.02	20.08
Operating expense to average total assets	4.68	6.02	4.67	4.92
Average interest-earning assets to average interest-bearing liabilities	119.64	116.79	118.56	117.11
Efficiency ratio(2)	79.22	106.18	80.59	103.38

Asset quality ratios:
Nonperforming assets to total assets at end of period	3.75	2.51	3.75	2.27
Nonperforming loans to total loans	4.20	1.94	4.20	1.94
Allowance for loan losses to non-performing loans	32.68	55.61	32.68	55.61
Allowance for loan losses to loans receivable, net	1.37	1.08	1.37	1.08
Net charge-offs to average loans outstanding	0.99	1.30	0.67	1.45

Capital Ratios:
Equity to total assets at end of period	10.03	9.36	10.03	9.36
Average equity to average assets	10.23	9.94	10.18	9.94

Other data:
Number of full-service offices	4	4	4	4

(1)	Net interest income divided by average interest-earning assets.
(2)
Total noninterest expense, excluding foreclosed asset and repossessed property related expenses and terminated stock offering costs, as a percentage of net interest income and total other operating income, excluding net securities transactions.

 Regulatory Capital Ratios of Sunshine Savings Bank at December 31, 2010

	Actual		Minimum Capital Requirements(1)		Minimum Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Core capital (to total adjusted assets)	$13,087	8.87%	$5,903	4.0%	$7,379	5.0%
Core capital (to risk-weighted assets)	$13,087	13.45%	$3,893	4.0%	$5,839	6.0%
Risked-based capital (to risk-weighted assets)	$13,989	14.38%	$7,785	8.0%	$9,731	10.0%

(1)	See “How We Are Regulated - Regulatory Capital Requirements.”

Management’s Discussion and Analysis of Recent Developments

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

General.  Total assets decreased $6.7 million, or 4.3%, to $149.9 million at December 31, 2010 from $156.6 million at December 31, 2009. The decrease in total assets was due primarily to a $12.4 million decrease in our loan portfolio, slightly offset by an $8.2 million increase in cash and cash equivalents.

Loans.  Our loan portfolio decreased $12.4 million, to $118.1 million at December 31, 2010 from $130.5 million at December 31, 2009.  A $1.7 million increase in our lot loans was offset by decreases in our one- to four-family real estate mortgage loans of $8.4 million, automobile loans of $2.8 million and other consumer loans of $2.8 million. The decrease in loans receivable was due primarily to loan repayments exceeding loan originations.  The decrease in loan originations was primarily attributable to the weakness in the housing market and the economy. In addition, management made the strategic decision to compete less aggressively for one-to four family real estate mortgage loans by not matching low loan rates offered by competitors on loans that do not meet the investment objectives for loans held by us. In an attempt to increase future one- to four- family real estate mortgage loan originations and generate income we have been recently approved to originate and sell residential loans to Freddie Mac. This will enable us to be more competitive and originate loans at lower rates than we would require if the loan were to be held in our portfolio.

Allowance for Loan Losses.  Our allowance for loan losses at December 31, 2010 was $1.6 million, or 1.37% of net loans receivable, compared to $1.4 million, or 1.08% of net loans receivable, at December 31, 2009.  Non-performing loans increased to $5.0 million at December 31, 2010 from $2.5 million at December 31, 2009.  At December 31, 2010 non-performing loans consisted primarily of $4.1 million of one-to four-family and $716,000 of home equity loans.  Non-performing loans to total loans increased to 4.20% at December 31, 2010 from 1.94% at December 31, 2009.  Loans on nonaccrual which were less than 90 days past due totaled $1.6 million at December 31, 2010 compared to $0.5 million at December 31, 2009. The allowance for loan losses to net loans receivable was 1.37% at December 31, 2010 compared to 1.08% at December 31, 2009. See “Business of Sunshine Savings Bank - Asset Quality” for additional information regarding our non-performing loans.

Deposits.  Total deposits decreased $6.7 million, or 4.8%, to $133.8 million at December 31, 2010 from $140.5 million at December 31, 2009.  This decrease was due primarily to a $9.3 million or 14.0% decrease in certificate of deposit accounts offset slightly by increases in money market and savings accounts.  The decrease in our certificate of deposit accounts was the result of our strategic decision to not match higher interest rates offered by our local competitors.

Equity.  Total equity increased $385,000 to $15.0 million at December 31, 2010 or 10.03% of total assets, from $14.7 million at December 31, 2009.  This increase was solely due to net income for the year ended December 31, 2010.

Comparison of Results of Operation for the Three Months Ended December 31, 2010 and 2009

Net income for the three months ended December 31, 2010 was $125,000 compared to a net loss of $397,000 for the three months ended December 31, 2009 resulting in an annualized return on average assets of 0.34% for the three months ended December 31, 2010 compared to (1.01)% for the three months ended December 31, 2009.  The increase in net income was due primarily to a decrease in our noninterest expense.  Noninterest expense decreased $631,000 from the three months ended December 31, 2009 to the three months ended December 31, 2010.

Net Interest Income.  Net interest income increased $53,000, or 3.6%, to $1.5 million for the three months ended December 31, 2010 as compared to  the same period in 2009, primarily due to  lower cost of deposits partially offset by a reduction in  our loan portfolio.  Our interest-rate spread increased to 4.14% for the three months ended December 31, 2010 from 3.30% for the same period in 2009, while our net interest margin improved to 4.44% at December 31, 2010 from 4.09% at December 31, 2009.  The ratio of average interest-earning assets to average interest-bearing liabilities for the three months ended December 31, 2010 increased to 119.64%, from 116.79% for the three months ended December 31, 2009. Our average yield on interest-earning assets decreased to 5.47% for the three months ended December 31, 2010 from 5.86% for the three months ended December 31, 2009.  More importantly, the average cost of liabilities decreased to 1.23% for the three months ended December 31, 2010 from 2.07% for the three months ended December 31, 2009, primarily due to the lower cost and volume of certificate of deposit accounts.

Interest Income. Interest income for the three months ended December 31, 2010 decreased $231,000, or 10.9%, to $1.9 million from $2.1 million for the same period ended December 31, 2009.  The decrease in interest income for the three months ended December 31, 2010 was primarily due to lower average balances of interest-earning assets, in particular, loans receivable.  Average interest-earning assets decreased to $137.4 million during the three months ended December 31, 2010 compared to $144.1 million for the three months ended December 31, 2009.

Interest Expense. Interest expense for the three months ended December 31, 2010 was $354,000 compared to $638,000 for the same period in 2009, a decrease of $284,000 or 44.5%.  The decrease was primarily the result of decreases in both the average balance of and the average rate paid on certificates of deposit.  The average balance of certificates of deposit decreased to $58.9 million for the three month period ended December 31, 2010 from $71.0 million for the same period in 2009 and the average rate paid on certificates of deposit decreased to 1.58% from 2.61%.

Provision for Loan Losses.  We recorded a provision for loan losses of $225,000 for the three months ended December 31, 2010 and $289,000 for the same period in 2009.  The provision for loan losses reflected the decrease in the size of our loan portfolio and in loan charge-offs between these two periods as well as the change in the mix of loans. Net charge-offs for the three months ended December 31, 2010 were $297,000 compared to $425,000 for the three months ended December 31, 2009. For the last quarter of 2010, net charge-offs consisted of $127,000 for one- to four-family mortgage loans, $107,000 for credit card and unsecured loans,  $69,000 for other secured consumer loans, and a net recovery of $6,000 for automobile loans.  For the same period in 2009, net charge-offs consisted of $173,000 for credit card and unsecured loans, $101,000 for home equity loans, $59,000 for one- to four-family mortgage loans, $47,000 for other secured consumer loans and $45,000 for automobile loans,.  Our provision for loan losses decreased despite an increase in our nonperforming loans, almost all of which were loans secured by residential properties.  As mentioned above, this decrease in the provision was due to a decline in the overall size of the loan portfolio. In addition, based on our loan loss experience, loans secured by residential properties have historically resulted in a lower loss rate compared to our other loans.  Accordingly, we generally provide a lower allowance factor for these loans than for other categories of loans in the portfolio, thus requiring a smaller contribution to the allowance for loan losses than if the increase in non-performing loans consisted of higher risk loans. In addition, the amount of our allowance for loan losses was favorably impacted by continuing declines in our automobile, credit card and unsecured loans which have historically had a higher allowance factor and loss rate compared to one- to four-family mortgage loans.

Management considers the allowance for loan losses at December 31, 2010 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to our provision for loan losses based upon their judgment of information available to them at the time of their examination.

Noninterest Income. Noninterest income for the three months ended December 31, 2010 increased $90,000, or 16.6%, to $633,000 compared to $543,000 for the same period in 2009. While loan fees decreased $14,000, service charges on deposit accounts increased by $105,000 for the three months ended December 31, 2010, compared to the three months ended December 31, 2009.  The increase in service charges on deposit accounts was due to a change in debit card servicer, which resulted in a $146,000 increase in fee income on debit card transactions partially offset by a decrease in nonsufficient fund (“NSF”) and other fees. While the fee income on debit card transactions has increased, the expense associated with these transactions has also increased (see noninterest expense below).  In addition, due to changes in federal regulations, NSF income is expected to continue to decrease due to the bank’s inability to charge for certain NSF transactions due to changes in federal regulations.

Noninterest Expense. Noninterest expense for the three months ended December 31, 2010 was $1.7 million compared to $2.4 million for the same period in 2009, a decrease of $632,000 or 26.7%.  The largest decrease occurred in other expense which decreased $615,000, or 78.4%, to $169,000 for the three months ended December 31, 2010, from $784,000 for the same period last year.  The decrease in other expense primarily was due a $201,000 decrease in expenses related to foreclosed assets and a $249,000 decrease in loss on investments.  Expenses for data processing services increased $164,000, or 521.2%, to $195,000 for the three months ended December 31, 2010, from $31,000 for the same period last year, primarily due to an increase in debit card processing expenses of $124,000 which resulted from moving our debit card business in early 2009 to a new vendor which charges higher fees; however, these higher fees were offset by a $146,000 increase in fee income on debit card transactions.

Income Taxes. For the three months ended December 31, 2010, we recorded income tax expense of $76,000 on before tax earnings of $201,000.  For the three months ended December 31, 2009, we recorded an income tax benefit of $240,000 on a before tax loss of $637,000.  Our effective tax rate for the three months ended December 31, 2010 was 37.8% as compared to (37.7)% for the same time period in 2009.

Comparison of Results of Operation for the Years Ended December 31, 2010 and 2009

Net income for the year ended December 31, 2010 was $386,000 compared to a net loss of $1.5 million for the year ended December 31, 2009 resulting in a return on average assets of 0.26% for the year ended December 31, 2010 and (0.91)% for the year ended December 31, 2009.  The increase in net income was due primarily to an increase in our interest-rate spread and a decrease in both our provision for loan losses and non-interest expense.  The average yield on interest-earning assets decreased slightly to 5.69% for year ended December 31, 2010 from 5.72% for the year ended December 31, 2009.  More importantly, the average cost of liabilities decreased to 1.48% for the year ended December 31, 2010 from 2.56% for year ended December 31, 2009, primarily due to the lower cost and volume of certificate of deposit accounts.

Net Interest Income.  Net interest income increased $856,000, or 16.3%, to $6.1 million for the year ended December 31, 2010 from $5.3 million for 2009, primarily due to our lower cost of deposits partially offset by a reduction in the size of our loan portfolio.  Our interest-rate spread increased to 4.21% for the year ended December 31, 2010 from 3.17% for 2009, while our net interest margin improved to 4.44% for the year ended December 31, 2010 from 3.54% for the year ended December 31, 2009.  The ratio of average interest-earning assets to average interest-bearing liabilities for the year ended December 31, 2010 increased to 118.56%, from 117.11% for the year ended December 31, 2009.

Interest Income. Interest income for the year ended December 31, 2010 decreased $665,000, or 7.8%, to $7.8 million from $8.5 million for 2009.  The decrease in interest income for the year ended December 31, 2010 was primarily due to lower average balances of interest-earning assets, in particular, loans receivable.  Average interest-earning assets decreased to $137.8 million during the year ended December 31, 2010 compared to $148.9 million for the year ended December 31, 2009.

Interest Expense. Interest expense for the year ended December 31, 2010 was $1.7 million compared to $3.2 million for 2009, a decrease of $1.5 million or 46.9%.  The decrease was primarily the result of decreases in both the average balance of and the average rate paid on certificates of deposit.  The average balance of certificates of deposit decreased to $61.4 million for the year ended December 31, 2010 from $77.2 million for 2009 and the average rate paid on certificates of deposit decreased to 1.82% from 3.21%.

Provision for Loan Losses.  We recorded a provision for loan losses of $975,000 for the year ended December 31, 2010 compared to $1.8 million for 2009.  The provision for loan losses reflected the decrease in the size of our loan portfolio and in loan charge-offs between these two periods as well as the change in the mix of loans. Net charge-offs for the year ended December 31, 2010 were $843,000 compared to $1.9 million for the year ended December 31, 2009.  For 2010, net charge-offs consisted of $508,000 for credit card and unsecured loans, $150,000 for other secured consumer loans, $106,000 for one- to four-family mortgage loans, $48,000 for automobile loans, and $31,000 for home equity loans.  For 2009, net charge-offs consisted of $906,000 of unsecured and credit card loans, $375,000 of automobile loans, $375,000 of one- to four-family mortgage loans, $155,000 of home equity loans, and $131,000 of other secured loans.

Our provision for loan losses decreased despite an increase in our nonperforming loans, almost all of which were loans secured by residential properties.  As mentioned above, this decrease in the provision was due to a decline in the overall size of the loan portfolio. In addition, based on our loan loss experience, loans secured by residential properties have historically resulted in a lower loss rate compared to our other loans.  Accordingly, we generally provide a lower allowance factor for these loans than for other categories of loans in the portfolio, thus requiring a smaller contribution to the allowance for loan losses than if the increase in non-performing loans consisted of higher risk loans. In addition, the amount of our allowance for loan losses was favorably impacted by continuing declines in our automobile, credit card and unsecured loans which have historically had a higher allowance factor and loss rate compared to one- to four-family mortgage loans.

Management considers the allowance for loan losses at December 31, 2010 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio.

Noninterest Income. Noninterest income for the year ended December 31, 2010 increased $341,000, or 16.0%, to $2.5 million compared to $2.1 million for 2009.  While loan fees decreased $28,000, service charges on deposit accounts increased by $369,000 for the year ended December 31, 2010, compared to the year ended December 31, 2009.  The increase in service charges on deposit accounts was due to a change in debit card servicer, which resulted in a $554,000 increase in fee income on debit card transactions partially offset by a $186,000 decrease in NSF fees. While the fee income on debit card transactions has increased, the expense associated with these transactions has also increased (see noninterest expense below).  In addition, due to changes in federal regulations, NSF income is expected to continue to decrease due to the bank’s inability to charge for certain NSF transactions.

Noninterest Expense. Noninterest expense for the year ended December 31, 2010 was $7.0 million compared to $7.9 million for 2009, a decrease of $1.1 million or 12.1%.  The largest decrease occurred in other expense which decreased $790,000, or 47.1%, to $889,000 for the year ended December 31, 2010, from $1,679,000 for the same period last year.  The decrease in other expense primarily was due a $213,000 decrease in  expenses related to foreclosed assets, a $249,000 decrease in loss on investments and a $144,000 decrease in charged off deposit accounts.  Expenses for data processing services increased $459,000, or 146.8%, to $772,000 for the year ended December 31, 2010, from $313,000 for 2009, primarily due to an increase in debit card processing expenses of $362,000 which resulted from moving our debit card business in early 2009 to a new vendor which charges higher fees; however, these higher fees were offset by a $554,000 increase in fee income on debit card transactions.  Salaries and employee benefits decreased $300,000, or 8.4%, to $3.3 million for the year ended December 31, 2010, from $3.6 million for last year.  The decrease in salaries and employee benefits primarily was due to the closing of our branch in south Florida and a reduction in employees at our main office during the first half of 2009.  The number of full-time equivalent employees was 59 at December 31, 2010 and 65 at December 31, 2009 as compared to 73 at December 31, 2008.  In addition, during the second quarter of 2009, the FDIC imposed a five basis point special assessment on banks.  We paid $74,000 in addition to regular deposit insurance of $233,000 during 2009, while there was no similar special assessment in 2010 period.  For 2010, we paid $233,000 in deposit insurance.

Income Taxes. For the year ended December 31, 2010, we recorded income tax expense of $232,000 on before tax earnings of $618,000.  For the year ended December 31, 2009, we recorded an income tax benefit of $881,000 on a before tax loss of $2.3 million.  Our effective tax rate for the year ended December 31, 2010 was 37.5% as compared to (37.7)% for 2009.

HOW WE INTEND TO USE THE PROCEEDS

Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion and offering are completed, we presently anticipate that the net proceeds from this offering will be between $8.1 million and $11.2 million and up to $13.0 million at the adjusted maximum of the offering range.

We intend to use the net proceeds received from the stock offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Retained by Sunshine Financial	$3,313	41.1%	$3,975	41.3%	$4,635	41.4%	$5,384	41.4%
Loan to employee stock ownership plan	714	8.9	840	8.7	966	8.6	1,111	8.6
Investment in Sunshine Savings Bank	4,028	50.0	4,815	50.0	5,601	50.0	6,495	50.0

Net proceeds from stock offering	$8,055	100.0%	$9,630	100.0%	$11,202	100.0%	$12,990	100.0%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Sunshine Savings Bank’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated offering rather than in the subscription and community offerings.

Sunshine Financial May Use the Proceeds it Retains From the Offering:

●	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

●	to pay cash dividends to shareholders;

●	to repurchase shares of our common stock for, among other things, the funding of a new stock-based incentive plan;

●	to invest in securities; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency mortgage-backed securities, as well as investment-grade debt obligations.

Under current OTS regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain shareholder-approved, stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

Sunshine Savings Bank May Use the Net Proceeds it Receives From the Offering:

●	to support internal growth through lending in the communities we currently serve; in particular loan originations of one- to four-family owner-occupied mortgage loans;

●	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

●	to invest in securities;

●
to finance the acquisition of branches from other financial institutions primarily in, or adjacent to, Leon County, Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in, or adjacent to, Leon County, Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.  The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions.  Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Our return on equity may be relatively low until we are able to effectively reinvest the additional capital raised in the offering, which may negatively affect the value of our common stock.  See “Risk Factors - Our return on equity will be low following the stock offering.  A lower return on equity may impact the trading price of our common stock negatively.”

MARKET FOR SUNSHINE FINANCIAL COMMON STOCK

We have not previously issued common stock, so there is no established market for our common stock.  Upon completion of the offering, we anticipate that our common stock will be quoted on the OTC Bulletin Board.  In order for our stock to be quoted in the OTC Bulletin Board, we must have at least one broker-dealer who will make a market in our stock.  Keefe, Bruyette & Woods has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.  Other broker-dealers may not be willing to make a market in our common stock.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker.  Accordingly, the number of active buyers and sellers of our common stock at any particular time may be limited.  As a result, an active and liquid trading market for our common stock is not likely to develop, or, if developed, be maintained.  Therefore, if you purchase shares of common stock in the offering, you may not be able to sell them at a price equal to or above the $10.00 per share price.  Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock should be sold.

OUR POLICY REGARDING DIVIDENDS

The board of directors of Sunshine Financial currently intends to pay cash dividends on the common stock in the future.  The amount and timing of any dividends, however, has not yet been determined.  The payment of dividends will depend upon a number of factors, including capital requirements, Sunshine Financial’s and Sunshine Savings Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. Future dividends are not guaranteed and will depend on our ability to pay them.  We will not pay or take any steps to pay a tax-free dividend that qualifies as a return on capital for at least one year following the offering.

Our future payment of dividends will depend, in large part, upon receipt of dividends from Sunshine Savings Bank.  We initially will have no source of income other than dividends from Sunshine Savings Bank, earnings from the investment of existing capital and proceeds of this offering retained by us, and interest payments on our loan to the employee stock ownership plan.  A regulation of the OTS imposes limitations on “capital distributions” by savings institutions.  Due to recent net losses, Sunshine Savings Bank would currently be precluded from paying cash dividends to Sunshine Financial without OTS approval.  See “How We Are Regulated - Limitations on Dividends and Other Capital Distributions.”

No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.  Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends, to the extent permitted by OTS policy and regulations.  We have no intention to initiate any action that leads to a return of capital (as distinguished from a dividend) to shareholders.

PRO FORMA DATA

The actual net proceeds from the sale of common stock in the offering cannot be determined until the offering is completed.  However, the net proceeds in the offering are currently estimated to be between $8.1 million and $11.2 million, or up to $13.0 million at the adjusted maximum, in the event the offering range is increased by 15%, based on the following assumptions:

●
70% of all shares of common stock will be sold in the subscription offering, including shares purchased by insiders and the employee stock ownership plan and 30% of all shares of common stock will be sold in the community offering.

●	35,100 shares of common stock will be purchased by our officers and directors and their associates;

●
the employee stock ownership plan will purchase an amount equal to 8.0% of the shares of common stock sold in the offering, which will be funded internally with a loan from Sunshine Financial.  The loan will be repaid in substantially equal payments of principal and interest over a period of 10 years;

●	expenses of the offering, other than the fees to be paid to Keefe, Bruyette & Woods are estimated to be $720,000;

●
Keefe, Bruyette & Woods will receive a fee equal to 1.25% of the aggregate gross proceeds received on all shares of common stock sold in the subscription offering, a fee equal to 1.75% of the aggregate gross proceeds received on all shares of common stock sold in the community offering, and a fee, together with all other broker-dealers participating in the syndicated community offering, equal up to 6.25% of the aggregate gross proceeds received on all shares of common stock sold in the syndicated community offering (but not less than $150,000).  No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our directors, officers and employees, and their immediate family members.

●
pro forma earnings have been calculated for the year ended December 31, 2009 and the nine months ended September 30, 2010 assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 0.47% and 0.27%, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity on December 31, 2009 and September 30, 2010, respectively.  This approach, rather than an arithmetic average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the yield on one-year U.S. Government securities is a more accurate estimate of the rate that would be obtained on an investment on net proceeds from the offering;

●
the pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.28% for the year ended December 31, 2009 and 0.16% for the nine months ended September 30, 2010 based on a combined federal and state estimated effective tax rate of 40%;

●	no withdrawals are made from Sunshine Savings Bank’s deposit accounts for the purchase of shares in the offering;

●
Sunshine Financial will grant options under the stock-based incentive plan to acquire common stock equal to 10.0% of the shares of common stock outstanding after the offering, and will grant restricted stock awards in an amount equal to 4.0% of such shares.  Sunshine Financial will acquire these option and award shares through open market purchases.  The estimated fair value of the options, estimated using an application of the Black-Scholes option pricing model, is recognized as an expense over the requisite service period of the options.  The expense recorded in the pro forma financial information assumes the retrospective method under U.S. generally accepted accounting principles (“GAAP”); and

●
pro forma shareholders’ equity amounts have been calculated as if the common stock had been sold in the offering on December 31, 2009 and September 30, 2010, respectively and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations.

Pro forma shareholders’ equity represents the difference between the stated amount of Sunshine Financial’s assets and liabilities computed in accordance with GAAP.  Shareholders’ equity does not give effect to intangible assets in the event of a liquidation.  The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The following table presents historical data of Sunshine Savings Bank’s and Sunshine Financial’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the offering.

At or For the Nine Months Ended September 30, 2010 (Based upon a price of $10.00 per share)
892,500 shares (Minimum of Offering Range)	1,050,000 shares (Midpoint of Offering Range)	1,207,500 shares (Maximum of Offering Range)	1,388,625 shares (Adjusted Maximum of Offering Range)(1)
(Dollars in thousands, except per share data)

Gross proceeds of offering	$8,925	$10,500	$12,075	$13,886
Less: offering expenses	(870)	(870)	(873)	(896)
Estimated net investable proceeds	8,055	9,630	11,202	12,990
Less: common stock acquired by employee stock ownership plan(2)	(714)	(840)	(966)	(1,111)
Less: common stock acquired for restricted stock awards(3)	(357)	(420)	(483)	(555)
Estimated net proceeds, as adjusted	$6,984	$8,370	$9,753	$11,324

Pro forma consolidated net income for the nine months ended September 30, 2010:

Historical	$261	$261	$261	$261
Pro forma income on net proceeds	8	10	12	14
Less: pro forma employee stock ownership plan adjustment(2)	(32)	(38)	(43)	(50)
Less: pro forma restricted stock adjustment(3)	(32)	(38)	(43)	(50)
Less: pro forma stock option adjustment(4)	(51)	(60)	(69)	(79)
Pro forma net income	$154	$135	$118	$96

Pro forma per share consolidated net income for the nine months ended September 30, 2010:

Historical	$0.33	$0.28	$0.23	$0.21
Pro forma income on net proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan adjustment(2)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma restricted stock adjustment(3)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma stock option adjustment(4)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma net income per share	$0.19	$0.14	$0.11	$0.07

Shares used for calculating pro forma net income per share	826,455	972,300	1,118,145	1,285,867

Offering price as a multiple of annualized pro forma net income per share	26.3	x	35.7	x	45.5	x	71.4	x

(table continued on following page)                                                                                     (Footnotes on page 50)

	At or For the Nine Months Ended September 30, 2010 (Based upon a price of $10.00 per share)
	892,500 shares (Minimum of Offering Range)	1,050,000 shares (Midpoint of Offering Range)	1,207,500 shares (Maximum of Offering Range)	1,388,625 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Pro forma consolidated shareholders’ equity at September 30, 2010:

Historical	$14,914	$14,914	$14,914	$14,914
Estimated net proceeds	8,055	9,630	11,202	12,990
Less: common stock acquired by employee stock ownership plan(2)	(714)	(840)	(966)	(1,111)
Less: common stock acquired for restricted stock awards(3)	(357)	(420)	(483)	(555)
Pro forma shareholders’ equity	$21,898	$23,284	$24,667	$26,238

Pro forma consolidated shareholders’ equity per share at September 30, 2010:

Historical	$16.71	$14.20	$12.35	$10.73
Estimated net proceeds	9.03	9.17	9.28	9.35
Less: common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards(3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share	$24.54	$22.18	$20.43	$18.89

Shares used for pro forma shareholders’ equity per share	892,500	1,050,000	1,207,500	1,388,625

Offering price as a percentage of pro forma shareholders’ equity per share	40.7%	45.1%	48.9%	52.9%

(Footnotes on page 50)

	At or For the Year Ended December 31, 2009 (Based upon a price of $10.00 per share)
	892,500 shares (Minimum of Offering Range)	1,050,000 shares (Midpoint of Offering Range)	1,207,500 shares (Maximum of Offering Range)	1,388,625 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)

Gross proceeds of offering	$8,925	$10,500	$12,075	$13,886
Less: offering expenses	(870)	(870)	(873)	(896)
Estimated net investable proceeds	8,055	9,630	11,202	12,990
Less: common stock acquired by employee stock ownership plan(2)	(714)	(840)	(966)	(1,111)
Less: common stock acquired for restricted stock awards(3)	(357)	(420)	(483)	(555)
Estimated net proceeds, as adjusted	$6,984	$8,370	$9,753	$11,324

Pro forma consolidated net income (loss) for the year ended December 31, 2009:

Historical	$(1,459)	$(1,459)	$(1,459)	$(1,459)
Pro forma income on net proceeds	20	23	27	32
Less: pro forma employee stock ownership plan adjustment(2)	(43)	(50)	(58)	(67)
Less: pro forma restricted stock adjustment(3)	(43)	(50)	(58)	(67)
Less: pro forma stock option adjustment(4)	(68)	(80)	(92)	(106)
Pro forma net income (loss)	$(1,593)	$(1,616)	$(1,640)	$(1,667)

Pro forma per share consolidated net income (loss) for the year ended December 31, 2009:

Historical	$(1.76)	$(1.50)	$(1.30)	$(1.13)
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan adjustment(2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma restricted stock adjustment(3)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option adjustment(4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma net income (loss) per share	$(1.92)	$(1.66)	$(1.46)	$(1.29)

Shares used for calculating pro forma net income (loss) per share	828,240	974,400	1,120,560	1,288,644

Offering price as a multiple of pro forma net income (loss) per share	N.M.	N.M.	N.M.	N.M.

(table continued on following page)                                                                                     (Footnotes on page 50)

	At or For the Year Ended December 31, 2009 (Based upon a price of $10.00 per share)
	892,500 shares (Minimum of Offering Range)	1,050,000 shares (Midpoint of Offering Range)	1,207,500 shares (Maximum of Offering Range)	1,388,625 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Pro forma consolidated shareholders’ equity at December 31, 2009:

Historical	$14,653	$14,653	$14,653	$14,653
Estimated net proceeds	8,055	9,630	11,202	12,990
Less: common stock acquired by employee stock ownership plan(2)	(714)	(840)	(966)	(1,111)
Less: common stock acquired for restricted stock awards(3)	(357)	(420)	(483)	(555)
Pro forma shareholders’ equity	$21,637	$23,023	$24,406	$25,977

Pro forma consolidated shareholders’ equity per share at December 31, 2009:

Historical	$16.42	$13.95	$12.13	$10.55
Estimated net proceeds	9.03	9.17	9.28	9.35
Less: common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards(3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share	$24.24	$21.93	$20.21	$18.71

Shares used for pro forma shareholders’ equity per share	892,500	1,050,000	1,207,500	1,388,625

Offering price as a percentage of pro forma shareholders’ equity per share	41.3%	45.6%	49.5%	53.4%

(Footnotes on following page)

N.M. – Not meaningful.

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks following the commencement of the offering.

(2)
Assumes 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Sunshine Financial.  The loan will have a term of 10 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Sunshine Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Sunshine Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Sunshine Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40%.  The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that (i) 7,140, 8,400, 9,660 and 11,109 shares were committed to be released during the year ended December 31, 2009 and 5,355, 6,300, 7,245 and 8,332 shares were committed to be released during the nine months ended September 30, 2010 at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
If the stock-based incentive plan is approved by Sunshine Financial’s shareholders, Sunshine Financial may purchase an aggregate number of shares of common stock equal to 4.0% of the shares outstanding after the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the offering, although the plan, including the amount awarded under the  plan, may remain subject to supervisory restrictions), to be awarded as restricted stock to officers and directors under the stock-based incentive plan.  Shareholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the offering.  The shares may be issued directly by Sunshine Financial or acquired through open market purchases.  The funds to be used to purchase the shares to be awarded by the stock-based incentive plan will be provided by Sunshine Financial.  The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed for restricted stock awards is expensed during the year ended December 31, 2009 and 15% of the amount contributed for restricted stock awards is expensed during the nine months ended September 30, 2010 (based on a five-year vesting period), and (iii) the stock-based incentive plan expense reflects an effective combined federal and state tax rate of 40%.  Assuming shareholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the shares outstanding after the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%.  The following table shows pro forma net income per share for the nine months ended September 30, 2010 and the year ended December 31, 2009 and pro forma shareholders’ equity per share at September 30, 2010 and December 31, 2009, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Nine Months Ended September 30, 2010	892,500 shares	1,050,000 shares	1,207,500 shares	1,388,625 shares
Pro forma net income per share	$0.22	$0.17	$0.14	$0.11
Pro forma shareholders’ equity per share	$23.98	$21.71	$20.03	$18.55

At or For the Year Ended December 31, 2009	892,500 shares	1,050,000 shares	1,207,500 shares	1,388,625 shares
Pro forma net income per share	$(1.79)	$(1.54)	$(1.35)	$(1.19)
Pro forma shareholders’ equity per share	$23.70	$21.47	$19.82	$18.37

(4)
Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by Sunshine Financial following the offering and presented for shareholder approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire a number of shares equal to 10.0% of the shares outstanding after the offering.  In calculating the pro forma effect of the stock options, the pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $3.80 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0.0%; (iv) expected life of 10 years; (v) expected volatility of 23.17%; and (vi) risk-free interest rate of 2.53%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and shareholders’ equity per share will decrease.  This also will have a dilutive effect of up to 9.09% on the ownership interest of persons who purchase common stock in the offering.

CAPITALIZATION

The following table presents the historical deposits, borrowings and consolidated capitalization of Sunshine Savings MHC at September 30, 2010, and the approximate pro forma consolidated capitalization of Sunshine Financial after giving effect to the conversion and offering, excluding assumed earnings on the net proceeds.  The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data” based on the sale of the number of shares of common stock indicated below.

		Sunshine Financial – Pro Forma (Based upon a price of $10.00 per share)
	Sunshine Savings MHC Historical Capitalization	892,500 shares (Minimum of Offering Range)	1,050,000 shares (Midpoint of Offering Range)	1,207,500 shares (Maximum of Offering Range)	1,388,625 shares (Adjusted Maximum of Offering Range)
	(Dollars in thousands, except per share data)

Deposits(1)	$136,476	$136,476	$136,476	$136,476	$136,476
Borrowings	-	-	-	-	-
Total deposits and borrowed funds	$136,476	$136,476	$136,476	$136,476	$136,476

Shareholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	$-	$-	$-	$-	$-
Common stock, $0.01 par value, 6,000,000 shares authorized; shares to be issued as reflected(2)	-	9	11	12	14
Additional paid-in capital(2)	-	8,046	9,620	11,190	12,976
Retained earnings	14,914	14,914	14,914	14,914	14,914
Less:
Common stock acquired by employee stock ownership plan(3)	-	(714)	(840)	(966)	(1,111)
Common stock to be acquired for restricted stock awards(4)	-	(357)	(420)	(483)	(555)
Total shareholders’ equity	$14,914	$21,898	$23,284	$24,667	$26,238

Pro forma shareholders’ equity to assets(1)	9.75%	13.70%	14.44%	15.17%	15.98%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(2)
Reflects the issuance of the shares of common stock to be sold in the offering.  Assumes that a number of shares, equal to 4.0% of the shares outstanding after the offering, are purchased in the open market by the stock-based incentive plan with funding from Sunshine Financial, subsequent to the offering at the purchase price of $10.00 per share.  The stock-based incentive plan is subject to shareholder approval.

(3)
Assumes that a number of shares equal to 8.0% of the shares outstanding after the offering will be acquired by the employee stock ownership plan with funds borrowed from Sunshine Financial.  The loan will be repaid principally from Sunshine Financial’s contributions to the employee stock ownership plan.  Since Sunshine Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Sunshine Financial’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(4)
Assumes a number of shares of common stock equal to 4.0% of the shares outstanding after the offering will be purchased by the equity incentive plan in open market purchases.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Sunshine Financial accrues compensation expense to reflect the vesting of shares pursuant to the equity incentive plan, the credit to equity will be offset by a charge to noninterest expense.  Implementation of the equity incentive plan will require shareholder approval.  The funds to be used by the equity incentive plan to purchase the shares will be provided by Sunshine Financial.

WE EXCEED ALL REGULATORY CAPITAL REQUIREMENTS

At September 30, 2010, Sunshine Savings Bank exceeded all of its regulatory capital requirements and met or exceeded all OTS capital requirements for a “well-capitalized” institution.  The following table sets forth the regulatory capital of Sunshine Savings Bank at September 30, 2010 and the pro forma regulatory capital of Sunshine Savings Bank after giving effect to the offering, based on the assumptions underlying the pro forma capital calculations presented below and a purchase price of $10.00 per share.  See “How We Intend to Use the Proceeds,” “Capitalization” and “Pro Forma Data.”  The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS.  For a discussion of the capital standards applicable to Sunshine Savings Bank, see “How We Are Regulated - Regulatory Capital Requirements.”

	Actual, at September 30, 2010		892,500 Shares (Minimum of Offering Range)		1,050,000 Shares (Midpoint of Offering Range)		1,207,500 Shares (Maximum of Offering Range)		1,388,625 Shares (Adjusted Maximum of Offering Range(1))
	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)
	(Dollars in thousands)

GAAP Capital	$14,914	9.75%	$17,871	11.39%	$18,469	11.71%	$19,066	12.03%	$19,743	12.39%

Core or Tier 1 Capital:
Actual or Pro Forma	$12,822	8.53%	$15,780	10.22%	$16,378	10.56%	$16,975	10.89%	$17,652	11.26%
Required(3)	7,516	5.00	7,717	5.00	7,757	5.00	7,796	5.00	7,841	5.00
Excess	$5,306	3.53%	$8,063	5.22%	$8,621	5.56%	$9,179	5.89%	$9,811	6.26%

Tier 1 Risk-Based Capital:
Actual or Pro Forma(3)	$12,822	12.94%	$15,780	15.79%	$16,378	16.36%	$16,975	16.93%	$17,652	17.58%
Required	5,947	6.00	5,995	6.00	6,005	6.00	6,014	6.00	6,025	6.00
Excess	$6,875	6.94%	$9,785	9.79%	$10,373	10.36%	$10,961	10.93%	$11,627	11.58%

Risk-Based Capital:
Actual or Pro Forma(5)	$14,066	14.19%	$17,023	17.04%	$17,621	17.61%	$18,218	18.17%	$18,895	18.82%
Required	9,912	10.00	9,992	10.00	10,008	10.00	10,024	10.00	10,042	10.00
Excess	$4,154	4.19%	$7,031	7.04%	$7,613	7.61%	$8,194	8.17%	$8,853	8.82%

Reconciliation of capital infused into Sunshine Savings Bank:			50.0%		50.0%		50.0%		50.0%
Net proceeds infused			$4,028		$4,815		$5,601		$6,495
Less: Common stock acquired by employee stock ownership plan			(714)		(840)		(966)		(1,111)
Common stock acquired by stock based incentive plan			(357)		(420)		(483)		(555)
Pro forma increase in GAAP and regulatory capital			$2,957		$3,555		$4,152		$4,829

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)
Tangible and core capital levels are shown as a percentage of total adjusted assets.  Risk-based capital levels are shown as a percentage of risk-weighted assets.  Requirements shown are “well capitalized” pursuant to prompt corrective action guidelines.

(3)
Pro forma capital levels assume that we fund the stock-based incentive plans with purchases in the open market equal to 4.0% of the shares of common stock sold in the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the stock offering with funds we lend.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans.  See “Management” for a discussion of the stock-based benefit plan and employee stock ownership plan.  We may award shares of common stock under one or more stock-based incentive plans in excess of this amount if the stock-based incentive plans are adopted more than one year following the stock offering.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial conditions and results of operations. The information in this section has been derived from the consolidated financial statements and footnotes thereto, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding Sunshine Savings Bank as provided in this prospectus.

Overview

On July 1, 2007, Sunshine Savings Bank converted its charter from a state-chartered credit union to a federally chartered savings bank.  On that date the name was changed from Sunshine State Credit Union to Sunshine Savings Bank, and we became a taxable organization.  In January 2009, we reorganized into our current mutual holding company structure, with Sunshine Savings Bank as a wholly owned subsidiary of Sunshine Financial-Federal, which is the wholly owned subsidiary of Sunshine Savings MHC.  We currently operate out of four full service branch offices serving the Tallahassee, Florida metropolitan area.

Our principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences, home equity loans and lines of credit, lot loans, and direct automobile, credit card and other consumer loans.

We offer a variety of deposit accounts, which are our primary source of funding for our lending activities.  We have adopted a plan of conversion and reorganization, primarily to increase our capital to grow our loan portfolio and to continue to build our franchise.

Sunshine Savings Bank is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions.  Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, other investments, account maturities, and the overall level of personal income and savings.  Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles.  Sources of funds for lending activities of Sunshine Savings Bank include primarily deposits, borrowings, payments on loans and income provided from operations.

Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is noninterest income, which includes revenue we receive from providing products and services. Our noninterest expense has typically exceeded our net interest income and we have relied primarily upon noninterest income to supplement our net interest income and to achieve earnings.

Our operating expenses consist primarily of salaries and employee benefits, general and administrative, occupancy and equipment, data processing services, professional services and marketing expenses. Salaries and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, expenses for retirement and other employee benefits. Occupancy and equipment expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, taxes, depreciation charges, maintenance and costs of utilities.

Over the last year, our net interest margin has improved as a result of the decrease in our cost of funds.  While our average yield on interest-earning assets increased 9 basis points to 5.76% for the nine months ended September 30, 2010 compared to 5.67% for the same period last year, our average funding costs decreased significantly from 2.71% during the nine months ended September 30, 2009 to 1.56% for the same period last year.  Our net interest rate spread increased to 4.20% for the nine months ended September 30, 2010 compared to 2.96% for the nine months ended September 30, 2009.

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our shareholders no earlier than six months after the completion of the conversion.

Assuming that the adjusted maximum number of shares are sold in the offering:

(i)
the employee stock ownership plan will acquire 111,090 shares of common stock with a $1.1 million loan that is expected to be repaid over 10 years, resulting in an annual pre-tax expense of approximately $111,090 (assuming that the shares of common stock maintain a value of $10.00 per share); and

(ii)
a new stock-based benefit plan would award a number of shares equal to 4% of the shares sold in the offering, or 55,545 shares, to eligible participants, and such awards would be expensed as the awards vest.  Assuming all shares are awarded under the plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual pre-tax expense associated with shares awarded under the plan would be approximately $111,090; and

(iii)
a new stock-based benefit plan would award options to purchase a number of shares equal to 10% of the shares sold in the offering, or 138,863 shares, to eligible participants, and such options would be expensed as the options vest.  Assuming all options are awarded under the stock-based benefit plan at a price of $10.00 per share, and that the options vest over a minimum of five years, the corresponding annual pre-tax expense associated with options awarded under the stock-based benefit plan would be approximately $106,000 (assuming a grant-date fair value of $3.80 per option, using the Black-Scholes option pricing model).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term.  Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made.  Further, the actual expense of the shares awarded under the stock-based benefit plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

Following the offering our operating expenses are likely to also increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, public company periodic reporting expenses and expenses related to shareholder communications and meetings.

Business and Operating Strategy and Goals

Our primary objective is to continue to grow Sunshine Savings Bank as a well-capitalized, profitable, independent, community-oriented financial institution serving customers in our market area.  Our strategy is simply to provide innovative products and superior service to customers in our market area, which we serve through our four convenient banking centers located in Tallahassee, Florida.  We support these banking centers with 24/7 access to on-line banking and participation in a world wide ATM network.  During and after completion of the offering, we will pursue our basic operating strategy and goals, which are listed below.  This stock offering is a critical component of our business strategy because of the significant increase it will provide to our capital base.  To accomplish our objectives, we also need to motivate our employees and provide them with the tools necessary to compete effectively with other financial institutions operating in our market area.

Maintaining and improving our asset quality.  Our goal is to maintain and improve upon our level of nonperforming assets by managing credit risk.  Our percentage of nonperforming assets to total assets was 2.98%, 2.27% and 2.72% at September 30, 2010, December 31, 2009 and 2008, respectively.  Beginning in 2006, as part of management’s decision to reduce the risk profile of our loan portfolio, we changed our lending emphasis from higher risk consumer automobile and unsecured loans to lower risk conforming mortgage loans. We also implemented more stringent underwriting policies and procedures, which included an increased emphasis on a borrower’s ability to repay a loan and required higher credit scores than our lending policies had previously permitted.  Although no new loan products are presently planned, we intend to introduce new loan products when we are confident that our staff has the necessary expertise and that sound underwriting and collection procedures are in place.

Leveraging our capital to improve our overall efficiency and profitability.   We plan to improve our overall efficiency and profitability by leveraging our increased capital base following the offering.  We also may utilize our borrowing capacity at the FHLB of Atlanta to purchase investment grade securities to leverage our balance sheet and increase our net interest income and liquidity.  We also will continue to emphasize lower cost deposits.

Improving our earnings through  product selection, pricing and lower cost of funds.  Through product selection and pricing and lower cost funds, we will seek to optimize our interest rate margin while managing our interest rate risk.    We will continue to expand our business by cross-selling our loan and deposit products and services to our customers and emphasizing our traditional strengths, which include residential mortgages, consumer loans and deposit products and services.  In addition, from time to time, consistent with our asset/liability objectives, we may sell a portion of our residential mortgage loan originations to Freddie Mac or private investors.  This will allow us to maintain our customer relationships and generate servicing income, while also having the funds from any such loan sales available to make additional loans.

Growing our franchise within the Tallahassee metropolitan area. We operate with a service-oriented approach to banking by meeting our customers’ needs and emphasizing the delivery of a consistent and high-quality level of professional service. We will retain our community-oriented charter following the offering.  The net proceeds of this offering will allow us to invest in more loans and provide a menu of services consistent with the needs of the customers in our market area.  Our attention to client service and competitive rates allows us to attract and retain deposit and loan customers.

Emphasizing lower cost core deposits to manage the funding costs of our loan growth.  We offer personal checking, savings and money-market accounts, which generally are lower-cost sources of funds than certificates of deposits and are less sensitive to withdrawal when interest rates fluctuate.  To build our core deposit base, we are pursuing a number of strategies that include sales promotions on savings and checking accounts to encourage the growth of these types of deposits.

Growing our loan portfolio by emphasizing the origination of one- to four-family residential mortgage, home equity and consumer loans.  Our strategy for increasing net income includes increasing our loan originations, with a primary emphasis on one- to four-family, owner-occupied mortgage loans and, to a lesser extent, automobile, credit card and other consumer loans.

Controlling our operating expense while continuing to provide excellent customer service. Our infrastructure, personnel and fixed operating base can support a substantially larger asset base.  As a result we believe we can cost-effectively grow as we continue to meet the financial needs of the communities in which we operate.  We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries.  Our ability to provide these services is enhanced by the experience of our executive officers, who have an average of over 26 years’ experience in the financial services industry.

Critical Accounting Policies

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.  Management believes that its critical accounting policies include, determining the allowance for loan losses, accounting for deferred income taxes as well as the valuation of foreclosed assets.  Our accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

Allowance for Loan Loss.  We believe that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period, requiring management to make assumptions about losses on loans. The impact of a sudden large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged to income.  Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers all other loans and is based on historical industry loss experience adjusted for qualitative factors.

Loans are considered impaired if, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, except that all collateral-dependent loans are measured for impairment based on fair value of the collateral.  In measuring the fair value of the collateral, management uses assumptions (e.g., discount rates) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, we do not separately identify individual consumer and residential loans less than $500,000 for impairment disclosures.

Deferred Tax Assets.  Income taxes are reflected in our financial statements to show the tax effects of the operations and transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes.  SFAS No. 109, “Accounting for Income Taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes.  Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities.  They are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled and are determined using the assets and liability method of accounting.  The deferred income provision represents the difference between net deferred tax asset/liability at the beginning and end of the reported period.  In formulating our deferred tax asset, we are required to estimate our income and taxes in the jurisdiction in which we operate.  This process involves estimating our actual current tax exposure for the reported period together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  The realization of deferred tax assets is dependent on results of future operations.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Foreclosed Real Estate.  Real estate acquired through foreclosure is carried at fair value less estimated selling costs.  Costs associated with foreclosed real estate for maintenance, repair, property tax, etc., are expensed during the period incurred. Foreclosed real estate is reviewed monthly for potential impairment.  When impairment is indicated the impairment is charged against current period operating results and netted against the carrying value of the property.  At disposition any residual difference is either charged to current period earnings as a loss on sale or reflected as income in a gain on sale.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

General.  Total assets decreased $3.7 million, or 2.4%, to $152.9 million at September 30, 2010 from $156.6 million at December 31, 2009. The decrease in total assets was due primarily to decreases in our loan portfolio, slightly offset by an increase in cash and cash equivalents.  Our loan portfolio decreased $7.8 million since December 31, 2009, which was primarily offset by a $6.3 million increase in cash and cash equivalents.

Loans.  Our loan portfolio decreased $7.8 million, to $122.7 million at September 30, 2010 from $130.5 million at December 31, 2009.  A $1.2 million increase in our lot loans was offset by decreases in our one- to four-family real estate mortgage loans of $4.9 million, automobile loans of $2.3 million and other consumer loans of $1.8 million. The decrease in loans receivable was due primarily to loan repayments exceeding loan originations.  The decrease in loan originations was primarily attributable to the weakness in the housing market and the economy. In addition, management made the strategic decision to compete less aggressively for one-to four family real estate mortgage loans by not matching low loan rates offered by competitors on loans that do not meet the investment objectives for loans held by us. In an attempt to increase future one- to four- family real estate mortgage loan originations and generate income we have been recently approved to originate and sell residential loans to Freddie Mac.  This will enable us to be more competitive and originate loans at lower rates than we would require if the loan were to be held in our portfolio.

Allowance for Loan Losses.  The allowance for loan losses is maintained to cover losses that have been estimated on the date of the evaluation in accordance with GAAP.  It is our estimate of probable incurred credit losses in our loan portfolio.

Our methodology for analyzing the allowance for loan losses consists of specific and general components.  We stratify the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.  The amount of loan losses incurred in our consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors.  The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding.  A separate valuation of known losses for individual impaired large-balance, non-homogeneous loans is also established. Impaired loans are loans that we believe are probable of not being paid in accordance with the loan agreement.  The allowance for loan losses on individually analyzed loans includes one- to four-family and consumer loans, where management has concerns about the borrower’s ability to repay.  Loss estimates include the difference between the estimated fair value of the collateral less selling costs and the loan amount due.

Our allowance for loan losses at September 30, 2010 was $1.6 million, or 1.32% of net loans receivable, compared to $1.4 million, or 1.08% of net loans receivable, at December 31, 2009.  Non-performing loans increased to $4.1 million at September 30, 2010 from $2.5 million at December 31, 2009.  Non-performing loans to total loans increased to 3.36% at September 30, 2010 from 1.94% at December 31, 2009. See “Business of Sunshine Savings Bank - Asset Quality” for additional information regarding our non-performing loans.

Deposits.  Total deposits decreased $4.0 million, or 2.9%, to $136.5 million at September 30, 2010 from $140.5 million at December 31, 2009.  This decrease was due primarily to a $5.8 million or 8.7% decrease in certificate of deposit accounts.  The decrease in our certificate of deposit accounts was the result of our strategic decision to not match higher interest rates offered by our local competitors.

Equity.  Total equity increased $261,000 to $14.9 million at September 30, 2010 or 9.75% of total assets, from $14.7 million at December 31, 2009.  This increase was solely due to the net income for the nine months ended September 30, 2010.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

General.  Total assets decreased $4.4 million, or 2.7%, to $156.6 million at December 31, 2009 from $161.0 million at December 31, 2008.  The decrease in total assets was due primarily to a $7.2 million overall decrease in the loan portfolio, partially offset by a $2.1 million increase in cash and cash equivalents.

Loans.  Our loan portfolio decreased $7.2 million, or 5.2%, to $130.5 million at December 31, 2009 from $137.6 million at December 31, 2008.  The decrease in the loan portfolio resulted from the decrease in the automobile, credit card and unsecured loan portfolios, consistent with management’s business strategy, coupled with lower originations and demand for one- to four-family loans in our market area as a result of the weakness in the housing market and the economy.  The automobile loan portfolio decreased $4.5 million, 44.1%, to $5.7 million at December 31, 2009 from $10.2 million at December 31, 2008.  Credit card and other unsecured loans decreased $1.5 million, or 13.6%, to $9.7 million at December 31, 2009 from $11.2 million at December 31, 2008.  At December 31, 2009, our one- to four-family real estate mortgage loans (including home equity loans and lines of credit) decreased $5.9 million, or 5.4%, to $104.6 million from $110.6 million at December 31, 2008 and our construction loans decreased $829,000 to zero at December 31, 2009 from the prior year.  In addition, the decrease was partially offset by a $6.4 million or 405.1%, increase in lot loans to $8.0 million at December 31, 2009 from $1.6 million at December 31, 2008.

Allowance for Loan Losses.  Our allowance for loan losses at December 31, 2009 was $1.4 million or 1.08% of net loans receivable, compared to $1.6 million or 1.13% of net loans receivable at December 31, 2008.  The decline in the allowance for loan losses was due primarily to charge-offs of non-performing loans.  Nonperforming loans decreased to $2.5 million at December 31, 2009 from $3.1 million at December 31, 2008, reflecting the stabilization in the economy.  Non-performing loans to total loans decreased to 1.94% at December 31, 2009 from 2.23% at December 31, 2008.

Deposits.  Total deposits decreased $2.1 million, or 1.5%, to $140.5 million at December 31, 2009 from $142.6 million at December 31, 2008.  This decrease was due primarily to an $8.9 million, or 11.8%, decrease in certificate of deposit accounts, partially offset by a $6.9 million, or 14.9%, increase in money market and individual retirement accounts.  Certificate accounts decreased as a result of local competition, while increases in our money market and individual retirement accounts reflect customer preference to maintain liquidity in short-term deposit accounts due to the low interest rate environment and our increasing the rate paid on these accounts.

Equity.  Total equity decreased $1.5 million to $14.7 million, 9.4%, at December 31, 2009 from $16.1 million at December 31, 2008, as a result of the $1.5 million net loss during the year ended December 31, 2009.

Average Balances, Interest and Average Yields/Cost

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at September 30, 2010.  Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis.  Yields and rates for the nine-month period have been annualized.  All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield for the period they have been on non-accrual.

	At	Nine Months Ended September 30,						Year Ended December 31,
	September 30, 2010	2010			2009			2009			2008
		Average	Interest		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans receivable(1)	5.98%	$126,912	$5,798	6.09%	$134,534	$6,170	6.11%	$133,550	$8,219	6.15%	$131,682	$8,395	6.38%
Investments	5.16	3,886	149	5.12	5,185	197	5.08	5,016	255	5.09	3,430	73	2.13
FHLB stock	-	328	-	-	356	1	0.26	350	1	0.30	289	-	-
Other interest-earning assets	0.09	6,682	6	0.12	10,140	20	0.26	9,517	23	0.24	17,175	505	2.94

Total interest-earning assets(1)	5.46	137,808	5,953	5.76	150,215	6,388	5.67	148,433	8,498	5.72	152,576	8,973	5.88

Interest-Bearing Liabilities:
MMDA and savings	1.00	54,430	480	1.17	48,668	592	1.62	49,596	767	1.55	49,054	674	1.37
Time deposits	1.61	62,180	885	1.90	79,225	2,011	3.38	77,157	2,475	3.21	74,546	3,325	4.46
Notes payable	-	-	-	-	-	-	-	-	-	-	143	5	3.94

Total interest-bearing liabilities	1.32	116,610	1,365	1.56	127,893	2,603	2.71	126,753	3,242	2.56	123,743	4,004	3.24

Net interest income			$4,588			$3,785			$5,256			$4,969
Interest rate spread	4.14%			4.20%			2.96%			3.17%			2.65%
Net earning assets		$21,198			$22,893			$21,680			$28,833
Net interest margin(2)	4.35%			4.44%			3.36%			3.54%			3.26%
Ratio of average interest-earning assets to average interest-bearing liabilities		118.18%			117.45%			117.11%			123.30%

     (1)  Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
     (2)  Net interest margin represents net interest income as a percentage of average interest-bearing assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Nine Months Ended September 30, 2010 vs. 2009			Year Ended December 31, 2009 vs. 2008
	Increase (decrease) due to		Total increase	Increase (decrease) due to		Total increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)

Interest-earning assets:
Loans receivable	$(350)	$(22)	$(372)	$119	$(295)	$(176)
Investments	(50)	2	(48)	34	148	182
FHLB Stock	-	(1)	(1)	-	1	1
Other interest-earning assets	(7)	(7)	(14)	(225)	(257)	(482)

Total interest-earning assets	$(407)	$(28)	$(435)	$(72)	$(403)	$(475)

Interest-bearing liabilities:
NOW, DDA, savings	$70	$(182)	$(112)	$7	$86	$93
Time deposits	(433)	(693)	(1,126)	116	(965)	(849)
Notes Payable	-	-	-	(6)	-	(6)

Total interest-bearing liabilities	$(363)	$(875)	$(1,238)	$117	$(879)	$(762)

Net interest income	$(44)	$847	$803	$(189)	$476	$287

Comparison of Results of Operation for the Nine Months Ended September 30, 2010 and 2009

General.  Net income for the nine months ended September 30, 2010 was $261,000 compared to a net loss of $1.1 million for the nine months ended September 30, 2009 resulting in an annualized return on average assets of 0.23 % for the nine months ended September 30, 2010 and (0.87) % for the nine months ended September 30, 2009.  The increase in net income was due primarily to an increase in our interest-rate spread and a decrease in our provision for loan losses.  The average yield on interest-earning assets increased to 5.76% for the nine months ended September 30, 2010 from 5.67% for the nine months ended September 30, 2009.  More importantly, the average cost of liabilities decreased to 1.56% for the nine months ended September 30, 2010 from 2.71% for the nine months ended September 30, 2009, primarily due to the lower cost and volume of certificate of deposit accounts.

Net Interest Income.  Net interest income increased $803,000, or 21.2%, to $4.6 million for the nine months ended September 30, 2010 from $3.8 million for the same period in 2009, primarily due to our lower cost of deposits partially offset by a reduction in the size of our loan portfolio.  Our interest-rate spread increased to 4.20% for the nine months ended September 30, 2010 from 2.96% for the same period in 2009, while our net interest margin improved to 4.44% at September 30, 2010 from 3.36% at September 30, 2009.  The ratio of average interest-earning assets to average interest-bearing liabilities for the nine months ended September 30, 2010 increased to 118.18%, from 117.45% for the nine months ended September 30, 2009.

Interest Income. Interest income for the nine months ended September 30, 2010 decreased $435,000, or 6.8%, to $6.0 million from $6.4 million for the same period ended September 30, 2009.  The decrease in interest income for the nine months ended September 30, 2010 was primarily due to lower average balances of interest-earning assets, in particular, loans receivable.  Average interest-earning assets decreased to $137.8 million during the nine months ended September 30, 2010 compared to $150.2 million for the nine months ended September 30, 2009.

Interest Expense. Interest expense for the nine months ended September 30, 2010 was $1.4 million compared to $2.6 million for the same period in 2009, a decrease of $1.2 million or 47.6%.  The decrease was primarily the result of decreases in both the average balance of and the average rate paid on certificates of deposit.  The average balance of certificates of deposit decreased to $62.2 million for the nine month period ended September 30, 2010 from $79.2 million for the same period in 2009 and the average rate paid on certificates of deposit decreased to 1.90% from 3.38%.

Provision for Loan Losses.  We establish an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, prevailing economic conditions and current risk factors specifically related to each loan type.  See “- Critical Accounting Policies -- Allowance for Loan Loss” for a description of the manner in which the provision for loan losses is established.

Based on management’s evaluation of these factors, the provision for loan losses for the nine months ended September 30, 2010 was $750,000 compared to $1.5 million for the same period in 2009, a decrease of $762,000 or 50.4%.  The provision for loan losses reflected the decrease in the size of our loan portfolio and in loan charge-offs between these two periods as well as the change in the mix of loans. Net charge-offs for the nine months ended September 30, 2010 were $546,000 compared to $1,630,000 for the nine month period ended September 30, 2009. For the first three quarters of 2010, net charge-offs consisted of $401,000 for credit card and unsecured loans, $53,000 for automobile loans, $82,000 for other secured consumer loans, $31,000 for home equity loans, and a net recovery of $21,000 for one- to four-family mortgage loans.  For the same period in 2009, net charge-offs consisted of $733,000 for credit card and unsecured loans, $462,000 for automobile loans, $65,000 for other secured consumer loans, $54,000 for home equity loans and $316,000 for one- to four-family mortgage loans.  Nonperforming loans to total loans at September 30, 2010 were 3.36% compared to 1.82% at September 30, 2009.  The allowance for loan losses to net loans receivable was 1.32% at September 30, 2010 compared to 1.09% at September 30, 2009.

Our provision for loan losses decreased despite an increase in our nonperforming loans, almost all of which were loans secured by residential properties.  As mentioned above, this decrease was due to a decline in the overall size of the loan portfolio. In addition, based on our loan loss experience, loans secured by residential properties have historically resulted in a lower loss rate compared to our other loans.  Accordingly, we generally provide a lower allowance factor for these loans than for other categories of loans in the portfolio, thus requiring a smaller contribution to the allowance for loan losses than if the increase in non-performing loans consisted of higher risk loans. In addition, the amount of our allowance for loan losses was favorably impacted by continuing declines in our automobile, credit card and unsecured loans which have historically had a higher allowance factor and loss rate compared to one- to four-family mortgage loans.

Management considers the allowance for loan losses at September 30, 2010 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to our provision for loan losses based upon their judgment of information available to them at the time of their examination.

Noninterest Income. Noninterest income for the nine months ended September 30, 2010 increased $218,000, or 13.5%, to $1.8 million compared to $1.6 million for the same period in 2009.  Service charges on deposit accounts increased by $232,000 for the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009.  The increase in service charges on deposit accounts was due to a change in debit card servicer, which resulted in a $444,000 increase in fee income on debit card transactions partially offset by a $184,000 decrease in NSF fees. While the fee income on debit card transactions has increased, the expense associated with these transactions has also increased (see noninterest expense below).  In addition, due to changes in federal regulations, NSF income is expected to continue to decrease due to our inability to charge for certain NSF transactions.

Noninterest Expense. Noninterest expense for the nine months ended September 30, 2010 was $5.3 million compared to $5.6 million for the same period in 2009, a decrease of $337,000 or 6.0%.  The largest decrease occurred in salaries and employee benefits which decreased $284,000, or 10.3%, to $2.5 million for the nine months ended September 30, 2010, from $2.8 million for the same period last year.  The decrease in salaries and employee benefits primarily was due to the closing of our branch in south Florida and a reduction in employees at our main office during the first half of 2009.  The number of full-time equivalent employees was 59 at September 30, 2010 and 65 at September 30, 2009.  Expenses for data processing services increased $295,000, or 35.5%, to $577,000 for the nine months ended September 30, 2010, from $282,000 for the same period last year, primarily due to an increase in debit card processing expenses of $309,000 which resulted from moving our debit card business in early 2009 to a new vendor which charges higher fees; however, these higher fees were offset by a $444,000 increase in fee income on debit card transactions.  In addition, during the second quarter of 2009, the FDIC imposed a five basis point special assessment on banks.  We paid $74,000 in addition to regular deposit insurance of $110,000 during the first half of 2009, while there was no similar special assessment in 2010 period.  For the first nine months of 2010, we paid $176,000 in deposit insurance.

Income Taxes. For the nine months ended September 30, 2010, we recorded income tax expense of $156,000 on before tax earnings of $417,000.  For the nine months ended September 30, 2009, we recorded an income tax benefit of $641,000 on a before tax loss of $1.7 million.  Our effective tax rate for the nine months ended September 30, 2010 was 37.4% as compared to 37.6% for the same time period in 2009.

Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

General.  Net loss for the year ended December 31, 2009 was $1.5 million compared to net loss of $1.7 million for the year ended December 31, 2008.  The losses represent a return on average assets of (0.91) % for 2009 and (1.02) % for 2008.

The decrease in our net loss was due primarily to an increase in net interest income and a decrease in noninterest expense partially offset by an increased provision for loan losses and a decline in noninterest income. Our net interest income increased $287,000 and our noninterest expense decreased $1.4 million for the year ended 2009 compared to 2008. The provision for loan losses for the year ended December 31, 2009 increased 94.7% to $1.8 million compared to $925,000 for the year ended December 31, 2008.  Noninterest income decreased 18.4% for the year ended December 31, 2009 to $2.1 million compared to $2.6 million for the year ended December 31, 2008.

Net Interest Income.  Net interest income increased $287,000, or 5.8%, to $5.3 million in 2009 from $5.0 million in 2008.  Our interest-rate spread increased to 3.17% for 2009 from 2.65% for 2008, while our net interest margin increased to 4.57% at December 31, 2009 from 3.48% for 2008.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly to 117.1% during 2009 from 123.3% during 2008.

Interest Income. Interest income for the year ended December 31, 2009 was $8.5 million compared to $9.0 million for the year ended December 31, 2008, a decrease of $475,000 or 5.3%. The decrease was primarily the result of lower yields earned on our loan receivable and other interest bearing assets during 2009 partially offset by an increase in the average balance and yield of investments.  The yield on other interest bearing assets decreased to 0.24% for 2009 from 2.94% for 2008 primarily due the reduction in the federal funds rate by the Federal Reserve.

Interest Expense. Interest expense for 2009 was $3.2 million compared to $4.0 million for 2008, a decrease of $762,000 or 19.0%.  The decrease was primarily the result of a decrease in the average rate paid on certificate of deposits as a result of low interest rates during the year. The average rate paid on certificates of deposit decreased to 3.21% for 2009 from 4.46% for 2008, while the average balance increased $2.6 million for the same period.

Provision for Loan Losses.  Our provision for loan losses was $1.8 million for 2009 compared to $925,000 for 2008, an increase of $876,000 or 94.7% primarily as a result of an increase in our net charge-offs as a result of the deterioration in the housing market and the recession.  Net charge-offs in 2009 were $1.9 million compared to $797,000 for 2008.  For 2009, net charge-offs consisted of $375,000 of one- to four-family mortgage loans, $155,000 of home equity loans, $386,000 of automobile loans, $907,000 of unsecured and credit card loans and $119,000 of other secured loans.  For 2008, net charge-offs consisted of $46,000 of one- to four-family mortgage loans, $6,000 of home equity loans, $341,000 of automobile loans, $396,000 of unsecured and credit card loans and $8,000 of other secured loans..  Nonperforming loans decreased from $3.1 million, or 2.23% of total loans, to $2.5 million, or 1.94% of total loans, from December 31, 2008 to December 31, 2009.  The allowance for loan losses to net loans receivable was 1.08% at December 31, 2009 compared to 1.13% at December 31, 2008.

During 2009, the provision for loan losses was also impacted by changes in the size and composition of our loan portfolio. The outstanding balance of our net loan portfolio decreased by $7.2 million or 5.2%. The majority of shrinkage in our loan portfolio occurred in our consumer loan portfolio which decreased $9.4 million to $36.2 million, or to 27.5% of total loans, as of December 31, 2009, from $45.6 million, or 32.8% of total loans, as of December 31, 2008.  Most of the decrease was in our automobile loans which decreased $4.5 million from $10.2 million at December 31, 2008 to $5.7 million at December 31, 2009.  In addition, credit card and unsecured loans decreased $1.5 million to $9.7 million or 7.3% of total loans from $11.2 million or 8.0% of total loans at December 31, 2009 and 2008, respectively.  These declines in our automobile, credit card and unsecured loans favorably impacted the amount of our allowance for loan losses because these loans historically have a higher allowance factor and loss rate as compared to one- to four-family mortgage loans. Accordingly, we generally provide a higher allowance factor for these loans than for one- to four-family mortgage loans, thus requiring a smaller contribution to the allowance for loan losses as the percentage of these loans in our portfolio declines. The changes in the composition of our loan portfolio as well as changes in underwriting standards and the types of our nonperforming loans were all considered in our analysis of the allowance for loan losses.

Noninterest Income. Noninterest income for 2009 declined $480,000, or 18.4%, to $2.1 million.   Loan fees and service charges on deposit accounts decreased by $91,000 and $446,000, respectively, for the year ended December 31, 2009 compared to the year ended December 31, 2008, due to a reduction in loan originations, our fee schedule and the number of demand accounts.

Noninterest Expense. Noninterest expense for 2009 was $7.9 million, a decrease of $1.4 million or 15.1%, compared to $9.3 million for 2008.  The largest decrease occurred in salaries and employee benefits, which decreased $945,000, or 21.0%, to $3.6 million for the year ended December 31, 2009, from $4.5 million for the year ended December 31, 2008.  The lower salaries and employee benefits were primarily due to the closing of our branch in south Florida, a reduction in employees at our main office, and a reduction in our employee pension plan costs. The number of full-time equivalent employees at December 31, 2009 was 65, compared to 73 at December 31, 2008.  In addition, we recognized $675,000 in terminated stock offering costs for the year ended December 31, 2008 without a similar charge for the year ended December 31, 2009.  Excluding the stock offering costs, noninterest expense decreased $736,000.  Data processing services decreased $571,000, or 67.1%, to $280,000 for the year ended December 31, 2009 compared to $851,000 for the same period in 2008, primarily due to reductions in item processing expenses of $296,000, software maintenance expenses of $175,000, computer equipment repairs and maintenance of $82,000 and disaster recovery expenses $18,000.  The reductions in our item processing and software maintenance expenses, which account for over 80% of the decrease, resulted from moving our debit card business to FISERV EFT in early 2009 from another vendor which was charging significantly higher fees.

Partially offsetting the decrease to noninterest expense was a $669,000 or 66.4% increase in other noninterest expenses and a $91,000 increase in occupancy and equipment expenses.  FDIC deposit insurance also increased during 2009 compared to 2008.  We paid $308,000 in deposit insurance including a $74,000 special assessment during 2009, as compared to $63,000 in deposit insurance during 2008, an increase of $245,000.  Other noninterest expense increased to $1.7 million for the year ended December 31, 2009 compared to $1.0 million for the year ended December 31, 2008, primarily as a result of charging off our $245,000 investment in Southeast Corporate Credit Union and a $227,000 increase in expenses relating to foreclosed and repossessed property.  The increase in occupancy and equipment expense was related to the upgrade in our data processing systems.

Income Taxes. For the year ended December 31, 2008, we recorded an income tax benefit of $1.0 million on a before tax loss of $2.7 million.  For the year ended December 31, 2009, we recorded an income tax benefit of $881,000 on a before tax loss of $2.3 million.

Asset/Liability Management

Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. As of September 30, 2010, our one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 8.83%, which generally means if interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, could increase more quickly than interest received on interest-earning assets, including loans and other investments. In addition, rising interest rates may hurt our income because they may reduce the demand for loans. In the alternative, if interest rates decrease, our net interest income could increase.

How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.  The board of directors sets the asset and liability policy of Sunshine Savings Bank, which is implemented by management and an asset/liability committee whose members includes certain members of the board and senior management.

The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.

In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

●	Originating adjustable rate home equity loans;

●	Originating a managed amount of short- and intermediate-term fixed rate loans; and

●	Promoting our deposits to establish stable deposit relationships.

Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the committee may in the future determine to increase our interest rate risk position somewhat in order to maintain or increase our net interest margin. We intend to continue our existing strategy of originating a mix of single-family fixed-rate mortgage loans, quarterly adjustable home equity lines of credit, and relatively short term secured consumer loans. We may also originate fixed rate loans for sale to Freddie Mac.

The committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and our present value equity (“PVE”), which is defined as the net present value of our existing assets and liabilities.  The committee also valuates these impacts against the potential changes in net interest income and market value of our portfolio equity that are monitored by the board of directors of Sunshine Savings Bank generally on a quarterly basis.

Our asset/liability management strategy sets limits on the change in PVE given certain changes in interest rates.  The table presented here, as of September 30, 2010, is forward-looking information about our sensitivity to changes in interest rates.  The table incorporates data from an independent service, as it relates to maturity repricing and repayment/withdrawal of interest-earning assets and interest-bearing liabilities.  Interest rate risk is measured by changes in PVE for instantaneous parallel shifts in the yield curve up and down 200 basis points.  Given the relatively low level of market interest rates, a PVE calculation for a decrease of greater than 100 basis points has not been prepared.  As illustrated in the table below, we would benefit more from a decrease in market rates of interest than an increase.  An increase in rates would negatively impact our PVE as a result of costs of deposit accounts increasing more rapidly than yields on loans due to the fixed rate nature of a large portion of our loan portfolio.  As rates rise, the market value of fixed rate assets generally declines due to both the rate increases and slowing prepayments.

September 30, 2010
Change in Interest Rates in	Present Value Equity			PVE
Basis Points	Amount	$ Change	% Change	Ratio %
(Dollars in Thousands)
+200	$14,260	$(3,560)	(19.98)	9.76%
+150	15,634	(2,186)	(12.27)	10.52
+100	16,612	(1,208)	(6.77)	11.03
Base	17,820	-	-	11.57
-100	18,589	769	4.32	11.86

In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered.  For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.  We consider all of these factors in monitoring our exposure to interest rate risk.

Liquidity

Liquidity management refers to the ability to generate sufficient cash to fund current loan demand; meet deposit withdrawals and pay operating expenses.  We rely on various funding sources in order to meet these demands. Primary sources of funds include interest-earning balances with other financial institutions, proceeds from principal and interest payments on loans, and loans from the Federal Home Loan Bank.  At September 30, 2010, we had $17.5 million in cash and cash equivalents that could be used for our funding needs.  At December 31, 2009, we had $11.1 million in cash and cash equivalents that could be used for our funding needs.

Changes in our liquidity position result from our operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income.  Our primary investing activities include loan originations, loan repayments and investments in other interest-earning assets.  Although financing activities have focused entirely on the generation of deposits, the Federal Home Loan Bank is available for borrowings should the need arise, such as if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed.

For the nine months ended September 30, 2010, cash provided by operating activities totaled $1.8 million, compared to $5,000 in cash provided by operating activities for the nine months ended September 30, 2009.  Cash provided by investing activities totaled $8.5 million for the nine months ended September 30, 2010, compared to $3.7 million for the same period in 2009.  These inflows were primarily due to loan pay-offs exceeding loan originations.  Cash used in financing activities totaled $4.0 million for the nine months ended September 30, 2010, and cash provided of $3.1 million for the same period in 2009.  These changes are primarily due to decreases and increases in deposits.

For 2009, cash used in operating activities totaled $1.1 million, compared to cash provided of $200,000 for 2008.  Cash provided by investing activities totaled $5.3 million in 2009 compared to cash outflows of $20.3 million in 2008. This net cash used from investing activities in 2008 was due to loan originations exceeding loan pay-offs and the absence of cash flows from maturing investment securities. Cash flows from financing activities totaled $2.1 million of cash outflow for 2009 compared to $4.5 million of cash inflow for 2008.  These changes are due to the decrease (outflow) or increase (inflow) in our deposits.

Except as set forth above, management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations.  Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have this effect.

Off-Balance Sheet Activities

In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements.  These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks.  These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For the year ended December 31, 2009, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.

A summary of our off-balance sheet commitments to extend credit at September 30, 2010, is as follows (in thousands):

Commitments to make loans	$143
Unused lines of credit	15,461
Total loan commitments	$15,604

Capital Resources

Sunshine Savings Bank is subject to minimum capital requirements imposed by the OTS.  Based on its capital levels at September 30, 2010, Sunshine Savings Bank exceeded these requirements as of that date and continues to exceed them as of the date of this prospectus.  Consistent with our goals to operate a sound and profitable organization, our policy is for Sunshine Savings Bank to maintain a “well-capitalized” status under the capital categories of the OTS.  Based on capital levels at September 30, 2010, Sunshine Savings Bank was considered to be well-capitalized.

At September 30, 2010, equity totaled $14.9 million.  Management monitors the capital levels of Sunshine Savings Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.  The total capital ratio to risk-weighted assets at September 30, 2010 was 14.19%.  The tier one capital ratio to total assets at September 30, 2010 was 8.53%.

The capital raised in this offering, with net proceeds estimated to be between $8.1 million and $13.0 million, will significantly increase our regulatory capital levels and ratios.  Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for at least the next year and to meet any applicable regulatory capital requirements during that period.

Impact of Inflation

The effects of price changes and inflation can vary substantially for most financial institutions.   While management believes that inflation affects the growth of total assets, it believes that it is difficult to assess the overall impact.   Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index (“CPI”) coincides with changes in interest rates.   The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those good and services normally purchased by Sunshine Savings Bank.   In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans.   In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds.   In other years, the opposite may occur.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 1 of the Notes to our Financial Statements beginning on page F-1 of this prospectus.

BUSINESS OF SUNSHINE FINANCIAL, INC.

Sunshine Financial is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Sunshine Savings Bank upon completion of the mutual-to-stock conversion and the offering. Other than matters of an organizational nature, Sunshine Financial has not engaged in any business to date.  Sunshine Financial will have no significant assets other than all of the outstanding shares of common stock of Sunshine Savings Bank, the portion of the net proceeds it keeps and its loan to the Sunshine Financial employee stock ownership plan.  Sunshine Financial will have no significant liabilities.  See “How We Intend to Use the Proceeds.”

Initially, the management of Sunshine Financial and Sunshine Savings Bank will be substantially the same and Sunshine Financial will use the offices of Sunshine Savings Bank.  Sunshine Financial intends to utilize the support staff of Sunshine Savings Bank from time to time and will pay Sunshine Savings Bank for this expense.  For additional information, see “How We Are Regulated – Transactions with Affiliates.”  If Sunshine Financial expands or changes its business in the future, we may hire our own employees.  Sunshine Financial intends to pay for its business activities with the proceeds it keeps from the stock sale and the money it earns from investing the proceeds, as well as from dividends from Sunshine Savings Bank.  See “Our Policy Regarding Dividends.”

In the future, Sunshine Financial, as the holding company of Sunshine Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements for these activities.  We may also borrow funds for reinvestment in Sunshine Savings Bank.

BUSINESS OF SUNSHINE SAVINGS BANK

History

We were originally chartered as a credit union in 1952 as Sunshine State Credit Union to serve state government employees in the metropolitan Tallahassee area.  We expanded over the years to serve city, county, state and federal government employees as well as the employees of commercial and industrial companies, associations, contract employees serving these groups, and family members.  This expansion resulted in our evolution toward a community financial institution with a growing focus trending more toward real estate lending than the traditional credit union products.

We converted on July 1, 2007 from a state-chartered credit union known as Sunshine State Credit Union to a federal mutual savings bank known as Sunshine Savings Bank, and in 2009 reorganized into our existing mutual holding company structure.  Sunshine Savings Bank is currently the wholly owned subsidiary of Sunshine Financial-Federal, a federal corporation, which is the wholly owned subsidiary of Sunshine Savings MHC, a federal mutual holding company. The conversion to a Federal savings bank enabled us to offer loans to the general public, rather than solely to individuals who qualified for membership at the credit union.  As part of that charter conversion, our deposits became insured by the FDIC.  The new bank was named Sunshine Savings Bank to reflect our historical community roots and our continued commitment to our local community in providing banking services and in our community contributions and activities.

Our principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences (including residential construction loans), lot loans and consumer loans.  We offer a wide variety of secured and unsecured consumer loan products, including home equity, direct automobile loans and credit card loans.

We offer a variety of deposit accounts having a wide range of interest rates and terms, including savings accounts, money market deposit and term certificate accounts and demand accounts.  Our primary sources of funds are deposits and payments on loans.

Market Area

We consider our primary market area to be the Tallahassee, Florida metropolitan area.  We are headquartered in Tallahassee, Florida and have four retail offices.  Each of our offices are located within Leon County, Florida.  Based on the most recent branch deposit data provided by the FDIC, our share of deposits in that market was approximately 3%. This data does not include deposits held by credit unions with which we also compete. See “- Competition.”

Tallahassee is the state capital and home to Florida State University, Florida A&M and Tallahassee Community College and is significantly impacted by government services and education activities.  Our primary market area includes a diverse population of management, professional and sales personnel, office employees, manufacturing and transportation workers, service industry workers and government employees, as well as retired and self-employed individuals.  The population has a skilled work force with a wide range of education levels and ethnic backgrounds.  Major employment sectors are government; education, health and social services; retail trades; professional & business services; leisure & hospitality services; and financial services.

Lending Activities

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated.

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:	(Dollars in thousands)
One- to four-family	$82,374	66.49%	$87,562	66.49%	$91,192	65.51%
Lot loans	9,231	7.45	7,981	6.06	1,580	1.14
Construction or development	294	0.24	-	-	829	0.60
Total real estate loans	91,899	74.18	95,543	72.55	93,601	67.25

Consumer loans:
Home equity	16,348	13.20	17,062	12.95	19,372	13.92
Automobile	3,444	2.77	5,729	4.35	10,243	7.36
Credit cards and unsecured	8,896	7.18	9,660	7.33	11,179	8.03
Deposit account	825	0.67	883	0.67	1,148	0.81
Other	2,470	2.00	2,826	2.15	3,663	2.63
Total consumer loans	31,983	25.82	36,160	27.45	45,605	32.75

Total loans	123,882	100.00%	131,703	100.00%	139,206	100.00%

Less:
Loans in process	(443)		(224)		(9)
Deferred fees and discounts	35		31		27
Allowance for losses	1,614		1,410		1,551
Total loans, net	$122,676		$130,486		$137,637

Sunshine Savings Bank does not actively engage in subprime lending, either through advertising, marketing, underwriting and/or risk selection, and has no established program to originate or purchase subprime loans to be held in its portfolio.  Loans identified as subprime, with FICO scores of less than 660, were predominately originated prior to 2006, while we were a credit union, and are managed in the ordinary course of business. These subprime loans totaled approximately $19.7 million or 15.7% of our total loan portfolio at September 30, 2010, $21.6 million or 16.5% of our total loan portfolio at December 31, 2009 and $26.3 million or 19.1% of our total loan portfolio at December 31, 2008.  As of September 30, 2010, our subprime portfolio included approximately $15.1 million in one- to four-family mortgage loans (of which $3.7 million were adjustable rate), $2.8 million in home equity loans (all of which are adjustable rate), $640,000 of automobile loans (of which $354,000 were adjustable rate) and $1.2 million in other types of consumer loans (of which $600,000 were adjustable rate) made to borrowers that are considered subprime by banking regulators based on the borrower’s FICO score at the time the loan was originated or modified.  We do not believe subprime lending is a material part of our lending activity.

The reduction in our subprime loan portfolio has been primarily attributable to our change in lending emphasis from higher risk and higher rate consumer automobile and unsecured lending to lower risk and lower yielding single-family mortgage lending and the implementation of more stringent underwriting standards beginning in 2006.  Some of the most important changes made to our underwriting standards included requiring a: (i) minimum length of employment for borrowers; (ii) maximum allowable overall debt to income and unsecured debt to income ratios; (iv) private mortgage insurance on real estate loans with over an 80% loan to value ratio; and (v) minimum acceptable FICO credit score of 660.  As a result, originations to subprime borrowers declined from $1.6 million during 2008 to $200,000 in 2009 and $242,000 during the first nine months of 2010.  Some of our loans categorized as subprime were prime loans when originated but became subprime as the borrowers encountered financial difficulties.

The following table shows the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for loan losses) at the dates indicated.

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-rate loans:
Real estate loans:
One- to four-family	$72,792	58.76%	$77,192	58.61%	$78,714	56.54%
Lot loans	9,231	7.45	7,981	6.06	1,580	1.14
Total real estate loans	82,023	66.21	85,173	64.67	80,294	57.68

Consumer loans:
Home equity	5,147	4.16	5,326	4.04	6,036	4.34
Automobile	2,815	2.27	4,085	3.10	6,235	4.48
Unsecured	2,221	1.78	2,386	1.81	2,946	2.12
Deposit account	825	0.67	883	0.67	1,148	0.82
Other	2,350	1.89	2,732	2.08	3,483	2.50
Total consumer loans	13,358	10.78	15,412	11.70	19,848	14.26

Total fixed-rate loans	95,381	76.99	100,585	76.37	100,142	71.94

Adjustable-rate loans:
Real estate loans:
One- to four-family	9,582	7.73	10,370	7.87	12,477	8.96
Construction	294	0.24	-	0.00	829	0.60
Total real estate loans	9,876	7.97	10,370	7.87	13,306	9.56

Home equity	11,201	9.04	11,736	8.91	13,337	9.58
Automobile	629	0.51	1,644	1.25	4,008	2.88
Credit Cards	5,603	4.51	5,863	4.45	6,279	4.51
Unsecured	1,072	0.87	1,411	1.07	1,954	1.40
Other	120	0.11	94	0.08	180	0.13
Total consumer loans	18,625	15.04	20,748	15.76	25,758	18.50

Total adjustable-rate loans	28,501	23.01	31,118	23.63	39,064	28.06

Total loans	123,882	100.00%	131,703	100.00%	139,206	100.00%

Less:
Loans in process	(443)		(224)		(9)
Deferred fees and discounts	35		31		27
Allowance for losses	1,614		1,410		1,551
Total loans, net	$122,676		$130,486		$137,637

The following schedule illustrates the contractual maturity of our loan portfolio at December 31, 2009.  Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.  The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate Mortgages
	One- to four- family and lot loans		Construction		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due during year(s) ending December 31,
2010(1)	$1	7.88%	$-	-%	$6,829	9.54%	$6,830	9.54%
2011	2	4.75	-	-	2,214	6.72	2,216	6.72
2012	32	5.93	-	-	2,387	6.33	2,419	6.32
2013 to 2014	316	5.84	-	-	2,951	7.50	3,267	7.34
2015 to 2019	7,982	5.60	-	-	6,670	8.46	14,652	6.90
2020 to 2024	12,015	5.49	-	-	3,973	6.94	15,988	5.85
2025 and following	75,195	5.78	-	-	11,136	5.13	86,331	5.69

Total	$95,543	5.73%	$-	-%	$36,160	7.14%	$131,703	6.11%

(1)  Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2010, which have predetermined interest rates is $100.1 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $24.8 million.

Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors.  Unsecured loans of $50,000 and secured loans of $150,000 and below meeting our underwriting guidelines can be approved by individual loan officers, although secured loans up to $750,000 may be approved by our Chief Executive Officer.  Our loan committee, consisting of our President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and our Senior Vice President and Chief Financial Officer, reviews all other loans and all loan modifications.  Loan committee meetings require a quorum of three members of the committee.  Loans submitted to the loan committee require approval of a majority of the members voting and approval of all members present if only three members are present.  Loans exceeding $1.0 million must be approved by the board of directors.  All closed loans are presented to the Board for ratification on a monthly basis.

At September 30, 2010, the maximum amount under federal law that we could lend to any one borrower and the borrower’s related entities was approximately $2.2 million.  Our five largest lending relationships totaled $2.4 million in the aggregate, or 1.9% of our loan portfolio, at September 30, 2010.  The largest relationship consists of a $596,000 loan secured by a principal residence.  The next four largest lending relationships at September 30, 2010, range from $388,000 to $513,000 and likewise are each secured by a principal residence.

One- to Four-Family Real Estate Lending and Lot Loans.  We originate loans secured by first mortgages on one- to four-family residences primarily in our market area.  We originate one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers.  Walk-in customers are also important sources of loan originations.  Since converting from a credit union to a federal mutual savings bank in 2007, we have expanded our target residential mortgage market to include individuals who are not members, with an emphasis on increasing our residential real estate loan originations.

We generally originate mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%.  For loans exceeding an 80% loan-to-value ratio, since 2006, we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  The majority of our one- to four-family residential loans are originated with fixed rates and have terms of ten to 30 years.  We also originate adjustable-rate mortgage, or ARM, loans which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin.  Most of our ARM loans are hybrid loans, which after an initial fixed rate period of one, five or seven years will convert to an adjustable interest rate for the remaining term of the loan.  Our ARM loans have terms up to 30 years.  Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our asset/liability management objectives.  Our ARM loans generally have a cap of two percentage points on rate adjustments during any one year and nine percentage points over the life of the loan.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.  During the nine months ended September 30, 2010, we originated $2.7 million of one- to four-family fixed rate mortgage loans and no one- to four-family ARM loans.  During the year ended December 31, 2009, we originated $5.8 million of one- to four-family fixed rate mortgage loans and no one- to four-family ARM loans.

ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default.  We have not experienced significant delinquencies in our one- to four-family loan portfolio, including our ARM loans.  However, the majority of these loans have been originated within the past several years, when rates were historically low.  We have offered some teaser rates for the initial loan rate on our ARM loans but not at significant discounts from our prevailing rates.  See “- Asset Quality -- Nonperforming Assets” and “-- Classified Assets.”

Most of our loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors.  Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.  The average size of our one- to four-family residential loans was approximately $130,000 at September 30, 2010.

Beginning in 2008 we began originating lot loans, which are loans secured by developed lots in residential subdivisions located in our market area. We originate these loans to individuals intending to construct their primary residence on the lot.  We will generally originate construction loans in an amount up to 75% of the lower of the purchase price or appraisal, although we will also permit loan-to-value ratios of up to 95%.  For loans exceeding a 75% loan-to-value ratio we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 75% in the event of foreclosure.  Lot loans are secured by a first lien on the property, have a fixed rate of interest with a maximum amortization of 20 years. At September 30, 2010, lot loans totaled $9.2 million or 7.4% of our gross loan portfolio and the average loan size in our lot loan portfolio was approximately $56,000.

Property appraisals on real estate securing our one- to four-family and lot loans are made by state certified independent appraisers approved by the board of directors.  Appraisals are performed in accordance with applicable regulations and policies.  We generally require title insurance policies on all first mortgage real estate loans originated, but may also originate loans that will be retained for our portfolio with an attorney’s opinion in lieu of title insurance.  Homeowners, liability, fire and, if required, flood insurance policies are also required for one- to four-family loans.

We also originate a limited amount of construction loans for single family houses to individuals for construction of their primary residence in our market area.  We will generally originate construction loans in an amount up to 80% for a one- to four-family residential construction loan.  Our construction loans generally have terms up to 12 months and provide for monthly payments of interest only until maturity.  We typically convert construction loans to individuals to permanent loans on completion of construction but do not require take-out financing prior to origination.

Construction and lot loan lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties.  If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan.  If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover the entire unpaid portion of the loan.  In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Lot loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  The value of the lots securing our loans may be affected by the success of the development in which they are located.

Consumer Lending.  We offer a variety of secured consumer loans, including home equity, new and used automobile, boat and other recreational vehicle loans, and loans secured by savings deposits.  We also offer unsecured consumer loans including a credit card product.  We originate our consumer loans primarily in our market area.

Our home equity loans, consisting of fixed-rate loans and variable-rate lines of credit, have been the largest component of our consumer loan portfolio over the past several years.  At September 30, 2010, home equity lines of credit totaled $11.2 million and home equity loans totaled $5.1 million, or collectively 51.1% of our consumer loan portfolio and 13.2% of our gross loan portfolio.  The lines of credit may be originated in amounts, together with the amount of the existing first mortgage, of up to 95% of the value of the property securing the loan (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  Home equity lines of credit are originated with an adjustable-rate of interest, based on Treasury bill securities adjusted to a constant one-year maturity rate plus a margin or are based on prime plus a margin.  Home equity lines of credit generally have up to a ten-year draw period and amounts may be reborrowed after payment at any time during the draw period. At September 30, 2010, unfunded commitments on these lines of credit totaled $3.6 million.

Our fixed-rate home equity loans are originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the appraised value of the subject property for home equity loans (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  These loans may have terms for up to 20 years and are fully amortizing.

Collateral value is determined through existing appraisals, new appraisals or evaluations by the loan department.  On second mortgages, we do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.

We make loans on new and used automobiles.  We currently originate automobile loans only on a direct basis.  Our automobile loan portfolio totaled $3.4 million at September 30, 2010, or 10.8% of our consumer loan portfolio and 2.8% of our gross loan portfolio.  Automobile loans may be written for a term of up to six years for new cars and five years for used cars and have fixed or adjustable-rates of interest.  Loan-to-value ratios are up to 100% of the lesser of the purchase price or the National Automobile Dealers Association value for auto loans, plus up to $1,500 for extended warranty insurance.  We follow our internal underwriting guidelines in evaluating automobile loans, including credit scoring.

Our consumer loans also include loans secured by new and used boats and recreational vehicles, deposits and unsecured credit card and other consumer loans, all of which, at September 30, 2010, totaled $12.2 million, or 9.8% of our gross loan portfolio.  Loans secured by boats and recreational vehicles typically have terms up to twenty years, and loan-to-value ratios up to 90%.  They are made with fixed and adjustable rates.  Our unsecured consumer loans have either a fixed rate of interest generally for a maximum term of 60 months, or are revolving lines of credit of generally up to $50,000.  At September 30, 2010, unfunded commitments on our unsecured lines of credit and credit cards totaled $11.8 million, and the average outstanding balance on these lines was approximately $3,600.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Our underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

Consumer and other loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as manufactured homes, automobiles, boats and other recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Purchases, Sales, Repayments and Servicing

We originate both fixed-rate and adjustable-rate loans.  Our ability to originate loans, however, is dependent upon customer demand for loans in our market area.  Demand is affected by competition and the interest rate environment.  During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.  In periods of economic uncertainty, the ability of financial institutions, including us, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.  We have not purchased loans or loan participations or sold loans recently, but we may do so in the future.  If consistent with our asset/liability objectives, we may in the future choose to originate and sell certain one- to four-family mortgage loans to Freddie Mac in transactions where we retain the servicing.

In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services.  The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.

The following table shows our loan origination, purchase, sale and repayment activities for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(In thousands)
Originations by type:
Fixed-rate:
One- to four-family real estate	$2,726	$4,445	$5,817	$20,935
Lot loans	2,059	4,338	6,301	1,360
Construction or development	532	-	-	-
Home equity	454	746	909	1,366
Automobile	437	420	542	947
Credit cards and unsecured	492	284	450	278
Deposit accounts	355	52	122	94
Other	68	30	30	2,933
Total fixed-rate	7,123	10,315	14,171	27,913
Adjustable-rate:
One- to four-family real estate	-	-	-	419
Home equity	405	1,204	1,383	1,520
Automobile	-	-	-	52
Credit cards and unsecured	40	48	56	136
Other	-	-	-	-
Total adjustable rate	445	1,252	1,439	2,127
Total loans originated	7,568	11,567	15,610	30,040
Repayments:
Principal repayments	(15,367)	(17,179)	(22,409)	(15,907)
Increase (decrease) in other items, net	(11)	(73)	(352)	(968)
Net increase (decrease)	$(7,810)	$(5,685)	$(7,151)	$13,165

Asset Quality

Loan Delinquencies and Collection Procedures.  The borrower is notified by both mail and telephone when a loan is four to nine days past due.  If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent.  When a loan is 90 days delinquent, we commence repossession or a foreclosure action.  Reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection.  In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.  At September 30, 2010, loans totaling $0.8 million had their repayment term extended and were not considered non-performing.

As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt.  Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is carried as a foreclosed asset held for sale until it is sold or otherwise disposed of.  When foreclosed assets held for sale are acquired, they are recorded at fair value less estimated selling costs.  The initial writedown of the property is charged to the allowance for loan losses.  Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.

Loans are reviewed on a regular basis and are placed automatically on non-accrual status when they are 90 days or more delinquent.  Loans may also be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful.  Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.  Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan.  At September 30, 2010, we had approximately $4.1 million of loans that were held on a non-accrual basis. These loans were considered when calculating the allowance for loan losses.  As of September 30, 2010, we had $1.1 million in loans that were less than 90 days past due, but were on nonaccrual status.  Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.  At September 30, 2010, we had $66,000 of repossessed automobiles held for sale and $380,000 in foreclosed real estate held for sale.

The following table sets forth our loan delinquencies by type, by amount and by percentage of type at September 30, 2010.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)

One- to four-family	5	$1,254	1.36%	12	$2,466	2.98%	17	$3,720	4.50%
Lot Loans	-	-	-	1	142	1.54	1	142	1.54
Consumer	21	489	1.53	19	381	1.19	40	870	2.72

Total	26	$1,743	1.41%	32	$2,989	2.41%	58	$4,732	3.82%

Total delinquent loans reported in the table above include loans to subprime borrowers of approximately $1.6 million and $334,000 of one- to four-family and consumer loans, respectively, representing in the aggregate 40.1% of total delinquent loans.

Nonperforming Assets. The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio.  Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful.  For all years presented, we had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates).  Foreclosed assets include assets acquired in settlement of loans.

	September 30,	December 31,
	2010	2009	2008
	(Dollars in thousands)
Nonaccruing loans:
One- to four-family	$3,271	$1,579	$2,104
Lot loans	142	-	-
Construction or development	-	-	-
Home equity	598	684	384
Automobile	53	105	353
Credit cards and unsecured	53	133	114
Deposit accounts	-	-	1
Other	-	34	110
Total	4,117	2,535	3,066

Foreclosed assets:
One- to four-family	380	892	162
Consumer	66	131	68
Total	446	1,023	230

Total nonperforming assets	$4,563	$3,558	$3,296
Total as a percentage of total assets	2.98%	2.27%	2.39%

At September 30, 2010, December 31, 2009 and December 31, 2008, $1.9 million, $1.5 million, and $2.7 million, respectively, of our total nonaccruing loans related to loans made to subprime borrowers.  For the nine months ended September 30, 2010 and for the year ended December 31, 2009, gross interest income which would have been recorded had the nonaccruing loans been current in accordance with their original terms amounted to $151,000 and $194,000, respectively.  None of these amounts were included in interest income on such loans for either the nine months ended September 30, 2010 or the year ended December 31, 2009.

Other Loans of Concern.  In addition to the nonperforming assets set forth in the table above, as of September 30, 2010, there were 19 loans totaling $768,000 with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories.  These loans have been considered in management’s determination of our allowance for loan losses.

Classified Assets.  Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as “substandard,” “doubtful” or “loss.”  An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management.  General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets.  When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount.  An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by our bank regulators, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  On the basis of management’s review of our assets, at September 30, 2010, we had classified $4.0 million of our loans as substandard or doubtful, of which $3.0 million was included in nonaccruing loans, including $1.6 million that related to subprime borrowers.  This total amount of classified assets represented 24.5% of our equity capital plus allowance for loan losses and 2.6% of our assets at September 30, 2010.

Allowance for Loan Losses.  The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are reasonable to estimate.  The allowance is maintained through provisions for loan losses that are charged to earnings in the period they are established.  We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.  Recoveries on loans previously charged off are added back to the allowance.

At September 30, 2010, our allowance for loan losses was $1.6 million or 1.32%, of our total loan portfolio and 39.2% of total nonperforming loans.  This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change.  The level of allowance is based on estimates and the ultimate losses may vary from these estimates.  Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions.  Loans to subprime borrowers are not considered separately when we establish our allowance for loan losses; however, losses on these loans are included in the historical loss factors we use.  Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received.  In the opinion of management, the allowance, when taken as a whole, reflects estimated loan losses in our loan portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for residential mortgage loans in excess of $500,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment.  In addition, the OTS as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate.  The OTS may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

There were $546,000, $1.9 million and $797,000 in net loan charge-offs during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively, of which $315,000, $1.4 million and $619,000, respectively, were related to loans to subprime borrowers.

The following table sets forth an analysis of our allowance for loan losses at the date indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Dollars in thousands)

Balance at beginning of period	$1,410	$1,551	$1,551	$1,423

Charge-offs:
One- to- four-family	-	316	413	47
Lot loans	-	-	-	-
Construction or development	-	-	-	-
Home equity	43	54	155	23
Automobile	97	536	564	444
Credit cards and unsecured	452	765	961	474
Deposit accounts	-	-	-	-
Other	87	95	170	9
Total	679	1,766	2,263	997

Recoveries:
One- to- four-family	21	-	38	1
Lot loans	-	-	-	-
Construction or development	-	-	-	-
Home equity	12	-	-	17
Automobile	44	74	178	103
Credit cards and unsecured	51	32	54	78
Deposit accounts	-	-	-	-
Other	5	30	51	1
Total	133	136	321	200

Net charge-offs	546	1,630	1,942	797
Additions charged to operations	750	1,512	1,801	925
Balance at end of period	$1,614	$1,433	$1,410	$1,551

Ratio of net charge-offs during the period to average loans outstanding during the period	0.57%	1.62%	1.45%	0.61%

Ratio of net charge-offs during the period to average nonperforming assets	13.44%	39.90%	51.85%	26.47%

Allowance as a percentage of nonperforming loans	39.20%	59.78%	55.61%	50.59%

Allowance as a percentage of total loans, net (end of period)	1.32%	1.09%	1.08%	1.13%

The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated.  The portion of the loan allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.  The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)

One- to four-family	$448	66.49%	$321	66.49%	$381	66.10%
Lot loans	30	7.45	16	6.06	2	1.14
Construction or development	-	0.24	-	-	-	-
Home equity	348	13.20	165	12.95	138	13.92
Automobile	88	2.77	188	4.35	326	7.36
Credit cards and unsecured	565	7.18	645	7.33	536	8.03
Deposit accounts	-	0.67	-	0.67	-	0.81
Other consumer	135	2.00	75	2.15	168	2.64
Total	$1,614	100.00%	$1,410	100.00%	$1,551	100.00%

Investment Activities

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds.  Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly.  See “How We Are Regulated - Sunshine Savings Bank -- Office of Thrift Supervision Regulation” for a discussion of additional restrictions on our investment activities.

Our chief executive officer and chief financial officer have the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the Board of Directors.  These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

Our investment portfolio has historically been a small portion of our assets because we attempt to be fully invested in loans.  We may, however, utilize our borrowing capacity at the FHLB Atlanta to purchase investment grade securities to leverage our balance sheet and increase our net interest income.  In addition, Sunshine Savings Bank expects its net proceeds from this stock offering initially will be used to invest in short-term liquid assets such as U.S. Government and federal agency securities of various maturities, mortgage-backed or other marketable securities, deposits in other financial institutions, or a combination thereof, until they can be deployed in an orderly fashion.  The general objectives of our investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  Our investment quality will emphasize safer investments with the yield on those investments secondary to not taking unnecessary risk with the available funds of Sunshine Savings Bank.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management.”

We intend that the investment strategy and portfolio of Sunshine Financial will be similar to that of Sunshine Savings Bank; although Sunshine Financial will be subject to fewer regulatory limits than Sunshine Savings Bank in its investments.  We expect that Sunshine Financial will invest any net proceeds available, after making the loan to the employer stock ownership plan, in short-term liquid assets including deposits in Sunshine Savings Bank, U.S. government and federal agency securities of various materials or other marketable securities.

We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments and have no present intention to do so.  Further, we do not invest in securities which are not rated investment grade.

The following table sets forth the composition of our securities portfolio and other investments at the dates indicated.  All securities at the dates indicated have been classified as held to maturity.  At September 30, 2010, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies or United States government sponsored entities.

	September 30,		December 31,
	2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Held to maturity:

Agency mortgage-backed securities	$3,408	$3,667	$4,346	$4,614	$5,635	$5,814
Total investment securities	3,408	3,667	4,346	4,614	5,635	5,814

Federal Home Loan Bank stock	310	310	334	334	373	373

Total securities	$3,718	3,977	$4,680	$4,948	$6,008	$6,187

The composition and contractual maturities of the investment securities portfolio as of September 30, 2010, excluding Federal Home Loan Bank stock, are indicated in the following table.  Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
Held to maturity securities:

Agency mortgage-backed securities	$784	5.21%	$2,624	5.09%	$3,408	5.10%	$3,667

Sources of Funds

General.  Our sources of funds are primarily deposits, borrowings, payments of principal and interest on loans and funds provided from operations.

Deposits.  Our current deposit products include checking, savings, and money market accounts, and certificates of deposit accounts ranging in terms from seven months to 60 months, and individual retirement accounts with terms starting at 12 months.  Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.  We solicit deposits primarily in our market area.  At September 30, 2010, we had no brokered, Internet or wholesale deposits.  We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.  As of September 30, 2010, core deposits, which we define as our non-certificate or non-time deposit accounts, represented approximately 55.5% of total deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.  The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious.  We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors.  Based on our experience, we believe that our deposits are relatively stable sources of funds.  Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

A large percentage of our deposits are in certificates of deposit.  Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed.  Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue.  However, the need to retain these time deposits could result in an increase in our cost of funds.

The following table sets forth our deposit flows during the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Dollars in thousands)

Opening balance	$140,498	$142,573	$142,573	$137,568
Net Deposits (Withdrawals)	(5,387)	1,459	(5,316)	1,006
Interest credited	1,365	2,603	3,241	3,999

Ending balance	$136,476	$146,635	$140,498	$142,573

Net increase (decrease)	$(4,022)	$4,062	$(2,075)	$5,005

Percent increase (decrease)	(2.9)%	2.9%	(1.5)%	3.6%

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by us at the dates indicated.

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)

Transactions and Savings Deposits:
Non interest-bearing demand	$19,816	14.5%	$20,967	14.9%	$21,035	14.8%
Statement savings	26,187	19.2	25,054	17.9	25,891	18.2
Money market	23,121	16.9	21,830	15.5	16,174	11.3
IRA	6,697	4.9	6,236	4.4	4,163	2.9

Total non-certificates	75,821	55.5	74,087	52.7	67,263	47.2

Certificates:

1.00 - 2.99%	55,757	40.9	45,639	32.5	4,933	3.5
3.00 - 4.99%	4,874	3.6	20,657	14.7	66,751	46.8
5.00 - 6.99%	24	-	115	0.1	3,626	2.5

Total certificates	60,655	44.5	66,411	47.3	75,310	52.8

Total deposits	$136,476	100.0%	$140,498	100.0%	$142,573	100.0%

The following table shows rate and maturity information for our certificates of deposit at September 30, 2010.

	1.00- 2.99%	3.00- 4.99%	5.00- 6.99%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:
December 31, 2010	$11,502	$546	$-	$12,048	19.86%
March 31, 2011	10,391	486	-	10,877	17.93
June 30, 2011	13,294	838	-	14,132	23.30
September 30, 2011	14,865	74	-	14,939	24.63
December 31, 2011	1,255	15	-	1,270	2.09
March 31, 2012	2,036	713	-	2,749	4.53
June 30, 2012	410	225	-	635	1.05
September 30, 2012	658	79	24	761	1.25
December 31, 2012	171	86	-	257	0.42
March 31, 2013	113	707	-	820	1.35
June 30, 2013	294	318	-	612	1.01
September 30, 2013	60	167	-	227	0.37
Thereafter	708	620	-	1,328	2.21

Total	$55,757	$4,874	$24	$60,655	100.00%

Percent of total	91.92%	8.04%	0.04%	100.00%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of September 30, 2010.

	Maturity
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(In thousands)

Certificates of deposit less than $100,000	$8,342	$7,753	$18,519	$6,067	$40,681
Certificates of deposit of $100,000 or more	3,705	3,124	10,552	2,593	19,974
Total certificates of deposit	$12,047	$10,877	$29,071	$8,660	$60,655

We are a member of and may obtain advances from the Federal Home Loan Bank of Atlanta, which is part of the Federal Home Loan Bank System.  The twelve regional Federal Home Loan Bank’s provide a central credit facility for their member institutions.  These advances are provided upon the security of certain of our mortgage loans and mortgage-backed securities.  These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to provide funds for residential home financing.  At September 30, 2010, December 31, 2009, and December 31, 2008 we had no Federal Home Loan Bank advances or other borrowings outstanding.  At September 30, 2010, we had the ability to borrow approximately $15.0 million from the Federal Home Loan Bank.  We plan to rely in part on long-term Federal Home Loan Bank advances to fund asset and loan growth.  We are required to own stock in the Federal Home Loan Bank of Atlanta based on the amount of our advances.  At September 30, 2010, we had $310,000 in that stock.

Subsidiary and Other Activities

As a federally chartered savings bank, we are permitted by OTS regulations to invest up to 2% of our assets, or $3.0 million at September 30, 2010, in the stock of, or unsecured loans to, service corporation subsidiaries.  We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.  Sunshine Savings Bank has one subsidiary, Sunshine Member Insurance Services, Inc. (“SMSI”), which was established to sell automobile warranty and credit life and disability insurance products associated with loan products.  Our capital investment in SMSI as of September 30, 2010 was $100.

Competition

We face strong competition in attracting deposits.  Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers.  Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.  Commercial business competition is primarily from local commercial banks.  We compete because we believe we consistently deliver high-quality, personal service to our customers that result in a high level of customer satisfaction.

Our market area has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in Florida and other eastern states.  These include large national lenders and others in our market area that have greater resources than we do and offer services that we do not provide.  For example, we do not offer trust services and do not actively seek out multifamily loans.  Customers who seek “one-stop shopping” may be drawn to institutions that offer services that we do not.

We attract our deposits through our branch office system.  Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.  Based on the most recent branch deposit data provided by the FDIC, Sunshine Savings Bank’s share of deposits in the Tallahassee, Florida Metropolitan Statistical Area was approximately 3%.

Employees

At September 30, 2010, we had a total of 52 full-time employees and 14 part-time employees.  Our employees are not represented by any collective bargaining group.  Management considers its employee relations to be good.

Properties

At September 30, 2010, we had four full-service offices.  The following table sets forth certain information concerning the main office and each branch office of Sunshine Savings Bank at September 30, 2010.  The aggregate net book value of our premises and equipment was $4.0 million at September 30, 2010.  See also Note 4 of the Notes to Consolidated Financial Statements.  In the opinion of management, the facilities are adequate and suitable for the needs of Sunshine Financial and Sunshine Savings Bank.

Location	Year Opened	Owned or Leased	Lease Expiration Date	Net book value at September 30, 2010
				(In thousands)
Main office:
1400 East Park Avenue Tallahassee, FL 32301	1985	Owned	-	$3,223

Branch offices:
3266 Mahan Drive Tallahassee, FL 32308	2002	Leased	2017	$184

1700 N. Monroe Street, Suite 10 Tallahassee, FL 32303	1992	Leased	2012	$157

3534-A Thomasville Road Tallahassee, FL 32309	2007	Leased	2012	$410

We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased. The book value of all data processing and computer equipment utilized by Sunshine Savings Bank at September 30, 2010 was $898,000.  Management has a disaster recovery plan in place with respect to the data processing system, as well as Sunshine Savings Bank’s operations as a whole.

Legal Proceedings

From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business.  We do not anticipate incurring any material legal fees or other liability as a result of such litigation.

MANAGEMENT

The board of directors of Sunshine Financial consists of the same individuals who serve as directors of Sunshine Savings Bank.  The board of directors of Sunshine Financial is divided into three classes, each of which contains approximately one-third of the board.  The directors will be elected by the shareholders of Sunshine Financial for three year terms, or until their successors are elected.  One class of directors, consisting of Patrick E. Lyons, Doris K. Richter and Benjamin F. Betts, Jr., has a term of office expiring in 2011.  A second class of directors, consisting of John W. Madden and Jack P. Dodd, has a term of office expiring in 2012.  The third class of directors, consisting of Brian P. Baggett and Louis O. Davis, Jr., has a term of office expiring in 2013.

The following individuals are executive officers of Sunshine Financial and Sunshine Savings Bank and hold the offices set forth below opposite their names.

Name	Age(1)	Position
Louis O. Davis, Jr.	64	President and Chief Executive Officer
Brian P. Baggett	47	Executive Vice President, Chief Operating Officer and Secretary
Scott A. Swain	49	Senior Vice President, Chief Financial Officer and Treasurer

(1) As of December 31, 2010.

The executive officers of Sunshine Financial and Sunshine Savings Bank are appointed annually by the board of directors and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors. We expect that Sunshine Financial Services, Inc. and Sunshine Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

There are currently no established board committees of Sunshine Financial.  Upon completion of the conversion, the board of directors of Sunshine Financial intends to establish an Audit Committee, Nominating Committee and Compensation Committee, and to adopt written charters governing the composition and responsibilities of these committees.  We expect that all of the directors serving on these committees will be independent and one of our current directors will serve on Sunshine Financial’s Audit Committee as the “audit committee expert,” as defined in the rules of the SEC.  All of our current directors are independent as defined in the listing standards of the NASDAQ Stock Market, except for Mr. Davis and Mr. Baggett.

Information concerning the principal occupations, employment and compensation of the directors and executive officers of Sunshine Financial is set forth under “- Directors of Sunshine Savings Bank” and “- Executive Officers Who Are Not Directors.”  Directors of Sunshine Financial initially will not be compensated by Sunshine Financial; however, they will continue to be compensated by Sunshine Savings Bank.  Sunshine Financial will reimburse Sunshine Savings Bank for services rendered by directors on its behalf.  It is not anticipated that separate compensation will be paid to directors of Sunshine Financial until such time as these persons devote significant time to the separate management of Sunshine Financial’s affairs, which is not expected to occur until Sunshine Financial becomes actively engaged in additional businesses other than holding the stock of Sunshine Savings Bank.  Sunshine Financial may determine that such compensation is appropriate in the future.

Directors of Sunshine Savings Bank

The board of directors of Sunshine Savings Bank consists of seven directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of shareholders.  Because Sunshine Financial will own all the issued and outstanding capital stock of Sunshine Savings Bank following the conversion, the board of directors of Sunshine Financial will elect the directors of Sunshine Savings Bank.

The following table sets forth certain information regarding the board of directors of Sunshine Savings Bank.

Name	Age(1)	Positions Held With Sunshine Savings Bank	Director Since	Term of Office Expires

John W. Madden	79	Chairman	1999	2012
Brian P. Baggett	47	Director, Executive Vice President	2007	2013
Benjamin F. Betts, Jr.	69	Director	2008	2011
Louis O. Davis, Jr.	64	President, Chief Executive Officer and Director	2007	2013
Jack P. Dodd	76	Director	2002	2012
Patrick E. Lyons	46	Director	1997	2011
Doris K. Richter	64	Director	2002	2011

(1)    As of December 31, 2010.

Effective May 25, 2010, Sunshine Savings Bank amended its bylaws to provide that no person 73 years of age or older shall be eligible for election, re-election, appointment, or re-appointment to the board of Sunshine Savings Bank and that no director shall serve as such beyond the annual meeting of Sunshine Savings Bank immediately following the director becoming age 73, except that a director serving on March 30, 2010 may complete his or her term as a director.  The bylaws of Sunshine Financial contain a similar provision.  As a result, Directors Madden and Dodd will not be eligible for re-election or re-appointment to the Boards of Directors of Sunshine Financial and Sunshine Savings Bank following the expiration of their terms in 2012.

The business experience of each director for at least the past five years is set forth below.  The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

John W. Madden.  Mr. Madden worked for the State of Florida for over 40 years prior to his retirement in 2006.  He served as Manager of Policy Planning and Program Development from 2000 to 2006, after first retiring in 1996; prior to that Mr. Madden served as Chief Administration Officer from 1987 to 1996 and as Deputy Executive Director from 1983 to 1987 for the Florida State Board of Administration.  Mr. Madden also served as Assistant Comptroller for the State of Florida from 1980 through 1983, which office was responsible for regulating state chartered banks, savings & loans and credit unions, and served in various other positions and agencies with the State since 1967.

Mr. Madden’s over 40 years of work experience with the State of Florida has provided him with strong leadership, management, financial and administrative skills, which together with his participation in the local community, brings valuable knowledge and skills to our organization.  In addition, Mr. Madden’s 11 years of service as a director of Sunshine Savings Bank and its predecessor, Sunshine State Credit Union, give him an important historical perspective on our business.  Also, having lived and worked in the Tallahassee area since 1967, Mr. Madden has extensive knowledge of our market area.

Brian P. Baggett.  Mr. Baggett is currently Executive Vice President and Chief Lending Officer of Sunshine Savings Bank.  He has been employed with Sunshine Savings Bank, including its predecessor organization, for the last 20 years.  His current responsibilities include overseeing the lending department and bank administration.  He has overseen all major areas of Sunshine Savings Bank.

Mr. Baggett’s affiliation with Sunshine Savings for over 20 years has provided him with strong leadership and managerial skills, as well as an in-depth knowledge and understanding of our history, operations and customer base.

Benjamin F. Betts, Jr.  Mr. Betts is a Certified Public Accountant.  He is currently a partner in the Tallahassee, Florida office of the regional Certified Public Accounting firm of Carr, Riggs & Ingram, LLC.

Mr. Betts was originally nominated as a director because of his accounting expertise and experience. Mr. Betts’ expertise also qualifies him as a financial expert, which was the basis of his selection as chairman of the Audit Committee.

Louis O. Davis, Jr.  Mr. Davis is the President and Chief Executive Officer of Sunshine Savings Bank, a position he has held since 2005.  He has over 30 years of experience managing thrifts in Florida, including serving as President and Chief Executive Officer of First Bank of Florida and its publicly-traded holding company, First Palm Beach Bancorp.  Mr. Davis also held senior management positions with First Federal of the Palm Beaches, a mutual thrift in West Palm Beach, Florida.

Mr. Davis’ over 30 years of banking experience, as well as his experience in running a public company, have provided him with strong leadership and managerial skills, as well as a deep understanding of the financial industry, capital markets and the Florida marketplace, all which position him well to serve as our President and Chief Executive Officer.

Jack P. Dodd.  Mr. Dodd, from time to time and until Retirement in 2006, held various Special Projects assignments in the Florida Department of Agriculture.  Mr. Dodd served as a management consultant to the Agricultural Bank located in Riyadh, Saudi Arabia from 1982 to 1985.  He was a founder of Andrew Jackson Savings and Loan, Tallahassee, Florida and served as Vice Chairman from 1976 to 1980.  Mr. Dodd was employed as the Executive Director of the Florida Public Service Commission, Tallahassee Florida from 1976 to 1978.  He worked as a farm loan appraiser for Equitable Life Assurance Society of U.S. from 1960 to 1966, and owned and operated a dairy farm from 1955 to 1960.

Mr. Dodd’s 8 years of service as a director of Sunshine Savings Bank and its predecessor, Sunshine State Credit Union, and his 16 years of experience in banking and agricultural finance  provide Mr. Dodd with a deep knowledge and understanding of the institution’s business, history and market area.

Patrick E. Lyons.  Mr. Lyons is a law enforcement officer for the Leon County Sheriff’s Office.  He has held that position since 1998.  He has also been a Certified General Contractor in the State of Florida since 2008.  Prior to that, Mr. Lyons was employed by Sunshine State Credit Union for 12 years.

Mr. Lyons’ 24 years of service with Sunshine Savings Bank, and its predecessor, Sunshine State Credit Union, first as an employee and then as a director, gives him an in-depth knowledge and understanding of our history, operations and customer base.  In addition, as a law enforcement officer, Mr. Lyon’s has developed strong interpersonal skills and extensive experience in the area of security, which he draws upon for his service on our board.

Doris K. Richter.  Ms. Richter is President and owner of VIP Travel and Tours, Inc., a full-service travel agency located in Tallahassee, Florida.  Ms. Richter has been with VIP Travel and Tours, Inc. since 1991.

Mrs. Richter’s 8 years of service as a director of Sunshine Savings Bank and its predecessor, Sunshine State Credit Union, provide her with a strong knowledge and understanding of the institution’s business, history and market area.  Mrs. Richter’s 19 years of running a successful business has provided her with strong leadership, management and administrative skills which are valuable to our organization.

Director Compensation

Directors of Sunshine Savings Bank (excluding Louis O. Davis, Jr., the President and Chief Executive Officer of the Bank, and Brian P. Baggett, Executive Vice President of the Bank, who receive no separate compensation for their service as a director) receive compensation for their service on the board of directors of the Bank.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Director compensation is reviewed annually by the Compensation Committee, which makes recommendations for approval by the Board of Directors.  For the year ended December 31, 2010, this compensation consisted of fees of $300 for each board meeting attended, for all directors except the chairman, who receives $375 per board meeting attended.  In addition, members of the Audit Committee and Compensation Committee each receive $75 for each committee meeting attended.  The directors are not paid additional fees for service on various board committees.

The following table provides compensation information for each non-employee member of the board of directors of Sunshine Savings Bank during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Total

John W. Madden	$6,000	$6,000
Jack P. Dodd	$5,475	$5,475
Doris K. Richter	$5,625	$5,625
Patrick E. Lyons	$5,250	$5,250
Benjamin F. Betts, Jr.	$5,475	$5,475

Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, industry conferences and continuing education seminars.

Corporate Governance

The board of directors of Sunshine Financial intends to adopt a code of business conduct and ethics.  The code of business conduct and ethics, which applies to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics will be designed to attempt to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure, compliance with all applicable laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code.

Board Leadership Structure

Sunshine Savings Bank currently has an independent chairman from the chief executive officer. The chairman leads the board and presides at all board meetings.  The board supports having an independent director in a board leadership position and has had an independent chairman for many years. Having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management.  The chairman also serves as a liaison between the board and senior management.

Board Role in Risk Oversight

As part of its overall responsibility to oversee the management, business and strategy of our company, one of the primary responsibilities of our board of directors is to oversee the amounts and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks.  The board’s risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment polices; ratification or approval of investments and loans exceeding certain thresholds; and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets.  Some oversight functions are delegated to committees of the board, with such committees regularly reporting to the full board the results of their oversight activities.  For example, the Audit Committee is responsible for oversight of the independent auditors and meets directly with the auditors at various times during the course of the year.

Meetings and Committees of the Board of Directors of Sunshine Savings Bank

Our board of directors generally meets monthly.  During the year ended December 31, 2010, the board of directors held 15 meetings.  No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

We have standing Executive, Audit, Compensation and Nominating Committees.  During 2010, the Executive Committee was comprised of Directors Madden (chair), Davis and Betts.  The Audit Committee was comprised of Directors Betts (chair), Dodd and Richter.  The Compensation Committee was comprised of Directors Lyons (chair), Davis and Richter.  The Nominating Committee was comprised of Directors Davis (chair), Dodd, Madden, Richter and Betts.

The Executive Committee acts on behalf of the entire board in between regularly scheduled meetings.  This Committee met three times in 2010.

The Audit Committee’s primary responsibilities were to meet with both the internal and external auditors on behalf of the board of directors to review and discuss their findings, and to make recommendations to the board regarding the selection of the external auditors.  This committee met seven times in 2010.  The members of the Bank’s Audit Committee are expected to be appointed to the Audit Committee of Sunshine Financial after the conversion.  All of those directors will be “independent” as that term is defined for audit committee members in the listing standards of the Nasdaq Stock Market, and Benjamin F. Betts, Jr. will be designated as the “audit committee financial expert” as defined in the rules of the SEC.

The Compensation Committee was responsible for the recommendation to the board of directors of the chief executive officer’s annual compensation package.  It also reviews the compensation of the other senior officers and reviews all bonus calculations and officer and employee benefits.  This committee met four times in 2010.

The Nominating Committee is responsible for receiving applications from potential new candidates, interviewing and recommending nominees to fill board vacancies, preparing for, directing and holding the election of directors at the Annual Meeting, and ensuring all election rules are followed according to the board’s policies.  This Committee met once during 2010.

Executive Officers of Sunshine Savings Bank Who Are Not Directors

Each of the executive officers of Sunshine Savings Bank will retain his or her office following the conversion.  Executive officers are appointed annually by the board of directors of Sunshine Savings Bank.  The business experience for at least the past five years of each of the executive officers of Sunshine Savings Bank, who do not serve as directors, is set forth below.

Scott A. Swain.  Mr. Swain is the Senior Vice President and Chief Financial Officer of Sunshine Savings Bank, a position he has held since December 2004.  Prior to joining Sunshine Savings Bank, Mr. Swain held a similar position at Heartland Community Bank, Camden, Arkansas and Northwest Federal Savings Bank, Spencer, Iowa.  Prior to that, Mr. Swain was a safety and soundness examiner with the Office of Thrift Supervision.

Executive Compensation

We use a combination of salary, bonuses and other employee benefits to attract and retain qualified persons to serve as executive officers of Sunshine Savings Bank.  In setting compensation for executive officers, the Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business.  The Compensation Committee establishes executive officer compensation annually.  After the conversion, we intend to add stock-based compensation as a component of our executive compensation program.

Summary Compensation Table.  The following table sets forth a summary of certain information concerning the compensation paid by Sunshine Savings Bank for services rendered in all capacities during the two years ended December 31, 2010 to the President and Chief Executive Officer of Sunshine Savings Bank and the two other highest compensated executive officers of Sunshine Savings Bank at December 31, 2010, whose total compensation for 2010 exceeded $100,000.  We will use the term “named executive officers” in this prospectus to refer to the persons listed in this table.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation		Total

Louis O. Davis, Jr. President and Chief Executive Officer	2010 2009	$178,000 178,000	$355 476	$3,610 21,327	(1)	$181,965 199,803

Brian P. Baggett Executive Vice President	2010 2009	$152,880 152,880	$355 476	$8,113 15,417	(1)	$161,348 168,773

Scott A. Swain Chief Financial Officer	2010 2009	$108,229 108,229	$379 520	$5,822 10,472	(1)	$114,430 119,221

(1)
The amounts reflect 2010 matching contributions pursuant to the 401(k) plan totaling $0, $7,753, and $5,431 and premium payments for excess life insurance of $3,610, $360 and $391 made by Sunshine Savings Bank for Messrs. Davis, Baggett and Swain, respectively.

Employment Agreements

Effective January 1, 2008, the Bank entered into an employment agreement with Mr. Davis, which has a three-year term with continuing annual extensions, subject to approval by the board of directors.  Under the terms of this agreement, Mr. Davis’s minimum base salary is $178,000.  The amount of annual base salary is reviewed by the Compensation Committee each year.  The employment agreement also provides for the payment of club fees; life insurance; fully paid health, dental and long-term disability insurance; participation in any retirement plans; and participation in any other executive compensation plan.  Mr. Davis also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to Sunshine Savings Bank operations, including travel costs.

Under the employment agreement, if Mr. Davis’s employment is terminated for any reason other than cause, death, or disability, or if Mr. Davis terminates his employment for good reason, he will be entitled to his salary for the remaining term of the agreement and continued eligibility under the health benefit programs for executive officers.  The employment agreement includes an agreement not to compete with Sunshine Savings Bank and Sunshine Financial in the delivery of financial services for a period of one year following termination of employment.   The value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Change in Control Agreements

In connection with the conversion and offering, Sunshine Financial intends to enter into change in control agreements with each of the named executive officers.  The change in control agreements provide for a severance payment in the event of a termination of employment within six months preceding or 24 months following a change in control of Sunshine Financial or Sunshine Savings Bank.

The value of the severance benefits under Mr. Davis’s change in control agreement is 2.99 times his then current salary.  The value of the severance benefits under Messrs. Baggett’s and Swain’s change in control agreements is 24 months of their then current salary.  Assuming that a change in control had occurred at December 31, 2010, Messrs. Davis, Baggett and Swain would be entitled to a payment of approximately $533,000, $306,500 and $217,000, respectively.  The agreements provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Benefits

Medical Benefits.  We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits.  Dental insurance, life and short- and long-term disability insurance are subject to certain deductibles and copayments by employees.

General Severance Plan.  Sunshine Savings Bank has a general severance plan that applies to all employees, except for Mr. Davis who is covered by a separate employment agreement with Sunshine Savings Bank.  Under the terms of the severance plan, in the event an employee of Sunshine Savings Bank is terminated without cause, the employee is entitled to receive two weeks salary at the employee’s then current rate of pay for each year of service with Sunshine Savings Bank, with officers of Sunshine Savings Bank entitled to receive a minimum of six months of salary.  The Bank will also pay for COBRA coverage for ninety (90) days following the employee’s date of termination.

401(k) Plan.  We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”).  All employees who have attained age 18 and have completed six months of service are eligible to make 401(k) contributions as of the next following January 1 or July 1.

During 2010, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $16,500.  In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution.  All contributions made by participants are before-tax contributions.  We have the ability to match 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the first 5% of the participant’s 401(k) deferrals for the year, which we did during 2010.  We may also make a discretionary profit sharing contribution under the 401(k) Plan, although none was made during 2010.  All participant 401(k) contributions and earnings are fully and immediately vested.  All matching and profit sharing contributions and earnings are vested 100% after completion of 3 years of service.  A year of service for vesting purposes is a calendar year during which the participant is credited with at least 1,000 hours of service.  However, in the event of retirement at age 65 or older, permanent disability or death while actively employed, a participant will automatically become 100% vested in the value of all matching and profit sharing contributions and earnings thereon, regardless of the number of years of service with Sunshine Savings Bank.

Participants may invest amounts contributed by them, as well as employer contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan.  Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator.  Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf.  Participants are permitted to borrow against their account balance in the 401(k) Plan.  Hardship distributions are also permitted.

Distribution of a participant’s vested account may be made upon termination of employment.   Distributions will be made in the form of an annuity, in installments, or in a lump sum, as and when elected by the participant but subject to spousal consent requirements and other plan rules.

Employee Stock Ownership Plan.  We intend to adopt an employee stock ownership plan for employees of Sunshine Financial and Sunshine Savings Bank to become effective upon completion of the conversion and offering.  Employees of Sunshine Financial and Sunshine Savings Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

As part of the conversion and offering, it is anticipated that the employee stock ownership plan will borrow funds from Sunshine Financial.  The employee stock ownership plan will use these funds to purchase a number of shares of common stock equal to 8.0% of the shares of common stock to be outstanding after this offering.  It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan.  The loan to the employee stock ownership plan will be repaid primarily from Sunshine Savings Bank’s contributions to the employee stock ownership plan over a period of ten years, and from dividends on common stock held by the employee stock ownership plan.  Collateral for the loan will be the common stock purchased by the employee stock ownership plan.  The interest rate for the loan is expected to be the minimum rate prescribed by the Internal Revenue Code that is considered reasonable.  Sunshine Financial may, in any plan year, make additional discretionary contributions for the benefit of plan participants.  These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Sunshine Financial or upon the sale of treasury shares by Sunshine Financial.  The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants.  An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is actually employed on the last day of the plan year or has attained age 65.  Forfeitures will be reallocated among remaining participating employees in the same manner as an employee contribution.  The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service.  Credit for eligibility and vesting is given for years of service with Sunshine Savings Bank and its predecessor, Sunshine State Credit Union, prior to adoption of the employee stock ownership plan.  In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances.  Benefits are payable upon retirement or other separation from service, or upon termination of the plan.  Sunshine Financial’s contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust, Quincy, Illinois, is expected to serve as trustee of the employee stock ownership plan.  Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on Sunshine Financial’s statement of financial condition.  Since the employee stock ownership plan is borrowing from Sunshine Financial, such obligation is not treated as a liability, but will be excluded from shareholders’ equity.  If the employee stock ownership plan purchases newly issued shares from Sunshine Financial, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net income would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

Equity Incentive Plan.   Following the conversion and offering, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  If the stock-based incentive plan is adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plan may not exceed 10% and 4%, respectively, of the shares sold in the offering.

We may fund our plans through open market purchases, as opposed to issuing common stock. The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by shareholders owning a majority of the outstanding shares of Sunshine Financial common stock eligible to be cast.  If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our shareholders by a majority of votes cast.  The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

●	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

●
any tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Sunshine Savings Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock award plans, may be increased to up to 12% of the shares sold in the offering;

●	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

●	accelerated vesting is not permitted except for death, disability or upon a change in control of Sunshine Savings Bank or Sunshine Financial; and

●
our executive officers or directors must exercise or forfeit their options in the event that Sunshine Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

Sunshine Savings Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them.  These transactions are subject to the review and approval of the Board of Directors of Sunshine Savings Bank.  During the three years ended December 31, 2009, there were no transactions of this nature, the amount of which exceeded $120,000.  All future material affiliated transactions and loans, and any forgiveness of these loans, must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.  Additionally, neither Sunshine Financial nor Sunshine Savings Bank has made loans to, or has engaged in material transactions with, promoters.  Sunshine Financial has no intentions of engaging in any material transactions with promoters in the future.

Sunshine Savings Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to Sunshine Savings Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans to directors and executive officers and their related persons totaled approximately $496,000 at September 30, 2010, and were performing in accordance with their terms at that date.

HOW WE ARE REGULATED

General

Set forth below is a brief description of certain laws and regulations that are applicable to Sunshine Financial and Sunshine Savings Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

The Office of Thrift Supervision has extensive enforcement authority over all savings associations and their holding companies, including Sunshine Savings Bank and Sunshine Financial.  This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required by law.

Recently Enacted Regulatory Reform

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The financial reform and consumer protection act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changes the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the Office of Comptroller of the Currency, effective one year from the effective date of the legislation, with a potential extension up to six months. At the same time, responsibility for regulation of savings and loan holding companies will be transferred to the Board of Governors of the Federal Reserve System. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve. The following discussion summarizes significant aspects of the new law that may affect Sunshine Savings Bank and Sunshine Financial.  Regulations implementing these changes have not been promulgated, so we cannot determine the full impact on our business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of Sunshine Savings Bank:

●
The Office of Thrift Supervision will be merged into the Office of the Comptroller of the Currency and the authority of the FDIC and Federal Reserve restructured. The federal thrift charter will be preserved with the Federal Reserve given authority over savings and loan holding companies.  The regulations of the Office of Thrift Supervision will remain in effect until modified by the Office of the Comptroller of the Currency or the Federal Reserve as applicable.

●
A new independent consumer financial protection bureau will be established within the Federal Reserve, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like Sunshine Savings Bank, will be subject to supervision and enforcement by their primary federal banking regulator with respect to federal consumer financial protection laws.

●
The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

●	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.

●	The current prohibition on payment of interest on demand deposits will be repealed, effective July 21, 2011.

●
State consumer financial protection law will be preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The Office of the Comptroller of the Currency must make a preemption determination with respect to a state consumer financial protection law on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

●	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts is extended through December 31, 2013.

●	Deposit insurance assessment base will be the depository institution’s total average assets minus the sum of its average tangible equity during the assessment period.

●
The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the Federal Deposit Insurance Corporation is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the financial reform and consumer protection act are related to the operations of Sunshine Financial:

●
Thrift holding companies will be subject to the same capital requirements as bank holding companies in five years. Currently, a bank holding company with less than $500 million in assets is subject to capital requirements on a bank-only basis (except in certain unusual cases).

●
The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

●
Public companies will be required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

●
A separate, non-binding shareholder vote will be required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

●
Securities exchanges will be required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

●
Stock exchanges, which does not include the OTC Bulletin Board, will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

●	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

●
Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

●	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Sunshine Savings Bank

Sunshine Savings Bank, as a federally chartered savings bank, is subject to regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. This regulation of Sunshine Savings Bank is intended for the protection of depositors and not for the purpose of protecting shareholders. Sunshine Savings Bank is required to maintain minimum levels of regulatory capital and will be subject to some limitations on the payment of dividends to Sunshine Financial See “- Capital Requirements for Sunshine Savings Bank” and “-Limitations on Dividends and Other Capital Distributions.” Sunshine Savings Bank also is subject to regulation and examination by the FDIC, which insures the deposits of Sunshine Savings Bank to the maximum extent permitted by law.

Office of Thrift Supervision. The investment and lending authority of Sunshine Savings Bank is prescribed by federal laws and regulations and Sunshine Savings Bank is prohibited from engaging in any activities not permitted by such laws and regulations.

As a federally chartered savings bank, Sunshine Savings Bank is required to meet a qualified thrift lender test. This test requires Sunshine Savings Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, Sunshine Savings Bank may maintain 60% of its assets in those assets specified in Section 7701(a) (19) of the Internal Revenue Code. Under either test, Sunshine Savings Bank is required to maintain a significant portion of its assets in residential-housing-related loans and investments. Any institution that fails to meet the QTL test must become subject to certain restrictions on its operations and limit its dividends to amounts approved by the OCC and the Federal Reserve Board that are necessary to meet obligations of a company that controls the institution and would be permissible for a national bank, unless within one year it meets the test, and thereafter remains a qualified thrift lender. An institution that fails the test a second time must be subjected to the restrictions and is subject to enforcement action  Any holding company of an institution that fails the test and does not re-qualify within a year must become a bank holding company. If such an institution has not converted to a bank within three years after it failed the test, it must divest all investments and cease all activities not permissible for both a national bank and a savings association. As of September 30, 2010, Sunshine Savings Bank met the QTL test.

Sunshine Savings Bank is subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, and a 20% limit on commercial non-mortgage loans. At September 30, 2010, Sunshine Savings Bank had 20.9% of its assets in consumer loans, commercial paper and corporate debt securities and no assets in commercial non-mortgage loans.

Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of Sunshine Savings Bank is regulated by the Office of Thrift Supervision. Sunshine Savings Bank is generally authorized to branch nationwide.

Sunshine Savings Bank is subject to a statutory lending limit on aggregate loans to one person or a group of persons combined because of certain common interests. That limit is equal to 15% of our unimpaired capital and surplus, except that for loans fully secured by readily marketable collateral, the limit is increased to 25%. At September 30, 2010, Sunshine Savings Bank’s lending limit under this restriction was $2.1 million. We have no loans in excess of our lending limit.

We are subject to periodic examinations by the Office of Thrift Supervision. During these examinations, the examiners may require Sunshine Savings Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federally chartered savings bank, Sunshine Savings Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of Thrift Supervision.

The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution regulated by the Office of Thrift Supervision that fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC. The Deposit Insurance Fund (“DIF”) of the FDIC insures deposit accounts in Sunshine Savings Bank up to $250,000 per separately insured depositor.

The FDIC assesses deposit insurance premiums on each FDIC-insured institution quarterly based on annualized rates for one of four risk categories applied to its deposits, subject to certain adjustments. Each institution is assigned to one of four risk categories based on its capital, supervisory ratings and other factors. Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I. Risk Categories II, III and IV present progressively greater risks to the DIF. Under FDIC’s current risk-based assessment rules, the initial base assessment rates prior to adjustments range from 12 to 16 basis points for Risk Category I, and range from 22 basis points to 45 basis points for Risk Categories II – IV.  Initial base assessment rates are subject to adjustments based on an institution’s unsecured debt, secured liabilities and brokered deposits, such that the total base assessment rates after adjustments range from 7 to 24 basis points for Risk Category I, 17 to  77.5 basis points for Risk Categories II – IV.

In addition to the regular quarterly assessments, due to losses and projected losses attributed to failed institutions, the FDIC imposed a special assessment of 5 basis points on the amount of each depository institution’s assets reduced by the amount of its Tier 1 capital (not to exceed 10 basis points of its assessment base for regular quarterly premiums) as of June 30, 2009, which was collected on September 30, 2009.

As a result of a decline in the reserve ratio (the ratio of the net worth of the DIF to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the DIF, the FDIC adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter due on December 30, 2009). The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance. For purposes of calculating the prepaid amount, assessments are measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of 3 basis points effective January 1, 2011, and are based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at annual rate of 5%. If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 13, 2013, as applicable. Collection of the prepayment does not preclude the FDIC from changing assessment rates or revising the risk-based assessment system in the future.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires FDIC’s deposit insurance assessments to be based on assets instead of deposits.  The FDIC has issued proposed rules for this purpose, under which the assessment base for a bank with assets of $10 billion or more would be average total assets minus Tier 1 capital, effective in the second quarter of 2011.  For Risk Category I, initial base assessment rates would be 5-9 basis points, and after adjustments for unsecured debt issued by an institution, total base assessment rates would be 2.5 to 9 basis points, subject to increases for institutions that hold unsecured debt of other FDIC-insured institutions.  For Risk Categories II – IV, initial base assessment rates would be 14 to 35 basis points, subject to adjustments for unsecured debt issued by an institution and brokered deposits, such that total base assessment rates would be 9 to 45 basis points, subject to increases for institutions that hold unsecured debt of other FDIC-insured institutions.

In October 2008, the FDIC introduced the Temporary Liquidity Guarantee Program (the “TLGP”), a program designed to improve the functioning of the credit markets and to strengthen capital in the financial system during this period of economic distress. The TLGP has two components: 1) a debt guarantee program, guaranteeing certain newly issued senior unsecured debt, and 2) a transaction account guarantee program, providing a full guarantee of noninterest bearing deposit transaction accounts, Negotiable Order of Withdrawal (or “NOW”) accounts paying minimal or no annual interest, and Interest on Lawyers Trust Accounts (“IOLTA”), regardless of the amount. Sunshine Savings Bank has not issued any debt under this program and is not participating in the transaction account guarantee program.  The annualized program fees are 15 basis points on transaction account balances over $250,000 for institutions assigned to Risk Category I for deposit insurance purposes (or 20 basis points for those in Risk Category II and 25 basis points for those in Risk Categories III and IV). Under recent legislation, noninterest-bearing transaction accounts (including IOLTA accounts but not NOW accounts) will have unlimited deposit insurance coverage from December 30, 2010 through December 31, 2012; during this period, there will be program fees.

Transactions with Affiliates

Transactions between Sunshine Savings Bank and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Sunshine Savings Bank’s capital, and may require eligible collateral in specified amounts. In addition, Sunshine Savings Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Sunshine Financial will be an affiliate of Sunshine Savings Bank.

Sunshine Savings Bank and Sunshine Financial will enter into an expense sharing agreement and tax allocation agreement upon completion of the conversion. The expense sharing agreement generally provides that Sunshine Financial will pay to Sunshine Savings Bank, on a quarterly basis, fees for its use of Sunshine Savings Bank’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of Sunshine Financial and Sunshine Savings Bank. Such fees shall not be less than the fair market value received for such goods or services. In addition, Sunshine Financial will reimburse Sunshine Savings Bank for the portion of the expense of the annual independent audit attributable to Sunshine Financial and all expenses attributable to Sunshine Financial’s public filing obligations under the Securities Exchange Act of 1934.

Sunshine Financial and Sunshine Savings Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that Sunshine Financial will file consolidated federal tax income returns with Sunshine Savings Bank and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Sunshine Savings Bank to Sunshine Financial for tax liabilities attributable to Sunshine Savings Bank and its subsidiaries.

Sunshine Financial

As a savings and loan holding company, Sunshine Financial is subject to regulation, supervision and examination by the Office of Thrift Supervision, and to semiannual assessments. Applicable federal law and regulations limit the activities of Sunshine Financial and require the approval of the Office of Thrift Supervision for any acquisition or divestiture of a subsidiary, including another financial institution or holding company thereof.

Capital Requirements for Sunshine Savings Bank

Sunshine Savings Bank is required to maintain specified levels of regulatory capital under regulations of the Office of Thrift Supervision. It became subject to these capital requirements on January 1, 2006, when it became a federally chartered savings bank. Office of Thrift Supervision regulations state that to be “adequately capitalized,” an institution must have a leverage ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%. To be “well capitalized,” an institution must have a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

The term “leverage ratio” means the ratio of Tier 1 capital to adjusted total assets. The term “Tier 1 risk-based capital ratio” means the ratio of Tier 1 capital to risk-weighted assets. The term “total risk-based capital ratio” means the ratio of total capital to risk-weighted assets.

The term “Tier 1 capital” generally consists of common shareholders’ equity and retained earnings and certain noncumulative perpetual preferred stock and related earnings, excluding most intangible assets. At September 30, 2010, Sunshine Savings Bank had $203,000 of goodwill, no other assets, or disallowed servicing assets and $1.9 million of deferred tax assets excluded from Tier 1 capital.

“Total capital” consists of the sum of an institution’s Tier 1 capital and the amount of its Tier 2 capital up to the amount of its Tier 1 capital. Tier 2 capital consists generally of certain cumulative and other perpetual preferred stock, certain subordinated debt and other maturing capital instruments, the amount of the institution’s allowance for loan and lease losses up to 1.25% of risk-weighted assets and certain unrealized gains on equity securities.

Risk-weighted assets are determined under the Office of Thrift Supervision capital regulations, which assign to every asset, including certain off-balance sheet items, a risk weight ranging from 0% to 200% based on the inherent risk of the asset. The Office of Thrift Supervision is authorized to require Sunshine Savings Bank to maintain an additional amount of total capital to account for concentrations of credit risk, levels of interest rate risk, equity investments in non-financial companies and the risks of non-traditional activities. Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits.

The Office of Thrift Supervision is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet the minimum ratios for an “adequately capitalized institution.” Any such institution must submit a capital restoration plan and, until such plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions on institutions that are less than adequately capitalized.

Office of Thrift Supervision regulations state that any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution with tangible equity to total assets of less than 2.0% is “critically undercapitalized” and becomes subject to further mandatory restrictions on its operations. The Office of Thrift Supervision generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the Office of Thrift Supervision of any of these measures on Sunshine Savings Bank may have a substantial adverse effect on its operations and profitability. In general, the FDIC must be appointed receiver for a critically undercapitalized institution whose capital is not restored within the time provided. When the FDIC as receiver liquidates an institution, the claims of depositors and the FDIC as their successor (for deposits covered by FDIC insurance) have priority over other unsecured claims against the institution.

At September 30, 2010, Sunshine Savings Bank was considered a “well-capitalized” institution under Office of Thrift Supervision regulations. Regulatory capital is discussed further in Note 13 of the Notes to Consolidated Financial Statements contained herein. New capital regulations are required by the Dodd-Frank Act by 18 months from the date of enactment. We cannot predict what impact such new regulations may have.

Capital Requirements for Sunshine Financial

Under the Dodd-Frank Act, savings and loan holding companies will not be subject to any capital requirements for five years. The Office of Thrift Supervision, however, expects Sunshine Financial to support Sunshine Savings Bank, including providing additional capital to Sunshine Savings Bank when it does not meet its capital requirements. Under the Dodd-Frank Act, the federal banking regulators must require any company that controls an FDIC-insured depository institution to serve as a source of strength for the institution, with the ability to provide financial assistance if the institution suffers financial distress, effective when the responsibilities of the OTS are transferred to the OCC and the Federal Reserve.

Community Reinvestment and Consumer Protection Laws

In connection with its lending activities, Sunshine Savings Bank is subject to a number of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. These include the Equal Credit Opportunity Act, the Truth-in-Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Community Reinvestment Act (“CRA”). In addition, federal banking regulators, pursuant to the Gramm-Leach-Bliley Act, have enacted regulations limiting the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties. The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate income neighborhoods. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” Sunshine Savings Bank received an “outstanding” rating in its most recent CRA evaluation.

Bank Secrecy Act / Anti-Money Laundering Laws

Sunshine Savings Bank is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001. These laws and regulations require Sunshine Savings Bank to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Limitations on Dividends and Other Capital Distributions

Office of Thrift Supervision regulations impose various restrictions on the ability of savings institutions, including Sunshine Savings Bank, to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. Sunshine Savings Bank must file a notice or application with the Office of Thrift Supervision before making any capital distribution. Sunshine Savings Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If Sunshine Savings Bank, however, proposes to make a capital distribution when it does not meet its capital requirements (or will not following the proposed capital distribution) or that will exceed these net income-based limitations, it must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may always object to any distribution based on safety and soundness concerns. Additional restrictions on Sunshine Savings Bank dividends may apply if the bank fails the QTL test.

Dividends from Sunshine Financial may depend, in part, upon its receipt of dividends from Sunshine Savings Bank. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.

Federal Securities Law

The stock of Sunshine Financial will be registered with the SEC under the Securities Exchange Act of 1934, as amended. Sunshine Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

Sunshine Financial stock held by persons who are affiliates of Sunshine Financial may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal shareholders. If Sunshine Financial meets specified current public information requirements, each affiliate of Sunshine Financial will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to Sunshine Financial as a registered company under the Securities Exchange Act of 1934. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Sunshine Financial and Sunshine Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Sunshine Savings Bank’s nor its existing holding companies federal income tax returns have ever been audited by the Internal Revenue Service.

Method of Accounting. For federal income tax purposes, Sunshine Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of the regular tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Sunshine Savings Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. In 2009, Internal Revenue Code Section 172 (b) (1) was amended to allow businesses to carry back losses incurred in 2008 and 2009 for up to five years to offset 50% of the available income from the fifth year and 100% of the available income for the other four years.

Corporate Dividends-Received Deduction. Sunshine Financial intends to file a consolidated return with Sunshine Savings Bank; therefore, dividends it receives from Sunshine Savings Bank will not be included as income to Sunshine Financial

State Taxation

Sunshine Savings Bank is subject to a franchise tax imposed under Florida Statutes. For Florida, banks and savings associations pay a franchise tax measured by net income. This tax is imposed in lieu of the corporate income tax and is measured by net income of the bank or savings association for the tax year at a rate of 5.5%.

PROPOSED PURCHASES BY MANAGEMENT

We have received non-binding indications of interest from our directors and senior officers, together with their associates, that they intend to subscribe for 35,100 shares of common stock in the offering.  The following table sets forth, for each of our directors and senior officers and for all of the directors and senior officers as a group, their proposed purchases of common stock in the offering, assuming sufficient shares are available to satisfy their subscriptions.  The amounts include shares that may be purchased through IRAs, with 401(k) funds and by associates.

			At the Minimum of the Estimated Offering Range		At the Maximum of the Estimated Offering Range
Name	Amount	Number of Shares	As a Percent of 892,500 Shares Offered		As a Percent of 1,207,500 Shares Offered

Directors:
John W. Madden, Chairman	$10,000	1,000		*		*
Louis O. Davis, Jr., President, Chief Executive Officer and Director	150,000	15,000	1.7%		1.2%
Brian P. Baggett, Director, Executive Vice President(1)	50,000	5,000		*		*
Benjamin F. Betts, Jr., Director	25,000	2,500		*		*
Jack P. Dodd, Director	1,000	100		*		*
Patrick E. Lyons, Director	10,000	1,000		*		*
Doris K. Richter, Director	10,000	1,000		*		*

Executive officers who are not directors:
Scott A. Swain, Senior Vice President and Chief Financial Officer(1)	50,000	5,000		*		*

Other senior officers who are not directors:
Ramona Moret, Vice President Operations(1)	15,000	1,500		*		*
Michele Clark, Vice President Marketing(1)	15,000	1,500		*		*
Jill Higgins, Human Resources Director(1)	15,000	1,500		*		*
All directors and senior officers as a group (11 persons)	$351,000	35,100	3.9%		2.9%

*Less than 1%.
(1)  To be purchased with 401(k) funds.

THE CONVERSION AND OFFERING

The Boards of Directors of Sunshine Savings MHC, Sunshine Financial-Federal and Sunshine Savings Bank have approved the plan of conversion and reorganization.  The plan of conversion and reorganization must also be approved by the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank).  A special meeting of members of Sunshine Savings MHC has been called for this purpose.  The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization, however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form.  Sunshine Savings MHC, the mutual holding company parent of Sunshine Financial-Federal, will be merged into Sunshine Financial-Federal and Sunshine Savings MHC will no longer exist.  Sunshine Financial-Federal, which owns 100% of Sunshine Savings Bank, will be merged into Sunshine Financial, a new Maryland corporation.  As part of the conversion, the 100% ownership interest of Sunshine Savings MHC in Sunshine Financial-Federal will be offered for sale in the offering by Sunshine Financial.  When the conversion is completed, all of the outstanding common stock of Sunshine Savings Bank will be owned by Sunshine Financial, and all of the outstanding common stock of Sunshine Financial will be owned by public shareholders.

We intend to retain between $3.3 million and $4.6 million of the net proceeds, or $5.4 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan) and to contribute the balance of the net proceeds to Sunshine Savings Bank.  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at Sunshine Savings Bank with aggregate balances of at least $50.00 at the close of business on June 30, 2009.

(2)	Second, to our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at Sunshine Savings Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2010.

(4)	Fourth, to depositors of Sunshine Savings Bank at the close of business on January 31, 2011.

If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.  See “- Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering will be offered to the general public in a syndicated community offering managed by Keefe, Bruyette & Woods, Inc., acting as our agent.  We have the right to accept or reject orders received in the syndicated community offering at our sole discretion.  The syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Office of Thrift Supervision.  See “- Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Sunshine Financial.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering.  See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization.  A copy of the plan of conversion and reorganization is available for inspection at each banking office of Sunshine Savings Bank and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision.  The plan of conversion and reorganization is also filed as an exhibit to Sunshine Savings MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision.  The plan of conversion and reorganization is also an exhibit to our registration statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided at this time to convert to a public stock form of ownership and conduct the offering in order to increase our capital position.  Completing the offering is necessary for us to continue to grow and execute our business strategy.

Our primary reasons for converting and raising additional capital through the offering are to:

●	support future internal growth through increased lending and deposit gathering in the communities we serve or may serve in the future;

●	improve our capital position during a period of significant economic uncertainty;

●	provide us with greater operating flexibility and allow us to better compete with other financial institutions;

●	provide us with additional financial resources to pursue future expansion and acquisition opportunities, although we have no current understandings or agreements with respect to any such acquisitions;

●	help us retain and attract qualified management through stock-based compensation plans; and

●	eliminate the uncertainties associated with the mutual holding company structure under the recently enacted financial reform legislation;

●	structure our business in a form that will enable us to access the capital markets.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of September 30, 2010, Sunshine Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision or Federal Deposit Insurance Corporation to raise capital.

Approvals Required — Plan of Conversion and Reorganization

The affirmative vote of a majority of the total eligible votes of the members of Sunshine Savings MHC as of January 31, 2011 is required to approve the plan of conversion and reorganization.  By their approval of the plan of conversion and reorganization, the members of Sunshine Savings MHC (comprised of depositors of Sunshine Savings Bank) will also be approving the merger of Sunshine Savings MHC into Sunshine Financial-Federal.  The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.  While the conversion is being accomplished, the normal business of Sunshine Savings Bank of accepting deposits and making loans will continue without interruption.  Sunshine Savings Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision.  See “How We Are Regulated – Recently Enacted Regulatory Reform.”  After the conversion, Sunshine Savings Bank will continue to offer existing services to depositors, borrowers and other customers.  The directors and executive officers serving Sunshine Financial-Federal at the time of the conversion will be the directors and executive officers of Sunshine Financial after the conversion.

Effect on Deposit Accounts.  Pursuant to the plan of conversion and reorganization, each depositor of Sunshine Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Sunshine Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all depositors of Sunshine Savings Bank are members of, and have voting rights in, Sunshine Savings MHC as to all matters requiring membership action.  Upon completion of the conversion, depositors will cease to be members of Sunshine Savings MHC and will no longer have voting rights, unless they purchase shares of Sunshine Financial’s common stock.  Upon completion of the conversion, all voting rights in Sunshine Savings Bank will be vested in Sunshine Financial as the sole shareholder of Sunshine Savings Bank.  The shareholders of Sunshine Financial will possess exclusive voting rights with respect to Sunshine Financial common stock.

Tax Effects.  We have received an opinion of counsel or a tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Sunshine Savings MHC, Sunshine Financial-Federal, members of Sunshine Savings MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or Sunshine Savings Bank.  See “- Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in Sunshine Savings Bank has both a deposit account in Sunshine Savings Bank and a pro rata ownership interest in the net worth of Sunshine Savings MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest may only be realized in the event of a complete liquidation of Sunshine Savings MHC and Sunshine Savings Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Sunshine Savings MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Sunshine Savings MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Sunshine Savings MHC and Sunshine Savings Bank are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Sunshine Savings MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion and reorganization, however, depositors will receive rights in a liquidation account maintained by Sunshine Financial representing the amount of Sunshine Savings MHC’s ownership interest in Sunshine Financial-Federal’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus.  Sunshine Financial shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Account Holders who continue to maintain deposits in Sunshine Savings Bank.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Sunshine Financial and Sunshine Savings Bank.  Specifically, in the unlikely event that Sunshine Financial and Sunshine Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and December 31, 2010 of the liquidation account maintained by Sunshine Financial.  Also, in a complete liquidation of both entities, or of just Sunshine Savings Bank, when Sunshine Financial has insufficient assets to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Sunshine Savings Bank has positive net worth, Sunshine Savings Bank shall immediately pay amounts necessary to fund Sunshine Financial’s remaining obligations under the liquidation account maintained by Sunshine Financial.  The plan of conversion also provides that if Sunshine Financial is completely liquidated or sold apart from a sale or liquidation of Sunshine Savings Bank, then the rights of Eligible Account Holders and  Supplemental  Account Holders in the liquidation account maintained by Sunshine Financial shall be surrendered and treated as a liquidation account in Sunshine Savings Bank (the “bank liquidation account”) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account maintained by Sunshine Financial.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Sunshine Financial will eliminate or transfer the liquidation account it maintains and the interests in such account to Sunshine Savings Bank and the liquidation account maintained by Sunshine Financial shall thereupon become the bank liquidation account maintained by Sunshine Savings Bank and not subject in any manner to the claims of Sunshine Financial’s creditors.  Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Sunshine Financial or Sunshine Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation accounts maintained by Sunshine Financial or Sunshine Savings Bank, as the case may be, would be assumed by the surviving institution.  See “ - Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $25,000 and $3,000 for expenses and an additional $5,000 for each valuation update, as necessary.  We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering.  Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Feldman Financial Advisors, Inc. to account for differences between Sunshine Savings Bank and the peer group.  Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Sunshine Savings MHC.  Feldman Financial Advisors, Inc. also considered the following factors, among others:

●	our present and projected operating results and financial condition;

●	the economic and demographic conditions in our primary market area;

●	pertinent historical, financial and other information relating to Sunshine Savings Bank;

●	a comparative evaluation of our operating and financial statistics with those of other savings institutions;

●	the proposed price per share;

●	the aggregate size of the offering of common stock; and

●	our proposed dividend policy.

Included in Feldman Financial Advisors, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of Sunshine Financial after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 0.32% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price.  See “Pro Forma Data” for additional information concerning these assumptions.  The use of different assumptions may yield different results.

The independent valuation states that as of December 3, 2010, the estimated pro forma market value, or valuation range, of Sunshine Financial ranged from a minimum of $8.9 million to a maximum of $12.1 million, with a midpoint of $10.5 million and an adjusted maximum of $13.9 million.  The Board of Directors of Sunshine Financial decided to offer the shares of common stock for a price of $10.00 per share, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.  Based on the valuation range and the $10.00 price per share, the number of shares of common stock that Sunshine Financial will issue will range from between 892,500 and 1,207,500 shares of common stock, with a midpoint of 1,050,000 shares.

The Board of Directors of Sunshine Financial reviewed the independent valuation and, in particular, considered the following:

●	our financial condition and results of operations;

●	a comparison of financial performance ratios of Sunshine Savings Bank to those of other financial institutions of similar size; and

●	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation.  The Board of Directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and the Board believes that these assumptions were reasonable.  The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Sunshine Savings Bank or market conditions generally.  In the event the independent valuation is updated to amend the pro forma market value of Sunshine Financial to less than $8.9 million or more than $13.9 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Sunshine Financial’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock.  Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities.  The independent valuation considers Sunshine Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Sunshine Savings Bank.  Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

Prior to completion of the offering, the maximum of the offering range may be increased by up to 15%, or up to $13.9 million, without resoliciting purchasers, which will result in a corresponding increase of up to 1,388,625 shares at the maximum of the offering range, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations.  We will not decrease the minimum of the offering range without a resolicitation of purchasers.  The subscription price of $10.00 per share of common stock will remain fixed.  See “- Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range to up to 1,388,625 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $13.9 million, or a decrease in the minimum of the offering range to less than $8.9 million, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Sunshine Savings Bank’s regular savings rate.  Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the offering.  In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at Sunshine Savings Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond March 25, 2013, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Sunshine Financial’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis.  A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Sunshine Financial’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis.  For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Sunshine Savings Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each Sunshine Savings Bank depositor with an aggregate deposit account balance of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $450,000  (45,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2009.  In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Sunshine Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2009.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee stock benefit plans (excluding our 401(k) plan), will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering.  If market conditions warrant, in the judgment of its trustees and with the approval of the Office of Thrift Supervision, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.

Unlike our employee stock ownership plan, our 401(k) plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Sunshine Savings Bank depositor, other than directors and executive officers of Sunshine Financial-Federal, with a Qualifying Deposit at the close of business on December 31, 2010 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $450,000 (45,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2010.  In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Sunshine Savings Bank as of the close of business on January 31, 2011 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $450,000 (45,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.  To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at January 31, 2011.  In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The subscription offering will expire at 12:00 noon, Eastern Time, on March 16, 2011, unless extended by us for up to 45 days.  This extension may be made without notice to you, except that extensions beyond April 30, 2011 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range.  Subscription rights which have not been exercised prior to the expiration date will become void.  Subscription rights will expire whether or not each eligible depositor can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering.  Shares would be offered with a preference to natural persons residing in Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia, and then to other members of the general public.

Purchasers in the community offering may purchase up to $450,000 (45,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares.  The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in Leon County, Florida and the counties contiguous to Leon County, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order.  In the event of an oversubscription among members of the general public, these same allocation procedures will also apply.  In connection with the allocation process, unless the Office of Thrift Supervision permits otherwise, orders received for Sunshine Financial common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia, and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident.  In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering.  Sunshine Financial may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond April 30, 2011, in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.  In the syndicated community offering, any person may purchase up to $450,000 (45,000 shares) of common stock, subject to the overall purchase and ownership limitations.  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Office of Thrift Supervision permits otherwise, accepted orders for Sunshine Financial common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.  Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as manager and assist us in selling our common stock on a best efforts basis.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.  The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings.  Normal customer ticketing will be used for order placement.  In the syndicated community offering, order forms will not be used.  Under these rules, Keefe, Bruyette & Woods, Inc. or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date.  Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date which will only occur if the minimum of the offering range is met.  Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering.  Customers without brokerage accounts will not be able to participate in the syndicated community offering.  Institutional investors will pay Keefe, Bruyette & Woods, Inc., in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Sunshine Financial, Sunshine Financial-Federal, Sunshine Savings MHC and Sunshine Savings Bank on one hand and Keefe, Bruyette & Woods, Inc. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.  If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing.

If for any reason we cannot affect a syndicated community offering or underwritten public offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Office of Thrift Supervision must approve any such arrangements.  Any such arrangements will be disclosed in either a prospectus supplement or a post-effective amendment to the Registration Statement of which this prospectus is a part or in a new Registration Statement, and any such arrangements must be approved by the Financial Industry Regulatory Authority.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock;

(2)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 45,000 shares;

(3)
Except for the tax-qualified employee stock benefit plans,  no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $450,000 (45,000 shares) of common stock in all categories of the offering combined; and

(4)
The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Sunshine Savings Bank and their associates, in the aggregate, may not exceed 33% of the shares of Sunshine Financial common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Sunshine Savings MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Sunshine Financial common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range to up to 1,388,625 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill subscriptions by the tax-qualified employee stock benefit plans, (excluding our 401(k) plan) for up to 10% of the total number of shares of common stock sold in the offering;

(2)
in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)
to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Leon, Gadsden, Jefferson, Liberty and Wakulla counties, Florida and Grady and Thomas counties, Georgia, and then to members of the general public.

The term “associate” of a person means:

(1)
any corporation or organization, other than Sunshine Savings MHC, Sunshine Financial-Federal, Sunshine Savings Bank or a majority-owned subsidiary of Sunshine Savings MHC, Sunshine Financial-Federal or Sunshine Savings Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(2)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Sunshine Savings Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Sunshine Financial or Sunshine Savings Bank the term “associate” does not include any tax-qualified employee stock benefit plan of Sunshine Savings Bank or Sunshine Financial; and

(3)
any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Sunshine Financial, Sunshine Savings MHC, Sunshine Financial-Federal or Sunshine Savings Bank.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors.  Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Sunshine Financial or Sunshine Savings Bank and except as described below.  Any purchases made by any associate of Sunshine Financial or Sunshine Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “- Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Sunshine Financial”

Marketing Arrangements

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

(1)	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

(2)	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

(3)	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(4)	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

(5)	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

(6)	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

(7)	meet with the board of directors and management to discuss any of these services; and

(8)	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000, payable in four consecutive monthly installments commencing August 2010, and a success fee of (i) 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering and (ii) 1.75% of the aggregate dollar amount of the common stock sold in the community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). The minimum fee payable for the sale of shares in the offering is $150,000. The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering.  This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above.  Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $20,000.  In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $70,000.  If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts.  We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering.  In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things: (i) consolidate accounts and develop a central file; (ii) tabulate proxies and ballots; (iii) act as inspector of election at the special meeting of members; (iv) assist us in establishing and managing the Stock Information Center; (v) assist our financial printer with labeling of stock offering materials; (vi) process stock order forms and certification forms and produce daily reports and analysis; (vii) assist our transfer agent with the generation and mailing of stock certificates; (viii) advise us on interest and refund calculations; and (ix) create tax forms for interest reporting.

There will be no additional cost for fees or expenses related to Keefe, Bruyette & Woods, Inc.’s conversion agent services.  However, we will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock.  These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Sunshine Savings Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature.  No offers or sales may be made by tellers or at the teller counters.  All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public.  Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Offering Deadline

The subscription and community offerings will expire at 12:00 noon, Eastern Time, on March 16, 2011, unless extended, without notice to you, for up to 45 days.  Any extension of the subscription and/or community offering beyond April 30, 2011 would require the Office of Thrift Supervision’s approval.  In such event, we would conduct a resolicitation.  Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Sunshine Savings Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled.  We will not execute orders until at least the minimum number of shares offered has been sold.  If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond March 25, 2013, which is two years after the special meeting of members to vote on the conversion.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Sunshine Savings Bank’s regular savings rate from the date of receipt.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date.  Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8.  Order forms will only be distributed with or preceded by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms.  In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment.  Incomplete stock order forms or stock order forms that are not signed are not required to be accepted.  We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms.  All stock order forms must be received (not postmarked) by us prior to 12:00 noon, Eastern Time, on March 16, 2011.  We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  We are not required to notify purchasers of incomplete or improperly executed stock order forms.  We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the address indicated for that purpose on the stock order form, or by delivering your stock order form to our Stock Information Center.  Our Stock Information Center is located at 1400 East Park Avenue, Tallahassee, Florida 32301.  Stock order forms also may be hand delivered to Sunshine Savings Bank’s full service banking offices.  Once tendered, a stock order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Sunshine Savings Bank, Sunshine Financial or any federal or state government, and that you received a copy of this prospectus.  However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  You may not submit cash or wire transfers.  Payment for shares may be made by:

(1)	personal check, bank check or money order, made payable to Sunshine Financial, Inc.; or

(2)	authorization of withdrawal from the types of Sunshine Savings Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Sunshine Savings Bank are provided on the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor.  Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current regular savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Sunshine Savings Bank and will earn interest calculated at Sunshine Savings Bank’s regular savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Sunshine Savings Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Sunshine Financial.  You may not designate on your stock order form a direct withdrawal from a Sunshine Savings Bank retirement account.  See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds.  Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by April 30, 2011, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Sunshine Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Sunshine Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Sunshine Savings Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the March 16, 2011 offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a Sunshine Savings Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions

Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares.  The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our Stock Information Center.  The telephone number is (877) 860-2070.  The Stock Information Center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event of a complete liquidation of Sunshine Savings Bank prior to the conversion, all claims of creditors of Sunshine Savings MHC, Sunshine Financial-Federal and Sunshine Savings Bank, including those of depositors of Sunshine Savings Bank (to the extent of their deposit balances), would be paid first.  Thereafter, if there were any assets remaining, these assets would be distributed to the members of Sunshine Savings MHC (i.e., the depositors of Sunshine Savings Bank) pro rata, based upon the deposit balances in their deposit account in Sunshine Savings Bank immediately prior to liquidation.

Liquidation following the conversion.  In the unlikely event that Sunshine Financial and Sunshine Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Sunshine Financial pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Sunshine Financial as the holder of Sunshine Savings Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” by Sunshine Financial for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Sunshine Savings MHC’s ownership interest in the total shareholder’s equity of Sunshine Financial-Federal as of the date of its latest balance sheet contained in this prospectus.  The plan of conversion also provides that Sunshine Financial shall cause the establishment of a bank liquidation account to be maintained by Sunshine Savings Bank.

The liquidation account to be established by Sunshine Financial is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Sunshine Financial and Sunshine Savings Bank.  Specifically, in the unlikely event that Sunshine Financial and Sunshine Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Sunshine Financial.  In a liquidation of both entities, or of Sunshine Savings Bank, when Sunshine Financial has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Sunshine Savings Bank has positive net worth, Sunshine Savings Bank shall pay amounts necessary to fund Sunshine Financial’s remaining obligations under the liquidation account maintained by Sunshine Financial.  The plan of conversion also provides that if Sunshine Financial is sold or liquidated apart from a sale or liquidation of Sunshine Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Sunshine Financial shall be surrendered and treated as a bank liquidation account maintained by Sunshine Savings Bank.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Sunshine Financial will eliminate or transfer the liquidation account it maintains and the interests in such account to Sunshine Savings Bank and the liquidation account maintained by Sunshine Financial shall thereupon become the bank liquidation account maintained by Sunshine Savings Bank and not be subject in any manner or amount to Sunshine Financial’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Sunshine Financial or Sunshine Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation accounts maintained by Sunshine Financial or Sunshine Savings Bank, as the case may be, would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account maintained by Sunshine Financial for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Sunshine Savings Bank on June 30, 2009, or December 31, 2010.  Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account maintained by Sunshine Financial for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 or December 31, 2010 bears to the balance of all deposit accounts in Sunshine Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 or December 31, 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed.  In addition, no interest in the liquidation accounts maintained by Sunshine Financial or Sunshine Savings Bank, as the case may be, would ever be increased despite any subsequent increase in the related deposit account.  The liquidation accounts maintained by Sunshine Financial and Sunshine Savings Bank reduce in amount corresponding to the reduction in the deposit account balances of eligible accountholders and supplemental eligible accountholders, as applicable, subsequent to the eligibility record date or supplemental eligibility record date, as applicable.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Sunshine Financial as the sole shareholder of Sunshine Savings Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers.  Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Florida tax laws to the effect that no gain or loss will be recognized by Sunshine Savings MHC, Sunshine Financial-Federal or Sunshine Savings Bank as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We have received an opinion from Silver, Freedman & Taff, L.L.P. as to the federal tax consequences of the conversion.  We have also received an opinion from Hacker, Johnson & Smith PA to the effect that, more likely than not, the income tax consequences under Florida law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman & Taff, L.L.P. has issued an opinion to us that for federal income tax purposes:

(a)	The merger of Sunshine Savings MHC with and into Sunshine Financial-Federal will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

(b)
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in Sunshine Savings MHC for liquidation interests in Sunshine Financial-Federal in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(c)
Sunshine Savings MHC will not recognize any gain or loss on the transfer of its assets to Sunshine Financial-Federal and Sunshine Financial-Federal’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Sunshine Financial-Federal or on the constructive distribution of such liquidation interests to the members of Sunshine Savings MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of Sunshine Savings Bank.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

(d)
No gain or loss will be recognized by Sunshine Financial-Federal upon the receipt of the assets of Sunshine Savings MHC in the merger in exchange for the constructive transfer of liquidation interests in Sunshine Financial-Federal to the members of Sunshine Savings MHC who are Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 1032(a) of the Internal Revenue Code)

(e)
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Sunshine Financial-Federal in exchange for their voting and liquidation rights in Sunshine Savings MHC.  (Section 354(a) of the Internal Revenue Code)

(f)
The basis of the assets of Sunshine Savings MHC to be received by Sunshine Financial-Federal in the merger will be the same as the basis of such assets in the hands of Sunshine Savings MHC immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

(g)
The holding period of the assets of Sunshine Savings MHC to be received by Sunshine Financial-Federal in the merger will include the holding period of those assets in the hands of Sunshine Savings MHC immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

(h)
The merger of Sunshine Financial-Federal with and into Sunshine Financial will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

(i)
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Sunshine Financial-Federal for interests in the liquidation account of Sunshine Financial will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(j)
Sunshine Financial-Federal will not recognize any gain or loss on the transfer of its assets to Sunshine Financial and Sunshine Financial’s assumption of its liabilities in the merger pursuant to which Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Sunshine Financial in exchange for their liquidation interests in Sunshine Financial-Federal.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

(k)	No gain or loss will be recognized by Sunshine Financial upon the receipt of the assets of Sunshine Financial-Federal in the merger. (Section 1032(a) of the Internal Revenue Code)

(l)
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Sunshine Financial-Federal for interests in the liquidation account of Sunshine Financial.  (Section 354 of the Internal Revenue Code)

(m)
The basis of the assets of Sunshine Financial-Federal to be received by Sunshine Financial in the merger will be the same as the basis of those assets in the hands of Sunshine Financial-Federal immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

(n)
The holding period of the assets of Sunshine Financial-Federal to be received by Sunshine Financial in the merger will include the holding period of those assets in the hands of Sunshine Financial-Federal immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

(o)
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Sunshine Financial common stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Sunshine Financial common stock.  (Section 356(a) of the Internal Revenue Code)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

(p)
It is more likely than not that the fair market value of the benefit provided by the liquidation account of Sunshine Savings Bank supporting the payment of the liquidation account of Sunshine Financial in the event Sunshine Financial lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Sunshine Financial or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of Sunshine Savings Bank or the deemed distribution to Sunshine Financial for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in the liquidation account of Sunshine Savings Bank in the merger.  (Section 356(a) of the Internal Revenue Code)

(q)
It is more likely than not that the basis of the Sunshine Financial common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Internal Revenue Code)

(r)
The holding period of the Sunshine Financial common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Internal Revenue Code)

(s)	No gain or loss will be recognized by Sunshine Financial on the receipt of money in exchange for Sunshine Financial common stock sold in the offering. (Section 1032 of the Internal Revenue Code)

The tax opinion as to items (o) and (q) above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised.  In this regard, Silver, Freedman & Taff, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value.  However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.  If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from Feldman Financial Advisors, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.  This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

The tax opinion as to item (p) above is based on the position that the benefit provided by the Sunshine Savings Bank liquidation account supporting the payment, without duplication, of the liquidation account of Sunshine Financial in the event Sunshine Financial lacks sufficient net assets has a fair market value of zero.  We understand that:  (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under either liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Sunshine Savings Bank are reduced; and (iv) the Sunshine Savings Bank liquidation account payment obligation arises only if Sunshine Financial lacks sufficient net assets to fund the liquidation account maintained by Sunshine Financial.

In addition, we have received a letter from Feldman Financial Advisors, Inc. stating its belief that the benefit provided by the Sunshine Savings Bank liquidation account supporting the payment of the liquidation account maintained by Sunshine Financial in the event Sunshine Financial lacks sufficient net assets does not have any economic value at the time of the merger of Sunshine Financial-Federal and Sunshine Financial.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes it is more likely than not that such rights in the Sunshine Savings Bank liquidation account have no value.  If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of Sunshine Financial-Federal and Sunshine Financial.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein.  Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions.  In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Sunshine Financial’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of Sunshine Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.  The directors and executive officers of Sunshine Financial also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

OTS regulations prohibit Sunshine Financial from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF SUNSHINE FINANCIAL

Although the Board of Directors of Sunshine Financial is not aware of any effort that might be made to obtain control of Sunshine Financial after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Sunshine Financial’s articles of incorporation to protect the interests of Sunshine Financial and its shareholders from takeovers which our Board of Directors might conclude are not in the best interests of Sunshine Savings Bank, Sunshine Financial or Sunshine Financial’s shareholders.

The following discussion is a general summary of the material provisions of Sunshine Financial’s articles of incorporation and bylaws, Sunshine Savings Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  Sunshine Financial’s articles of incorporation and bylaws are included as part of Sunshine Savings MHC’s application for conversion filed with the Office of Thrift Supervision and Sunshine Financial’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of Sunshine Financial

Sunshine Financial’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts.  As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the board of directors or management of Sunshine Financial more difficult.

Directors.  The board of directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our board of directors.  Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.  The bylaws provide that special meetings of shareholders can be called by the President, by a majority of the whole board of directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles shareholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares.  After the conversion, Sunshine Financial will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of Sunshine Financial Following the Conversion.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock.  Sunshine Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of Sunshine Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Sunshine Financial.  The board of directors has no present plan or understanding to issue any preferred stock. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(2)	The division of the board of directors into three staggered classes;

(3)	The ability of the board of directors to fill vacancies on the board;

(4)	The requirement that at least a majority of the votes eligible to be cast by shareholders must vote to remove directors, and can only remove directors for cause;

(5)	The ability of the board of directors and shareholders to amend and repeal the bylaws;

(6)	The authority of the board of directors to provide for the issuance of preferred stock;

(7)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(8)	The number of shareholders constituting a quorum or required for shareholder consent;

(9)	The indemnification of current and former directors and officers, as well as employees and other agents, by Sunshine Financial;

(10)	The limitation of liability of officers and directors to Sunshine Financial for money damages;

(11)	The inability of shareholders to cumulate their votes in the election of directors;

(12)	The advance notice requirements for shareholder proposals and nominations; and

(13)
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (1) through (13) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Sunshine Financial’s directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain shareholder actions have been included in the articles of incorporation of Sunshine Financial in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for shareholder action under the Maryland General Corporation Law.

Business Combinations with Interested Shareholders.  The articles of incorporation require the approval of the holders of at least 80% of Sunshine Financial’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Sunshine Financial’s board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares.  In each such case, where shareholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Sunshine Financial or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Sunshine Financial

A “business combination” includes:

●
any merger or consolidation of Sunshine Financial or any of its subsidiaries with any interested shareholder or affiliate of an interested shareholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

●	any sale or other disposition to or with any interested shareholder of 25% or more of the assets of Sunshine Financial or combined assets of Sunshine Financial and its subsidiaries;

●
the issuance or transfer to any interested shareholder or its affiliate by Sunshine Financial (or any subsidiary) of any securities of Sunshine Financial (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Sunshine Financial;

●	the adoption of any plan for the liquidation or dissolution of Sunshine Financial proposed by or on behalf of any interested shareholder or its affiliate; and

●
any reclassification of securities, recapitalization, merger or consolidation of Sunshine Financial with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Sunshine Financial or subsidiary owned directly or indirectly, by an interested shareholder or its affiliate.

Control Share Acquisitions.  Maryland corporate law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation.  Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	10% or more but less than 33⅓%;

●	33⅓ or more but less than a majority; or

●	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained shareholder approval.  A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special shareholders’ meeting to consider the voting rights of the shares.  The meeting must be held within 50 days of the demand.  If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved.  This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any shareholders’ meeting at which the voting rights of the shares are considered and not approved.  If voting rights for “control shares” are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition.  The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation.  The bylaws of Sunshine Financial include a provision opting out of this provision of Maryland General Corporation Law.

Evaluation of Offers.  The articles of incorporation of Sunshine Financial provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Sunshine Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Sunshine Financial and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Sunshine Financial’s shareholders, including shareholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Sunshine Financial and its subsidiaries and on the communities in which Sunshine Financial and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Sunshine Financial;

●	whether a more favorable price could be obtained for Sunshine Financial’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Sunshine Financial and its subsidiaries;

●	the future value of the stock or any other securities of Sunshine Financial or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Sunshine Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Sunshine Financial’s Articles of Incorporation and Bylaws.  Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors.  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  Our board of directors believes these provisions are in the best interests of Sunshine Financial and its shareholders.  Our board of directors believes that it will be in the best position to determine the true value of Sunshine Financial and to negotiate more effectively for what may be in the best interests of its shareholders.  Accordingly, our board of directors believes that it is in the best interests of Sunshine Financial and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.  It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Sunshine Financial and that is in the best interests of all shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Sunshine Financial for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Sunshine Financial’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of Sunshine Financial’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions will also make it more difficult to remove our board of directors and management.  Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of Sunshine Financial contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of Sunshine Financial may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Sunshine Savings Bank’s Stock Charter

The charter of Sunshine Savings Bank provides that for a period of five years from the closing of the conversion and offering, no person other than Sunshine Financial may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Sunshine Savings Bank.  This provision does not apply to any tax-qualified employee benefit plan of Sunshine Savings Bank or Sunshine Financial or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Sunshine Financial or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Sunshine Savings Bank.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of an Office of Thrift Supervision regulated holding company of a converted institution for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the holding company.  The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations.  These control factors include the acquiror being one of the two largest shareholders.  The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings.  The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.  There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(1)	the acquisition would result in a monopoly or substantially lessen competition;

(2)	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

(3)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

(4)	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK OF SUNSHINE FINANCIAL
FOLLOWING THE CONVERSION

General

Sunshine Financial is authorized to issue 6,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.  Sunshine Financial currently expects to issue in the offering up to 1,207,500 shares of common stock.  Sunshine Financial will not issue shares of preferred stock in the conversion.  Each share of Sunshine Financial common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Sunshine Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends.  Sunshine Financial may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors.  The payment of dividends by Sunshine Financial is subject to limitations that are imposed by law and applicable regulation.  The holders of common stock of Sunshine Financial will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If Sunshine Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  Upon consummation of the conversion, the holders of common stock of Sunshine Financial will have exclusive voting rights in Sunshine Financial.  They will elect Sunshine Financial’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Sunshine Financial’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Sunshine Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require an 80% shareholder vote.

As a federally chartered stock savings bank, corporate powers and control of Sunshine Savings Bank are vested in its board of directors, who elect the officers of Sunshine Savings Bank and who fill any vacancies on the board of directors.  Voting rights of Sunshine Savings Bank are vested exclusively in the owners of the shares of capital stock of Sunshine Savings Bank, which will be Sunshine Financial, and voted at the direction of Sunshine Financial’s board of directors.  Consequently, the holders of the common stock of Sunshine Financial will not have direct control of Sunshine Savings Bank.

Liquidation.  Sunshine Financial will own 100% of the common stock of Sunshine Savings Bank.  In the event of a liquidation or dissolution of Sunshine Financial or Sunshine Savings Bank, certain rights would be available to shareholders of Sunshine Financial and Eligible Account Holders and Supplemental Eligible Account Holders of Sunshine Savings Bank.  See “The Conversion and Offering - Effects of Conversion on Depositors, Borrowers and Members - Effect on Liquidation Rights.”

Preemptive Rights.  Holders of the common stock of Sunshine Financial will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Sunshine Financial’s authorized preferred stock will be issued as part of the offering or the conversion.  Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine.  Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.  Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Sunshine Financial common stock will be Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

Our consolidated balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of operations, retained earnings, and cash flows for the years then ended included in this prospectus have been audited by Hacker, Johnson & Smith PA, Tampa, Florida an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein and in the registration statement, and is included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to Sunshine Savings Bank setting forth its opinion as to the estimated pro forma market value of the Sunshine Financial common stock and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock issued in the offering and the federal income tax consequences of the reorganization have been passed upon for Sunshine Savings Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Sunshine Financial and Sunshine Savings Bank.  The Florida income tax consequences of the reorganization have been passed upon for Sunshine Savings Bank by Hacker, Johnson & Smith PA, Tampa, Florida.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Malizia, Spidi & Fisch, PC, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Sunshine Financial has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement.  This information, including the plan of reorganization and stock issuance and the appraisal report which are exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material may be obtained from the SEC at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by call the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Sunshine Financial.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.  Sunshine Savings Bank also maintains a website (http://www.Sunshinesavingsbank.com), which contains certain information about Sunshine Savings Bank and, after the offering, will contain information about Sunshine Financial.

Sunshine Savings MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion.  This prospectus omits certain information contained in the application.  The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia, 30309.  Our plan of conversion and reorganization is available, upon request, at each of our banking offices.

In connection with the offering, Sunshine Financial has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, Sunshine Financial and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% Shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of reorganization and stock issuance, Sunshine Financial has undertaken that it will not terminate this registration for a period of at least three years following the offering.

A copy of the plan of reorganization and stock issuance, the charter and bylaws of Sunshine Financial and Sunshine Savings Bank are available without charge from Sunshine Savings Bank.  Requests for such information should be directed to: Brian Baggett, Executive Vice President, Sunshine Savings Bank, 1400 East Park Avenue, Tallahassee, Florida 32301.

Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets, December 31, 2009 and 2008 and (Unaudited) September 30, 2010	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and (Unaudited) for the Nine Months Ended September 30, 2010 and 2009	F-4

Consolidated Statements of Retained Earnings for the Years Ended December 31, 2009 and 2008 and (Unaudited) for the Nine Months Ended September 30, 2010 and 2009	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and (Unaudited) for the Nine Months Ended September 30, 2010 and 2009	F-6 - F-7

Notes to Consolidated Financial Statements for the Years Ended December 31, 2009 and 2008 and (Unaudited) for the Nine Months Ended September 30, 2010 and 2009	F-8 - F-26

(1)  All schedules are omitted because the required information is not applicable or included in the consolidated financial statements and related notes.

(2)  The financial statements of Sunshine Financial have been omitted because Sunshine Financial has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Sunshine Savings MHC
Tallahassee, Florida:

We have audited the accompanying consolidated balance sheets of Sunshine Savings MHC and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
September 20, 2010

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424
A Registered Public Accounting Firm

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands)

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)
Assets

Cash and due from banks	$1,580	1,431	2,757
Interest-bearing deposits with banks	2,180	6,194	3,092
Federal funds sold	13,710	3,522	3,161

Cash and cash equivalents	17,470	11,147	9,010

Securities held to maturity (fair value of $3,667, $4,614 and $5,814)	3,408	4,346	5,635
Loans, net of allowance for loan losses of $1,614, $1,410 and $1,551, respectively	122,676	130,486	137,637
Premises and equipment, net	3,974	4,351	4,353
Federal Home Loan Bank stock, at cost	310	334	373
Deferred income taxes	2,304	2,460	1,579
Accrued interest receivable	530	530	533
Foreclosed real estate	380	892	162
Other assets	1,839	2,043	1,725

Total assets	$152,891	156,589	161,007

Liabilities and Retained Earnings

Liabilities:
Noninterest-bearing deposit accounts	$19,816	20,967	21,035
Money-market deposit accounts	23,121	21,830	16,174
Savings accounts	32,884	31,290	30,054
Time deposits	60,655	66,411	75,310

Total deposits	136,476	140,498	142,573

Official checks	482	742	271
Advances by borrowers for taxes and insurance	446	167	159
Other liabilities	573	529	1,892

Total liabilities	137,977	141,936	144,895

Commitments and contingencies (Notes 4, 7, 10 and 14)

Retained earnings	14,914	14,653	16,112

Total liabilities and retained earnings	$152,891	156,589	161,007

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Consolidated Statements of Operations
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Interest income:
Loans	$5,798	6,170	8,219	8,395
Mortgage-backed securities	149	198	255	517
Other	6	20	24	61

Total interest income	5,953	6,388	8,498	8,973

Interest expense:
Deposit accounts	1,365	2,603	3,242	3,999
Federal Home Loan Bank borrowings	-	-	-	5

Total interest expense	1,365	2,603	3,242	4,004

Net interest income	4,588	3,785	5,256	4,969

Provision for loan losses	750	1,512	1,801	925

Net interest income after provision for loan losses	3,838	2,273	3,455	4,044

Noninterest income:
Fees and service charges on deposit accounts	1,769	1,537	2,006	2,395
Fees and charges on loans	73	87	129	220

Total noninterest income	1,842	1,624	2,135	2,615

Noninterest expenses:
Salaries and employee benefits	2,466	2,750	3,562	4,507
Occupancy and equipment	878	895	1,423	1,332
Data processing services	577	282	280	851
Professional fees	356	388	500	550
Cost of terminated stock offering	-	-	-	675
Federal Deposit Insurance Corporation insurance	176	245	308	63
Advertising and promotion	55	97	117	209
Stationary and supplies	36	48	62	152
Other	719	895	1,678	1,002

Total noninterest expenses	5,263	5,600	7,930	9,341

Earnings (loss) before income taxes (benefit)	417	(1,703)	(2,340)	(2,682)

Income taxes (benefit)	156	(641)	(881)	(1,009)

Net earnings (loss)	$261	(1,062)	(1,459)	(1,673)

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Consolidated Statements of Retained Earnings
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Retained earnings at beginning of period	$14,653	16,112	16,112	17,785

Net earnings (loss)	261	(1,062)	(1,459)	(1,673)

Retained earnings at end of period	$14,914	15,050	14,653	16,112

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$261	(1,062)	(1,459)	(1,673)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	405	319	683	532
Provision for loan losses	750	1,512	1,801	925
Deferred income taxes (benefit)	156	(641)	(881)	(1,009)
Accretion of discounts on securities	(8)	(10)	(12)	(2)
Net amortization on deferred loan fees and costs	3	(10)	13	43
Decrease (increase) in accrued interest receivable	-	27	3	(75)
Decrease (increase) in other assets	204	173	(318)	256
(Decrease) increase in official checks	(260)	126	471	(25)
Net increase in advances by borrowers for taxes and insurance	279	65	8	159
Increase (decrease) in other liabilities	44	(495)	(1,363)	1,116

Net cash provided by (used in) operating activities	1,834	4	(1,054)	247

Cash flows from investing activities:
Net repayment (purchase) of held-to-maturity securities	946	1,001	1,301	(5,633)
Net decrease (increase) in loans	7,569	3,119	4,607	(13,165)
Net purchases of premises and equipment	(28)	(508)	(681)	(1,332)
Proceeds from (purchase of) sale of Federal Home Loan Bank stock	24	39	39	(127)

Net cash provided by (used in) investing activities	8,511	3,651	5,266	(20,257)

Cash flows from financing activities:
Net (decrease) increase in deposits	(4,022)	3,062	(2,075)	5,005
Net decrease in borrowings	-	-	-	(500)

Net cash (used in) provided by financing activities	(4,022)	3,062	(2,075)	4,505

Increase (decrease) in cash and cash equivalents	6,323	6,717	2,137	(15,505)

Cash and cash equivalents at beginning of period	11,147	9,010	9,010	24,515

Cash and cash equivalents at end of period	$17,470	15,727	11,147	9,010

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,365	2,603	3,242	4,004

Income taxes	$-	-	-	-

Noncash transaction-
Transfer from loans to foreclosed real estate	$57	1,141	730	162

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2009 and 2008 and the Years Then Ended and September 30 2010 (Unaudited)
and the Nine Months Ended September 30, 2010 and 2009 (Unaudited)

(1)	Organization and Significant Accounting Policies

Organization. On September 25, 2008, Sunshine Savings Bank’s (the “Bank”) members approved a plan of reorganization.  In accordance with the plan a federally-chartered mutual holding company structure was formed on January 6, 2009.  Under this structure, Sunshine Savings MHC (the “Holding Company”), a federal mutual holding company now owns 100% of the common stock of Sunshine Financial, Inc., a federal stock corporation which now owns 100% of the Bank’s common stock. The Holding Company’s merger with the Bank and Sunshine Financial, Inc. was accounted as a reorganization of entities under common control at historical cost and, the financial data for periods presented include the results of the Bank.

The Bank through its four banking offices provides a variety of retail community banking services to individuals and businesses primarily in Leon County, Florida. The Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. On July 1, 2007, the Bank converted from a tax exempt state chartered credit union to a taxable mutual federally-chartered savings bank. There were no significant changes in personal or business operations at the time of the conversion; however, the new charter allows the Bank enhanced ability to operate in its markets. The Bank’s subsidiary is Sunshine Member Insurance Services, Inc. (“SMSI”), which was established to sell automobile warranty and credit life and disability insurance products associated with loan products. Collectively the entities are referred to the “Company.”

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to prevailing practices within the banking industry. The following summarizes the more significant of these policies and practices.

Principles of Consolidation.  The consolidated financial statements include the accounts of Sunshine Savings MHC and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.  In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Cash and Cash Equivalents.  For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Company is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts.  At September 30, 2010 (unaudited), December 31, 2009 and 2008, balances maintained as reserves were $1,580,000, $1,431,000 and $2,757,000, respectively.

Securities.  Securities may be classified as either trading, held-to-maturity or available-for-sale. Trading securities are held principally for resale and recorded at their fair values.  Unrealized gains and losses on trading securities are included immediately in operations.  Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost.  Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities.  Unrealized holding gains and losses on available-for-sale securities are excluded from operations and reported in comprehensive loss.  Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized. The net amount is recognized as an adjustment of the yield over the contractual life of the related loan.

The accrual of interest on loans is discontinued at the time the loan is more than ninety days delinquent unless the loan is well collateralized and in process of collection.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered unlikely.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Loans, Continued.  All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component covers all other loans and is based on historical industry loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for residential mortgage loans in excess of $500,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans less than $500,000 for impairment disclosures.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Income Taxes.  On January 1, 2009, the Company adopted the recent accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.  Management believes, based on its projections that it is more likely than not the deferred tax asset will be realized in the near term.  As of September 30, 2010, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Premises and Equipment.  Land is stated at cost.  Buildings and improvements and furniture and equipment are stated at cost, less accumulated depreciation.  Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.  Estimated useful lives for buildings and improvements range from ten to forty years; for furniture and fixtures from five to seven years; for computer equipment and software from three to five years; for automobiles from three to five years; and for leasehold improvements and intangibles from five to ten years.

Foreclosed Real Estate.  Property acquired by foreclosure or deed in lieu of foreclosure is carried fair value less estimated selling costs.  Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense. Valuations are periodically performed by management and losses are charged to earnings if the carrying value of the property exceeds its estimated fair value.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Off-Balance-Sheet Financial Instruments.  In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unused lines of credit and commitments to extend credit.  Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Loans.  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  Fair values for fixed-rate mortgage and consumer loans are estimated using discounted cash flow analyses, using Risk Analytics pricing model. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Securities Held to Maturity. Fair values for securities are based on the framework for measuring fair value.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Accrued Interest Receivable. The carrying amounts of accrued interest approximate their fair values.

Deposit Liabilities.  The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  Fair values for fixed-rate time deposits are estimated using the Risk Analytics pricing model.

Off-Balance-Sheet Financial Instruments.  Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fair value of these fees is not material.

Transfer of Financial Assets.  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued
Fair Value Measurements. GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued
Fair Value Measurements, Continued.

Foreclosed Real Estate.  The Company’s foreclosed real estate is recorded at fair market value less estimated selling costs.  Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value.  Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Recent Pronouncements.  In 2009, the FASB Accounting Standards Codification (“ASC”) became the single source of authoritative GAAP recognized by the Financial Accounting Standards Board (“FASB”) to be applied to nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) are also sources of authoritative GAAP for SEC registrants.  The ASC superseded all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC is nonauthoritative.  The Company’s policies were not affected by the conversion to ASC.

In 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, (“SFAS No. 166”) (this SFAS was incorporated into the ASC on January 1, 2010 in Codification Topic 860.) amending the accounting for the transfers of financial assets. This new standard enhances reporting about transfers of financial assets, including loan participations and securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. It also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The standard was effective January 1, 2010 and had no impact on the Company’s consolidated financial statements.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Recent Pronouncements, Continued.  In 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (“SFAS No. 167”) (this SFAS was incorporated into the ASC on January 1, 2010 in Codification Topic 810.) on how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The standard requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The standard was effective January 1, 2010 and had no impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued new guidance that requires new disclosures about significant transfers in and/or out of Levels 1 and 2 of the fair value hierarchy and activity in Level 3 (Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements). In addition, this guidance provides clarification of existing disclosure requirements about (a) level of disaggregation and (b) inputs and valuation techniques. The update is effective for annual reporting periods beginning after December 15, 2009 and had no impact on the Company’s consolidated financial statements.

On July 21, 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosures will require significantly more information about credit quality in a financial institution’s loan portfolio. This statement addresses only disclosures and does change recognition or measurement of the allowance for loan losses. This statement will be effective for disclosures as of the end of a reporting period for interim and annual reporting periods ending on or after December 15, 2010.  The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Held to Maturity
Management has classified all securities as held to maturity. The carrying amount of securities and their fair values are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
At September 30, 2010 (Unaudited)-
Mortgage-backed securities	$3,408	259	-	3,667

At December 31, 2009-
Mortgage-backed securities	$4,346	268	-	4,614

At December 31, 2008-
Mortgage-backed securities	$5,635	179	-	5,814

There were no sales of securities during 2010, 2009 or 2008. There were no securities pledged as of September 30, 2010.

(3)	Loans
The components of loans are as follows (in thousands):

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One-to-four-family	$82,374	66.49%	$87,562	66.49%	$91,192	65.51%
Lot loans	9,231	7.45	7,981	6.06	1,580	1.14
Construction or development	294	0.24	-	-	829	0.60

Total real estate loans	91,899	74.18	95,543	72.55	93,601	67.25

Consumer loans:
Home equity	16,348	13.20	17,062	12.95	19,372	13.92
Automobile	3,444	2.77	5,729	4.35	10,243	7.36
Credit cards and unsecured	8,896	7.18	9,660	7.33	11,179	8.03
Deposit account	825	0.67	883	0.67	1,148	0.81
Other	2,470	2.00	2,826	2.15	3,663	2.63

Total consumer loans	31,983	25.82	36,160	27.45	45,605	32.75

Total loans	123,882	100.00%	131,703	100.00%	139,206	100.00%

Less:
Loans in process	(443)		(224)		(9)
Deferred fees and discounts	35		31		27
Allowance for losses	1,614		1,410		1,551

Total loans, net	$122,676		$130,486		$137,637

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued
The activity in the allowance for loan losses was as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Balance at beginning of period	$1,410	1,551	1,551	1,423
Provision for loan losses	750	1,512	1,801	925
Loans charged-off	(679)	(1,766)	(2,263)	(997)
Recoveries	133	136	321	200

Balance at end of period	$1,614	1,433	1,410	1,551

As of September 30, 2010 (unaudited), December 31, 2009 and 2008, the Company’s loan portfolio included primarily large groups of smaller balance homogeneous loans which were collectively evaluated for impairment.  The Company considers individual single family home loans in excess of $500,000 for impairment.  As of and during the years ended December 31, 2009 and 2008, the Company did not separately identify any individual residential loans as impaired.

Nonaccrual and past due loans were as follows (in thousands):

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)

Nonaccrual loans	$4,117	2,535	3,063
Past due ninety days or more, but still accruing	-	-	3

	$4,117	2,535	3,066

The Company grants real estate and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Tallahassee, Florida area.  Therefore, the Company’s exposure to credit risk could be significantly affected by changes in the economy and real estate market in the Tallahassee, Florida area.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment
Premises and equipment is summarized as follows (in thousands):

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)

Land	$528	528	528
Buildings and improvements	4,228	4,215	4,649
Furniture and equipment	4,048	4,033	2,926

Total, at cost	8,804	8,776	8,103

Less accumulated depreciation	4,830	4,425	3,750

Premises and equipment, net	$3,974	4,351	4,353

Certain facilities are leased under an operating lease.  Rental expense was $196,000 and $139,000, $236,000 and $310,000 for the nine months ended September 30, 2009 and 2010 (unaudited), respectively, and for the years ended December 31, 2009 and 2008, respectively.  The operating leases generally contain escalation clauses.  The future minimum lease payments are as follows (in thousands):

At September 30, 2010		At December 31, 2009
Year Ending		Year Ended
September 30,	Amount	December 31,	Amount
	(Unaudited)

2011	$176	2010	$173
2012	166	2011	177
2013	93	2012	155
2014	74	2013	73
2015	76	2014	75
Thereafter	126	Thereafter	183

	$711		$836

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $20.0 million, $21.7 million and $19.8 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively.  Deposits in excess of $250,000 are not insured by FDIC.  The scheduled maturities of time deposits are as follows (in thousands):

At September 30, 2010		At December 31, 2009
Year Ending		Year Ended
September 30,	Amount	December 31,	Amount
	(Unaudited)

2011	$51,995	2010	$55,996
2012	5,414	2011	6,711
2013	1,917	2012	1,500
2014	1,163	2013	1,752
2015	166	2014	452

	$60,655		$66,411

Interest expense details are as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Money-market deposit accounts	$162	185	245	270
Savings accounts	317	407	168	348
Time deposits	886	2,011	2,829	3,381

	$1,365	2,603	3,242	3,999

(6)	Line of Credit

The Company also has an unsecured federal funds line of credit for $1 million with a correspondent bank and a $15.2 million line with the Federal Home Loan Bank of Atlanta collateralized by a blanket lien on qualifying loans. At September 30, 2010, December 31, 2009 and 2008, the Company had no outstanding balances on these lines.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(7)	Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments are unused lines of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets.  The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit and commitments to extend credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Unused lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded.  A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk follows (in thousands):

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)

Unused lines of credit (rates range from 3.25% to 18.00%)	$15,461	15,433	15,920

Commitments to extend credit (all fixed rates ranging from 6.00% to 9.90%)	$143	639	1,290

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At September 30, 2010		At December 31, 2009		At December 31, 2008
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$17,470	17,470	11,147	11,147	9,010	9,010
Securities held to maturity	3,408	3,667	4,346	4,614	5,635	5,814
Loans	122,676	123,456	130,486	132,868	137,637	137,262
Federal Home Loan Bank stock	310	310	334	334	373	373
Accrued interest receivable	530	530	530	530	533	533

Financial liabilities:
Deposits	136,476	135,331	140,498	137,006	142,573	140,542

Off-balance-sheet financial instruments	-	-	-	-	-	-

(9)	Income Taxes
The components of income taxes (benefit) are as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Deferred:
Federal	$133	(551)	(752)	(862)
State	23	(90)	(129)	(147)

Income taxes (benefit)	$156	(641)	(881)	(1,009)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are as follows ($ in thousands):

	Nine Months Ended September 30,				Year Ended December 31,
	2010		2009		2009		2008
		% of		% of		% of		% of
		Pretax		Pretax		Pretax		Pretax
	Amount	Earnings	Amount	Loss	Amount	Loss	Amount	Loss
	(Unaudited)		(Unaudited)
Income taxes (benefit) at Federal statutory rate	$142	34.0%	$(579)	(34.0)%	$(796)	(34.0)%	$(912)	(34.0)%
Increase in taxes (benefit) resulting from:
State taxes, net of Federal tax benefit	14	3.4	(62)	(3.6)	(85)	(3.6)	(97)	(3.6)

Total	$156	37.4%	$(641)	(37.6)%	$(881)	(37.6)%	$(1,009)	(37.6)%

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9)	Income Taxes, Continued
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$607	531	639
Net operating loss carryforwards	1,304	1,598	964
Premises and equipment	12	21	-
Nonaccrual interest	259	202	-
Foreclosed property expenses	122	108	-

Total deferred tax assets	2,304	2,460	1,603

Deferred tax liability-
Premises and equipment	-	-	(24)

Net deferred tax asset	$2,304	2,460	1,579

At September 30, 2010 (unaudited) and December 31, 2009, the Company has net operating loss carryforwards of approximately $3.5 million and $4.0 million, respectively, available to offset future taxable income.  The carryforward will begin to expire in 2027.

The Company files consolidated U.S. and Florida income tax returns.  With few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by taxing authorities for years before 2006.

(10)	Contingencies
Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

(11)	Related Parties
The Company makes loans to and accepts deposits from its officers and directors and their related entities. The activity is as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Loans at beginning of period	$583	413	413	496
Additions	-	191	191	4
Repayments	19	15	21	87

Loans at end of period	$564	589	583	413

Deposits at end of period	$346	519	425	571

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(12)	Employee Benefit Plans

The Company has a 401(k) plan for its employees who meet certain age and length-of-service requirements. Eligible employees can contribute up to $13,000 of their compensation to the plan on a pre-tax basis. Employer matching contributions were made at 100 percent of employee contribution up to five percent beginning April 1, 2009. For the first quarter of 2009, the Company provided all eligible employees with a contribution equal to five percent of the employees’ compensation.

The Company discontinued its defined contribution plan effective April 1, 2009 and now only has the 401(k) plan. Employer contributions made to the 401(k) plan were approximately $58,000, $109,000 and $411,000 for 2010 (unaudited), 2009 and 2008, respectively.

(13)	Fair Value Measurements
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below (in thousands):

Quoted Prices
		In Active	Significant
		Markets for	Other	Significant		Losses	Losses
		Identical	Observable	Unobservable		Recorded in	Recorded in
	Fair	Assets	Inputs	Inputs	Total	Operations	Operations
	Value	(Level 1)	(Level 2)	(Level 3)	Losses	in 2010	in 2009
At September 30, 2010 (Unaudited)-
Foreclosed real estate	$380	-	-	380	-	-	-

At December 31, 2009-
Foreclosed real estate	$892	-	-	892	71	-	59

(14)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined).  Management believes, as of September 30, 2010 (unaudited) and December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2010 (unaudited) and December 31, 2009, the most recent notification from regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual regulatory capital amounts and percentages are presented in the table ($ in thousands).

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital Adequacy		Prompt and Corrective
	Actual		Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
As of September 30, 2010 (Unaudited):
Total Capital to Risk-Weighted Assets	$14,066	14.19%	$7,929	8.00%	$9,912	10.00%
Tier I Capital to Risk-Weighted Assets	12,822	12.94	3,965	4.00	5,947	6.00
Tier I Capital to Total Assets	12,822	8.53	4,510	3.00	7,516	5.00

As of December 31, 2009:
Total Capital to Risk-Weighted Assets	13,616	13.13	8,297	8.00	10,371	10.00
Tier I Capital to Risk-Weighted Assets	12,319	11.88	4,148	4.00	6,223	6.00
Tier I Capital to Total Assets	12,319	8.02	4,609	3.00	7,681	5.00

As of December 31, 2008:
Total Capital to Risk-Weighted Assets	15,606	14.97	8,340	8.00	10,424	10.00
Tier I Capital to Risk-Weighted Assets	14,300	13.72	4,170	4.00	6,254	6.00
Tier I Capital to Total Assets	14,300	9.18	4,672	3.00	7,787	5.00

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Regulatory Matters, Continued
The following is a reconciliation of the Company’s retained earnings under GAAP to regulatory capital (as defined by the OTS and FDIC) as of the dates indicated (in thousands):

	At September 30,	At December 31,
	2010	2009	2008
	(Unaudited)

GAAP retained earnings	$14,914	14,653	16,112
Intangible assets	(204)	(216)	(233)
Disallowed deferred tax asset	(1,888)	(2,118)	(1,579)

Tier I capital	12,822	12,319	14,300

General allowance for loan losses	1,244	1,297	1,306

Total regulatory capital	$14,066	13,616	15,606

(15)	Adoption of Plan of Reorganization and Stock Issuance

On July 20, 2010, the Board of Directors unanimously adopted a Plan of Reorganization and Stock Issuance (the “Plan”) in accordance with the rules and regulations of the Office of Thrift Supervision (“OTS”) relating to a full stock conversion.  Under the Plan, a new stock holding company will be established and will succeed to all the rights and obligations of Sunshine Savings MHC and Sunshine Financial, Inc.  As part of the Plan, the stock holding company will undertake a stock issuance through a public offering.  The Plan is subject to approval by the OTS.  As of September 30, 2010, the Company had incurred approximately $103,000 in stock offering costs related to the current offering which were capitalized and will be deducted from the stock sale proceeds.  If the current offering is not completed within a reasonable time frame, the stock offering costs will be charged to expense.

Prior to the adoption of the Plan, the Company pursued but terminated a previous stock offering due to unfavorable market conditions.  The Company incurred $675,000 in stock offering costs related to this terminated offering which were expensed in 2008.

(continued)

SUNSHINE SAVINGS MHC AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15)	Adoption of Plan of Reorganization and Stock Issuance, Continued

The Plan provides for the establishment, upon the completion of the conversion, of a liquidation account by the Company for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the Holding Company’s ownership interest in the total shareholder’s equity of the stock holding company as of September 30, 2010.  The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying account.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of the Holding Company and the Bank.

All shares of common stock purchased in the offering by a director or an executive officer of the Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.  OTS regulations prohibit Sunshine Financial, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the OTS does not impose any repurchase restrictions.

OTS regulations impose various restrictions on the ability of savings institutions, including the Bank, to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.  The Bank must file a notice or application with the OTS before making any capital distribution.  The Bank generally may make capital distributions during any calendar year in an amount up to 100% of net earnings for the year-to-date plus retained net earnings for the two preceding years, so long as it is well-capitalized after the distribution.  If the Bank, however, proposes to make a capital distribution when it does not meet its capital requirements (or will not following the proposed capital distribution) or that will exceed these net income-based limitations, it must obtain OTS approval prior to making such distribution.  The OTS may always object to any distribution based on safety and soundness concerns.  Additional restrictions on the Bank dividends may apply if the bank fails any OTS test.  Dividends from the stock holding company may depend, in part, upon its receipt of dividends from the Bank.  No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.

You should rely only on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of Sunshine Savings Bank or Sunshine Financial may change after the date of this prospectus; delivery of this document and the sales of shares made hereunder does not mean otherwise.

[LOGO FOR HOLDING COMPANY]

SUNSHINE FINANCIAL, INC.

(Proposed Holding Company for Sunshine Savings Bank)

1,207,500 SHARES OF COMMON STOCK
(Subject to increase to up to 1,388,625 shares)

PROSPECTUS

Keefe, Bruyette & Woods

February 11, 2011

Dealer Prospectus Delivery Obligation

Until the later of May 12, 2011 or 90 days after the commencement of the public offering, if any, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.